    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ANACOMP, INC.
             (Exact name of registrant as specified in its charter)

                INDIANA                                     3577                                   35-1144230
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                            12365 CROSTHWAITE CIRCLE
                            POWAY, CALIFORNIA 92064
                                 (619) 679-9797
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             GEORGE C. GASKIN, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                            AND ASSISTANT SECRETARY
                            12365 CROSTHWAITE CIRCLE
                            POWAY, CALIFORNIA 92064
                                 (619) 679-9797
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             MICHAEL C. RYAN, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6177

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM
             TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED           PER NOTE        OFFERING PRICE+     REGISTRATION FEE
10 7/8% Series D Senior Subordinated Notes due
  2004...........................................     $135,000,000            100%            $135,000,000          $39,825

+ Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                     [LOGO]
OFFER TO EXCHANGE ITS 10 7/8% SERIES D SENIOR SUBORDINATED NOTES DUE 2004, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY
   AND ALL OF ITS     OUTSTANDING 10 7/8% SERIES C SENIOR SUBORDINATED
                                 NOTES DUE 2004
                              --------------------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                , 1998, UNLESS EXTENDED.

    Anacomp, Inc., an Indiana corporation ("Anacomp" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer'), to exchange its 10 7/8% Series D Senior Subordinated Notes due 2004 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 10 7/8% Series C Senior Subordinated Notes due 2004 (the "Old Notes"), of which $135 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    On June 18, 1998, the Company consummated the offering of the Old Notes (the "Old Notes Offering") and used the net proceeds therefrom, along with available cash, to fund the Company's acquisition (the "Acquisition") of assets constituting substantially all of the business and operations (the "First Image Businesses") of First Image Management Company ("First Image"), a division of First Financial Management Corporation ("FFMC"), a wholly-owned subsidiary of First Data Corporation ("FDC"), and substantially all the ongoing liabilities of the First Image Businesses, pursuant to an Asset Purchase Agreement, dated as of May 5, 1998 (the "First Image Asset Purchase Agreement"), among the Company, FFMC and FDC. See "The Acquisition and Related Dispositions."

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
                 , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

    The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same indenture, dated as of June 18, 1998 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

    The Exchange Notes will bear interest from June 18, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

    Interest on the Exchange Notes will be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1998. The Exchange Notes will mature on April 1, 2004. Except as described below, the Company may not redeem the Exchange Notes prior to April 1, 2000. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at any time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to April 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Exchange Notes with the cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 110.875% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after each such redemption. Notwithstanding the foregoing, the Company may not make any optional redemption of the Exchange Notes unless it contemporaneously makes a pro rata redemption of the Existing Notes (as defined). The Exchange Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Optional Redemption" and "--Change of Control."

    The Exchange Notes will be unsecured obligations of the Company and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. The Exchange Notes will rank PARI PASSU with any existing and future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated Obligations (as defined) of the Company. As of June 30, 1998, on a pro forma basis after giving effect to the Dispositions (as defined), the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been approximately $8.9 million (excluding unused commitments of $70.7 million under the New Revolving Credit Facility (as defined)) and the amount of Senior Subordinated Indebtedness other than the Old Notes would have been approximately $196.9 million (net of $3.1 million unamortized discount). See "Description of Notes."

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or quotation system. There can be no assurance that an active public market for the Exchange Notes will develop.
                       ----------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's website (http://www.sec.gov).

    The principal executive offices of the Company are located at 12365 Crosthwaite Circle, Poway, California 92064, telephone number: (619) 679-9797.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents are incorporated in this Prospectus by reference and made a part hereof:

    (1) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997;

    (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

    (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998; and

    (4) The Company's Form 8-K filed on June 24, 1998 as amended by Form 8-K/A filed on August 12, 1998;

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to 90 days after the consummation of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Prospectus.

    The Company will provide, without charge and upon oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents that have been incorporated by reference in this Prospectus (other than exhibits to such documents). Requests for such documents should be directed to the Company's General Counsel at the Company's principal executive offices.

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends; industry capacity; competition; raw material costs and availability; currency fluctuations; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE INVESTING IN THE EXCHANGE NOTES AND SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS." THE COMPANY'S FISCAL YEAR ENDS SEPTEMBER 30, AND THUS, FOR EXAMPLE, "FISCAL 1997" REFERS TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1997. THE TERMS "COMPANY" AND "ANACOMP" REFER TO ANACOMP, INC. AND ITS SUBSIDIARIES. SEE "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" FOR A DESCRIPTION OF THE TRANSACTIONS GIVEN EFFECT BY, AND THE ASSUMPTIONS REFLECTED IN, THE FINANCIAL INFORMATION DESIGNATED AS "PRO FORMA." IN ADDITION, REFERENCES TO PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED SEPTEMBER 30, 1997 COMBINE ANACOMP'S RESULTS FOR SUCH PERIOD AND THE IAS BUSINESS'S (AS DEFINED) RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997.

                                  THE COMPANY

GENERAL

    Anacomp is a leading provider of document management services and products to approximately 17,000 customers (including the IAS Business) in more than 65 countries. The Company offers a broad range of document management solutions for the storage and distribution of, and access to, computer-generated documents utilizing micrographics, magnetic media and, to an increasing extent, digital technologies. The Company's pro forma revenues and EBITDA (as defined) were $571.5 million and $115.9 million, respectively, for the year ended September 30, 1997 and $428.3 million and $77.6 million, respectively, for the nine months ended June 30, 1998.

    The Company has built a strong reputation as the world's leading full-service provider of micrographics systems, services and supplies. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. Traditionally, micrographics has provided one of the most cost-effective means of document storage and retrieval for information-intensive organizations such as banks, insurance companies, brokerage firms, healthcare providers and government agencies. The Company is a worldwide leader in Computer Output Microfilm ("COM"), the largest component of micrographics, which consists of the high-speed conversion of computer-generated documents directly from a computer or magnetic tape to microfilm or microfiche. The Company is a leading manufacturer of COM systems, as well as a leading provider of COM services for customers that outsource their services.

    In order to reduce costs and improve capabilities, organizations are increasingly seeking outsource alternatives to meet their information processing and management needs. The Company believes that it is uniquely positioned to leverage its significant base of loyal, long-term customers to take advantage of the trends toward outsourcing and the increasing use of new technologies in the industry. Anacomp believes it can take advantage of this trend by increasing its customer base through strategic acquisitions and by offering a broader range of services and products utilizing new technologies to complement its traditional micrographics business.

    On June 18, 1998, the Company acquired the First Image Businesses, the primary component of which is First Image's image access services, primarily COM and Compact Disc ("CD") services (the "IAS Business"). The Company disposed of the remaining components of the First Image Businesses, which are the DPDS Business (as defined) and the DAS Business (as defined). On August 10, 1998, the Company consummated the sale of the DAS Business to ACS Shared Services, Inc. ("ACS"), a wholly owned subsidiary of Affiliated Computer Services, Inc., effective as of July 1, 1998. On July 31, 1998, the Company consummated the sale of the DPDS Business to AccuDocs LLC ("AccuDocs") (formerly known as Southern Micrographix Company LLC). For the year ended December 31, 1997, the IAS Business revenues and EBITDA were $124.3 million and $32.2 million, respectively. Based on the net cash purchase price (excluding working capital adjustments) of the IAS Business of $105 million (net of $45 million of proceeds from the Dispositions), the effective purchase price multiple for the IAS Business is 3.3 times the EBITDA contribution of the IAS Business for the twelve months ended December 31, 1997. The Company believes the Acquisition of the IAS Business will strengthen its outsource services business, increase its already significant customer base, and enhance revenues and profitability through cross-selling opportunities and cost savings associated with consolidating the businesses. See "The Acquisition and Related Dispositions."

    In recent years the Company has increased the breadth of its services and products by incorporating certain new technologies being utilized in the document management industry. The Company has established itself as a leading global provider of CD outsource services through the growth of its ALVA CD ("ALVA") services and through the Company's acquisition in 1997 of Data/Ware Development, Inc. ("Data/Ware"), a leading manufacturer and supplier of CD systems for document management applications. ALVA services are offered from a majority of the Company's service centers throughout the world, and this new business has enjoyed annual revenue growth exceeding 100% for each of the past two years. The Company also has recently introduced Computer Output for the Inter/Intranet ("COFI"), which provides customers with immediate access to computer-generated documents using standard Internet browsers. In addition, Anacomp has recently introduced enterprise document management products developed and marketed with New Dimension Software, Ltd. ("NDS"), a premier provider of integrated systems and document management software technology.

    The Company has an extensive installed base of COM systems located at end-user operations, which together with the Company's strong customer relationships provide the Company with what management believes to be a high-margin, recurring revenue stream from COM systems maintenance and related supplies. In addition, the Company is the leading provider of half-inch computer tape (magnetic media) products for large-scale computing systems, with manufacturing plants in the United States and in Europe.

    The common stock of the Company is listed on the Nasdaq National Market under the symbol "ANCO." As of August 14, 1998, the market capitalization of the Company was approximately $232.8 million, based on a closing price for the common stock of $16.375 per share.

DOCUMENT MANAGEMENT INDUSTRY

    The document management industry, which the Company believes to be in excess of $8 billion worldwide, provides services and products utilized in the storage and distribution of, and access to, computer-generated documents and various forms of document images. Users of these services and products must balance the ease of accessibility to information contained in these documents with the cost of storing and accessing that information.

    This balancing, as reflected in the Company's business strategy, adheres to a paradigm known as the Information Delivery Life Cycle, which describes the relationship between the age of information contained in a document, the frequency and speed of its access, and the type of media upon which the document is stored. In general, as the document ages, customer requirements for frequency of access and speed of delivery decline. To achieve the greatest degree of cost-effectiveness and efficiency, organizations migrate their documents across several different delivery systems over the life of the document.

    Historically, document management (storage, distribution and access) was dominated by micrographics services and products, a segment in which Anacomp has achieved a sustained leading market position. Recent advances in digital technologies, which provide more rapid access but at a higher cost, have provided customers with information management alternatives to micrographics. Over the next several years, the Company believes that micrographics technology will continue to retain certain cost and functional advantages over alternative storage media, which should keep micrographics competitive in a wide range of applications. Over the longer term, however, the Company believes that micrographics technology will be viewed predominately as a reliable and cost-effective method for long-term document archival.

    Companies are increasingly faced with the competing challenges of reducing the costs, while improving the capabilities, of their information processing and management operations. Moreover, these challenges are being faced at a time when technology is advancing rapidly, which greatly increases the complexity of selecting and implementing the appropriate solutions. As a result, organizations increasingly are seeking outsourcing alternatives to reduce their overall cost and eliminate the complexity associated with constantly changing technology choices and implementation requirements.

    The Company's business strategy is to capitalize on these industry trends by leveraging its market position and competitive strengths to provide new services and products while maintaining its leading position in the COM segments of the market.

COMPETITIVE STRENGTHS

LONG-TERM CUSTOMER RELATIONSHIPS

    The Company has developed long-term relationships (in excess of five years) with many of its customers. Among the Company's current long-term customers are Aetna Inc., AT&T Corp., Automatic Data Processing, Inc., BankAmerica Corp., Banc One Corp., Citicorp, Deutsche Bank AG, Electronic Data Systems, FMR Corp., General Electric Company, International Business Machines Corp. ("IBM") and Travelers Group, Inc. No single customer accounted for 10% or more of the Company's revenues in fiscal 1997. The Company believes that it has developed this long-term customer base by consistently meeting or exceeding customer document and information management needs and expectations. The Company manages these customer relationships through its worldwide sales force of approximately 200 individuals and through its extensive distributor networks.

LEADING MARKET POSITION

    The Company is a leader in certain businesses within the document management industry, including COM systems, COM maintenance and supplies, COM services, certain half-inch magnetic media products and digital-based compact-disc-recordable ("CD-R") document management services and products. The Company's market position and customer base provide the necessary platform to grow these businesses and to introduce new and complementary document management services and products.

UNDERSTANDING OF CUSTOMERS' DOCUMENT MANAGEMENT REQUIREMENTS

    Through its long-term customer relationships, Anacomp has developed an understanding of its customers' unique document management requirements as well as the particular document management requirements in its customers' industries. This understanding has enabled the Company to recognize and meet the changing needs of its customers. In addition, the Company believes that because of this understanding, its customers trust Anacomp to properly and securely process and manage their critical documents and information.

BROAD RANGE OF SERVICES AND PRODUCTS

    In the last two years, the Company has introduced new services and products designed to further broaden its offerings across the entire Information Delivery Life Cycle. In addition to enhancing its traditional COM services and products, the Company has become a leading provider of document management CD solutions through the development of its ALVA services and through the acquisition of Data/Ware and its CD systems business line. The Company is also introducing complementary services related to its existing offerings, including COFI outsource services, document management consulting services, enterprise-scale electronic delivery software products in partnership with NDS, and new magnetic media products and related outsource services and equipment.

FIRST IMAGE ACQUISITION

    The Company believes the Acquisition of the IAS Business will strengthen its outsource services business, increase its already significant customer base, and enhance revenues and profitability through cross-selling opportunities and cost savings associated with consolidating the businesses. The addition of the IAS Business will increase the Company's production capacity and expand the geographic coverage of its services. The Company believes it will be able to capitalize on cross-selling opportunities by leveraging the additional customer base with new service and product offerings.

EXPERIENCED MANAGEMENT TEAM

    The Company's management team has an average of 17 years of experience in the information technology, document management and related industries and is committed to executing the Company's business strategy. The Company continues to recruit managers and other professionals from other successful companies and to promote from within when appropriate.

BUSINESS STRATEGY

    The Company has developed a strategic plan entitled "Strategy 2000." Strategy 2000 was developed over a six-month period concluding in November 1997. The planning process included over 30 individuals from the Company, including senior management and marketing, sales, technical and operations personnel worldwide. Strategy 2000 sets forth the following four key strategies for the
Company:

PROVIDE CUSTOMERS WITH SOLUTIONS TO THEIR DOCUMENT MANAGEMENT REQUIREMENTS

    Anacomp has a large long-term customer base with diverse document management requirements, and Anacomp desires to be the provider of choice for all of these requirements. By understanding the document management requirements of and working closely with its customers, Anacomp constantly identifies additional services and products it can offer to its customers. The Company intends to continue to broaden its range of services and products as it endeavors to capture all of its customers' business for all the document management services and products that its customers require.

INCREASE MARKET POSITION AND PROFITABILITY IN TRADITIONAL BUSINESSES

    The Company has established leading positions in certain segments of the document management industry with its traditional businesses (COM and magnetic media). Although these segments and businesses are mature, Anacomp believes that there remain opportunities to increase its market position in these segments and increase the contribution of these businesses to the Company's net sales and EBITDA. The Company will seek to increase its market position through strategic acquisitions and by leveraging its customer base for its other services and products. In addition, Anacomp continually strives to leverage its existing infrastructure and make strategic investments to achieve incremental operating efficiencies that would lead to increased profitability.

DEVELOP A LEADING POSITION IN ELECTRONIC ARCHIVAL AND DELIVERY SOLUTIONS

    With the rapid evolution and acceptance of the Internet worldwide, the Company believes it is presented with an opportunity to develop a leading position in the emerging electronic archival (long-term storage) and document delivery (access) services and products segment. As the Internet emerges as a widely-accepted, standardized, low-cost medium for distribution of, and access to, documents and information, Anacomp will seek to leverage its extensive expertise and experience in document management to become a leading provider of a new generation of solutions utilizing this medium. The Company is pursuing these opportunities with initiatives such as its COFI offering and its offerings with NDS and is actively developing new offerings.

PURSUE STRATEGIC ACQUISITIONS

    The Company will continue to pursue strategic acquisitions to expand its current capabilities and offerings. All of Anacomp's acquisitions will be focused in one or more segments of the document management industry that will be designed to increase its position in current segments, add complementary services and products to its existing businesses, or add offerings in new businesses.

                    THE ACQUISITION AND RELATED DISPOSITIONS

    The Company acquired the First Image Businesses from FFMC pursuant to the First Image Asset Purchase Agreement. First Image is a division of FFMC that conducts the three First Image Businesses: (i) the IAS Business; (ii) document print and distribution services such as laser print and mail and demand publishing services (the "DPDS Business"); and (iii) document acquisition services such as outsourced health care and insurance claims entry and data capture services (the "DAS Business").

    Concurrently with the closing of the Old Notes Offering, the Company acquired substantially all of the assets used or held for use by First Image in connection with the First Image Businesses (except for certain excluded assets) and assumed substantially all the ongoing liabilities of the First Image Businesses (except for certain excluded liabilities). The cash purchase price (excluding working capital adjustments) for the First Image Businesses was $150 million.

    The portion of the cash purchase price (excluding working capital adjustments) of the First Image Businesses allocable to the IAS Business is $105 million (net of $45 million of proceeds from the Dispositions), which is 3.3 times the EBITDA contribution of the IAS Business for the twelve months ended December 31, 1997.

    The Acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of net assets acquired ("goodwill") approximates $100 million and is being amortized over a 15-year period on a straight-line basis. For tax purposes, goodwill will also be amortized over a 15-year period on a straight-line basis and a majority of such goodwill is expected to be deductible under current law.

    On August 10, 1998, the Company consummated the sale of the DAS Business to ACS, effective as of July 1, 1998. ACS acquired substantially all of the assets, and assumed substantially all of the liabilities, of the DAS Business at a purchase price of $21.5 million in cash subject to post-closing working capital adjustments (the "DAS Disposition").

    On July 31, 1998, the Company consummated the sale of the DPDS Business to AccuDocs. AccuDocs acquired substantially all of the assets, and assumed substantially all of the liabilities, of the DPDS Business at a purchase price of $23.5 million in cash subject to post-closing working capital adjustments (the "DPDS Disposition"). The Company and AccuDocs have agreed that AccuDocs will be the Company's exclusive vendor for print and mail services in the United States for an initial period of three years.

    The DPDS Disposition and the DAS Disposition are referred to collectively as the "Dispositions."

                              RECENT DEVELOPMENTS

    The Company has entered into a new $80 million senior secured revolving credit facility (the "New Revolving Credit Facility") to replace the Company's existing $80 million senior secured term loan and revolving credit facility (the "Senior Debt Refinancing"). The New Revolving Credit Facility is secured by substantially all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries and contains financial covenants and other restrictions on the Company. The Company believes that the New Revolving Credit Facility enables it to access working capital at more favorable interest rates while providing greater cash management flexibility through both the utilization of excess cash balances and the elimination of mandatory repayments prior to maturity. See "Description of the New Revolving Credit Facility."

    On January 21, 1998, the Company announced an agreement to develop and market enterprise document management products with NDS, a premier provider of integrated systems and document management software technology. This partnership combines NDS expertise in systems automation and document management across multiple operating systems and network platforms with Anacomp's strengths in high-volume document output and records management, indexing, storage and access.

    In fiscal 1998, the Company introduced its new COFI services. COFI provides immediate access to computer-generated documents using a standard Internet browser (Netscape or Microsoft Explorer) for COFI services customers. The indexed, viewable documents are stored on an Anacomp Web server or on the customer's internal (Intranet) Web server, providing internal or external customers with immediate access to information contained in these documents from their electronic desktop using standard Internet browser technology.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER................  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old
                                    Notes validly tendered pursuant to the Exchange Offer.
                                    As of the date hereof, $135 million in aggregate
                                    principal amount of Old Notes are outstanding. The
                                    Company will issue the Exchange Notes to tendering
                                    holders of Old Notes promptly after the Expiration Date.

RESALES...........................  Based on an interpretation by the staff of the
                                    Commission set forth in Morgan Stanley & Co.
                                    Incorporated, SEC No-Action Letter (available June 5,
                                    1991) (the "Morgan Stanley Letter"), Exxon Capital
                                    Holdings Corporation, SEC No-Action Letter (available
                                    May 13, 1988) (the "Exxon Capital Letter") and similar
                                    letters, the Company believes that Exchange Notes issued
                                    pursuant to the Exchange Offer in exchange for Old Notes
                                    may be offered for resale, resold and otherwise
                                    transferred by any person receiving such Exchange Notes,
                                    whether or not such person is the holder (other than any
                                    such holder or other person which is (i) a broker-dealer
                                    that receives Exchange Notes for its own account in
                                    exchange for Old Notes, where such Old Notes were
                                    acquired by such broker-dealer as a result of
                                    market-making or other trading activities, or (ii) an
                                    "affiliate" of the Company within the meaning of Rule
                                    405 under the Securities Act (collectively, "Restricted
                                    Holders")) without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act,
                                    provided that (a) such Exchange Notes are acquired in
                                    the ordinary course of business of such holder or other
                                    person (b) neither such holder nor such other person is
                                    engaged in or intends to engage in a distribution of
                                    such Exchange Notes and (c) neither such holder nor
                                    other person has any arrangement or understanding with
                                    any person to participate in the distribution of such
                                    Exchange Notes. If any person were to be participating
                                    in the Exchange Offer for the purposes of participating
                                    in a distribution of the Exchange Notes in a manner not
                                    permitted by the Commission's interpretation, such
                                    person (a) could not rely upon the Morgan Stanley
                                    Letter, the Exxon Capital Letter or similar letters and
                                    (b) must comply with the registration and prospectus
                                    delivery requirements of the Securities Act in
                                    connection with a secondary resale transaction. Each
                                    broker or dealer that receives Exchange Notes for its
                                    own account in exchange for Old Notes, where such Old
                                    Notes were acquired by such broker or dealer as a result
                                    of market-making or other activities, must acknowledge
                                    that it will deliver a Prospectus in connection with any
                                    sale of such Exchange Notes. See "Plan of Distribution."

EXPIRATION DATE...................  5:00 p.m., New York City time, on             , 1998,
                                    unless the Exchange Offer is extended, in which case the
                                    term

                                    "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

ACCRUED INTEREST ON THE EXCHANGE
  NOTES AND OLD NOTES.............  The Exchange Notes will bear interest from June 18,
                                    1998. Holders of Old Notes whose Old Notes are accepted
                                    for exchange will be deemed to have waived the right to
                                    receive any payment in respect of interest on such Old
                                    Notes accrued to the date of issuance of the Exchange
                                    Notes.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in
                                    general to proceedings which have been instituted or
                                    laws which have been adopted that might impair the
                                    ability of the Company to proceed with the Exchange
                                    Offer. As of the date of this Prospectus, none of these
                                    events had occurred, and the Company believes their
                                    occurrence to be unlikely. If any such conditions exist
                                    prior to the Expiration Date, the Company may (a) refuse
                                    to accept any Old Notes and return all previously
                                    tendered Old Notes, (b) extend the Exchange Offer or (c)
                                    waive such conditions. See "The Exchange
                                    Offer--Conditions."

PROCEDURES FOR TENDERING OLD
  NOTES...........................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with the Old Notes to be exchanged
                                    and any other required documentation to the Exchange
                                    Agent (as defined) at the address set forth herein and
                                    therein. Tendered Old Notes, the Letter of Transmittal
                                    and accompanying documents must be received by the
                                    Exchange Agent by 5:00 p.m. New York City time, on the
                                    Expiration Date. See "The Exchange Offer--Procedures for
                                    Tendering." By executing the Letter of Transmittal, each
                                    holder will represent to the Company that, among other
                                    things, the Exchange Notes acquired pursuant to the
                                    Exchange Offer are being obtained in the ordinary course
                                    of business of the person receiving such Exchange Notes,
                                    whether or not such person is the holder, that neither
                                    the holder nor any such other person is engaged in or
                                    intends to engage in a distribution of the Exchange
                                    Notes or has an arrangement or understanding with any
                                    person to participate in the distribution of such
                                    Exchange Notes, and that neither the holder nor any such
                                    other person is an "affiliate," as defined under Rule
                                    405 of the Securities Act, of the Company.

SPECIAL PROCEDURES FOR BENEFICIAL
  HOLDERS.........................  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender in the
                                    Exchange Offer should contact such registered holder
                                    promptly and instruct such registered holder to tender
                                    on his behalf. If such beneficial holder wishes to
                                    tender on his own behalf, such beneficial holder must,
                                    prior to completing and executing the Letter of

                                    Transmittal and delivering his Old Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Old Notes in such holder's name or obtain a properly
                                    completed bond power from the registered holder. The
                                    transfer of record ownership may take considerable time.
                                    See "The Exchange Offer--Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes and a properly completed
                                    Letter of Transmittal or any other documents required by
                                    the Letter of Transmittal to the Exchange Agent prior to
                                    the Expiration Date may tender their Old Notes according
                                    to the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE NOTES......  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly
                                    tendered in the Exchange Offer prior to 5:00 p.m., New
                                    York City time, on the Expiration Date. The Exchange
                                    Notes issued pursuant to the Exchange Offer will be
                                    delivered promptly after the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer."

CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS..................  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for
                                    federal income tax purposes. A holder's holding period
                                    for Exchange Notes will include the holding period for
                                    Old Notes. For a discussion summarizing certain U.S.
                                    federal income tax consequences to holders of the
                                    Exchange Notes, see "Certain U.S. Federal Income Tax
                                    Considerations."

EXCHANGE AGENT....................  IBJ Schroder Bank & Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the
                                    Exchange Offer. The mailing address of the Exchange
                                    Agent is IBJ Schroder Bank & Trust Company, P.O. Box 84,
                                    Bowling Green Station, New York, New York, 10274-0084,
                                    Attention: Reorganization Operations Department.
                                    Deliveries by hand or overnight courier should be
                                    addressed to IBJ Schroder Bank & Trust Company, One
                                    State Street, Securities Processing Window SC-1, New
                                    York, New York 10004. The Exchange Agent's telephone
                                    number is (212) 858-2657 and facsimile number is (212)
                                    858-2611.

USE OF PROCEEDS...................  The Company will not receive any proceeds from the
                                    Exchange Offer. See "Use of Proceeds." The Company has
                                    agreed to bear the expenses of the Exchange Offer
                                    pursuant to the Registration Rights Agreement (as
                                    defined). No underwriter is being used in connection
                                    with the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $135 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "Description of Notes."

                           COMPARISON WITH OLD NOTES

FREELY TRANSFERABLE...............  The Exchange Notes will be freely transferable under the
                                    Securities Act by holders who are not Restricted
                                    Holders. Restricted Holders are restricted from
                                    transferring the Exchange Notes without compliance with
                                    the registration and prospectus delivery requirements of
                                    the Securities Act. The Exchange Notes will be identical
                                    in all material respects (including interest rate,
                                    maturity and restrictive covenants) to the Old Notes,
                                    with the exception that the Exchange Notes will be
                                    registered under the Securities Act. See "The Exchange
                                    Offer--Terms of the Exchange Offer."

REGISTRATION RIGHTS...............  The holders of Old Notes currently are entitled to certain registration rights pursuant to the Exchange and
                                    Registration Rights Agreement, dated June 18, 1998 (the
                                    "Registration Rights Agreement"), between the Company
                                    and NatWest Capital Markets Limited, the initial
                                    purchaser of the Old Notes ("NatWest"), including the
                                    right to cause the Company to register the Old Notes
                                    under the Securities Act if the Exchange Offer is not
                                    consummated prior to the Exchange Offer Termination Date
                                    (as defined). See "The Exchange Offer-- Conditions."
                                    However, pursuant to the Registration Rights Agreement,
                                    such registration rights will expire upon consummation
                                    of the Exchange Offer. Accordingly, holders of Old Notes
                                    who do not exchange their Old Notes for Exchange Notes
                                    in the Exchange Offer will not be able to reoffer,
                                    resell or otherwise dispose of their Old Notes unless
                                    such Old Notes are subsequently registered under the
                                    Securities Act or unless an exemption from the
                                    registration requirements of the Securities Act is
                                    available.

                          TERMS OF THE EXCHANGE NOTES

MATURITY DATE.....................  April 1, 2004.

INTEREST PAYMENT DATES............  April 1 and October 1, commencing October 1, 1998.

OPTIONAL REDEMPTION...............  Except as described below and under "--Change of
                                    Control," the Company may not redeem the Exchange Notes
                                    prior to April 1, 2000. On or after such date, the
                                    Company may redeem

                                    the Exchange Notes, in whole or in part, at any time, at
                                    the redemption prices set forth herein, together with
                                    accrued and unpaid interest, if any, to the date of
                                    redemption. In addition, at any time and from time to
                                    time on or prior to April 1, 2000, the Company may,
                                    subject to certain requirements, redeem up to 35% of the
                                    aggregate principal amount of the Exchange Notes with
                                    the cash proceeds of one or more Public Equity Offerings
                                    at a redemption price equal to 110.875% of the principal
                                    amount to be redeemed, together with accrued and unpaid
                                    interest, if any, to the date of redemption, provided
                                    that at least 65% of the aggregate principal amount of
                                    the Exchange Notes issued under the Indenture remains
                                    outstanding immediately after each such redemption.
                                    Notwithstanding the foregoing, the Company may not make
                                    any optional redemption of the Exchange Notes unless
                                    contemporaneously with such optional redemption it
                                    redeems Existing Notes the aggregate principal amount of
                                    which bears the same relationship to the aggregate
                                    principal amount of the Existing Notes outstanding
                                    immediately prior to such optional redemption as the
                                    aggregate principal amount of the Exchange Notes being
                                    redeemed bears to the aggregate principal amount of the
                                    Exchange Notes outstanding immediately prior to such
                                    optional redemption. See "Description of Notes--Optional
                                    Redemption."

RANKING AND SUBORDINATION.........  The Exchange Notes will be unsecured obligations of the
                                    Company and will be subordinated to all existing and
                                    future Senior Indebtedness of the Company and will be
                                    effectively subordinated to all obligations of any
                                    subsidiaries of the Company as may exist from time to
                                    time. The Exchange Notes will rank PARI PASSU with any
                                    existing and future senior subordinated indebtedness of
                                    the Company and will rank senior to all other
                                    Subordinated Obligations of the Company. As of June 30,
                                    1998, on a pro forma basis, the aggregate principal
                                    amount of the Company's outstanding Senior Indebtedness
                                    would have been approximately $8.9 million (excluding
                                    unused commitments of $70.7 million under the New
                                    Revolving Credit Facility) and the amount of Senior
                                    Subordinated Indebtedness other than the Old Notes would
                                    have been approximately $196.9 million (net of $3.1
                                    million unamortized discount). See "Description of
                                    Notes--Ranking" and "--Subordination."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the
                                    Exchange Notes at a price of 101% of the principal
                                    amount thereof, together with accrued and unpaid
                                    interest, if any, to the date of repurchase. See
                                    "Description of Notes--Change of Control."

CERTAIN COVENANTS.................  The Indenture contains certain covenants, including, without limitation, covenants with respect to the
                                    following matters, (a) limitation on indebtedness, (b)
                                    limitation on restricted payments, (c) limitation on
                                    restrictions on distributions from restricted
                                    subsidiaries, (d) limitation on sale of assets and

                                    restricted subsidiary stock, (e) limitation on
                                    transactions with affiliates, (f) limitation on liens,
                                    (g) limitation on sale/leaseback transactions, (h)
                                    limitation on issuance and sale of capital stock of
                                    restricted subsidiaries and (i) limitation on mergers,
                                    consolidations or sales of all or substantially all of
                                    the Company's assets. See "Description of Notes--Certain
                                    Covenants" and "--Limitation on Merger, Consolidation or
                                    Sale of Assets."

                                  RISK FACTORS

    Prospective purchasers of the Exchange Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table summarizes selected consolidated historical operating and financial data of the Company for the fiscal years ended September 30, 1995, 1996 and 1997, which were derived, except as otherwise noted, from the consolidated financial statements of the Predecessor Company (as defined) and the Reorganized Company (as defined) audited by Arthur Andersen LLP, and selected unaudited consolidated historical operating, financial and balance sheet data as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998, which were derived from unaudited interim condensed consolidated financial statements of the Reorganized Company, and, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations for the unaudited interim periods. The following should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related notes thereto, included elsewhere herein.

                                                 YEAR ENDED SEPTEMBER 30,                   NINE MONTHS ENDED JUNE 30,
                                     ------------------------------------------------  -------------------------------------
                                      1995(1)   1996(1)(2)                                1997
                                     ---------  -----------                            -----------
                                                                       1997                                   1998
                                                             ------------------------               ------------------------
                                                                              PRO                                    PRO
                                                             HISTORICAL   FORMA(3)(4)               HISTORICAL   FORMA(3)(4)
                                                             -----------  -----------               -----------  -----------
                                                                          (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

                                                                     (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues...........................  $ 591,189   $ 486,140    $ 462,510    $ 571,453    $ 345,014    $ 356,428    $ 428,283
Cost of sales and services.........    417,335     331,122      304,514      367,880      227,017      236,507      278,425
Selling, general and
  administrative(5)................    132,459      93,514       90,731      120,922       66,051       80,864       96,639
Amortization of reorganization
  asset............................         --      25,663       75,780       75,780       56,937       56,235       56,235
Special and restructuring
  charges(6).......................    169,584          --           --           --           --        8,494        8,494
                                     ---------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)............   (128,189)     35,841       (8,515)       6,871       (4,991)     (25,672)     (11,510)
Interest expense(7)................     70,938      39,629       35,896       41,789       27,974       24,440       31,220
Reorganization items(8)............         --      92,839           --           --           --           --           --
Net income (loss)(9)...............  $(238,326)  $ 142,961    $ (67,811)   $ (46,000)   $ (53,997)   $ (54,829)   $ (47,648)

OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges
  (10).............................        N/A         N/A          N/A          N/A          N/A          N/A          N/A

                                                                                                  JUNE 30, 1998
                                                                                              ---------------------
                                                                                                   (UNAUDITED)

                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents(11)...............................................................        $  15,739
Reorganization value in excess of identifiable assets(12)...................................          107,621
Excess of purchase price over net assets of businesses acquired and other intangibles,
  net.......................................................................................          122,356
Total assets................................................................................          475,719
Total current liabilities(13)...............................................................          118,319
Total debt(14)..............................................................................          393,881
Stockholders' equity (deficit)..............................................................        $ (37,414)

                                      (FOOTNOTES COMMENCE ON THE FOLLOWING PAGE)

(1) Although the Company's Third Amended Joint Plan of Reorganization (the "Plan of Reorganization") was consummated on June 4, 1996, the effective date of the consummation of the Plan of Reorganization for financial reporting purposes is considered to be the close of business on May 31, 1996. The Company has accounted for the restructuring using the principles of "fresh start" reporting as required by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to such principles, in general, the Company's assets and liabilities were revalued. Therefore, due to the restructuring and implementation of fresh start reporting, the consolidated financial statements for the "Reorganized Company" (starting May 31, 1996) are not comparable to those of the "Predecessor Company" (prior to May 31, 1996).

(2) Results reflect the combination of historical results for the eight months ended May 31, 1996 for the Predecessor Company and for the four months ended September 30, 1996 for the Reorganized Company, and thus, this information, as presented, does not comply with U.S. generally accepted accounting principles ("GAAP") applicable to companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

(3) The pro forma data give effect to the Old Notes Offering, and the application of the net proceeds therefrom, the Acquisition, the Dispositions, the Senior Debt Refinancing and the Prior Refinancings (as defined) as if they had occurred at the beginning of the applicable statement of operations periods.

(4) Pro forma 1997 operating data includes results for Anacomp's fiscal year ended September 30, 1997 and for the IAS Business's fiscal year ended December 31, 1997. Pro forma 1998 operating data includes results for Anacomp's nine months ended June 30, 1998 and the IAS Business for the eight months ended May 31, 1998. The results for the IAS Business for the one month ended June 30, 1998 were included in Anacomp's historical operating results for the nine months ended June 30, 1998.

(5) Includes amortization of intangible assets.

(6) For the year ended September 30, 1995, special and restructuring charges include special charges of $136.9 million that represent a $108 million write-off of goodwill and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million. Includes restructuring charges of $8.5 million for the nine months ended June 30, 1998.

(7) Reflects interest expense, including debt discount and fee amortization and debt premium accretion.

(8) Includes income and expenses resulting from the Plan of Reorganization and adoption of fresh start accounting, including a write-off of deferred debt issue costs and discounts of $17.6 million, adjustments of assets and liabilities to fair market value of $124.9 million, financial restructuring costs of $14.9 million and interest earned on accumulated cash of $431,000.

(9) Includes an extraordinary gain, net of taxes, resulting from the discharge of indebtedness of $52.4 million for the year ended September 30, 1996. Includes an extraordinary loss, net of taxes, resulting from extinguishment of debt, of $11.0 million, $11.7 million and $1.9 million for the fiscal year ended September 30, 1997 and the nine months ended June 30, 1997 and 1998, respectively. These extraordinary items have been excluded from the pro forma amounts.

(10) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and premium and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the years ended September 30, 1995 and 1997, the pro forma year ended September 30, 1997, the nine months ended June 30, 1997 and 1998, and the pro forma nine months ended June 30, 1998, income (loss) before income taxes and extraordinary items was inadequate to cover fixed charges. The amount of coverage deficiency was $203.3 million, $41.4 million, $22.6 million, $30.9 million, $49.2 million and $39.8 million, respectively. For the year ended September 30, 1996, this ratio may not be meaningful due to the gains recorded associated with the adoption of fresh start accounting and discharge of indebtedness.

(11) Includes $4.3 million of restricted cash.

(12) For fresh start reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets is reported as "Reorganization value in excess of identifiable assets." This asset is being amortized over a 3.5 year period beginning May 31, 1996.

(13) Total current liabilities exclude current portion of long-term debt.

(14) Total debt includes current portion of long-term debt and unaccreted debt premium, net of unamortized debt discount.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION SET FORTH BELOW, TOGETHER WITH THE INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

SUBSTANTIAL LEVERAGE

    The Company has significant debt service obligations. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control. As of June 30, 1998, the Company and its consolidated subsidiaries had an aggregate of $393.9 million of outstanding indebtedness. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Capitalization" and "Description of Notes."

    The Company's high degree of leverage could have important consequences to the holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain of the Company's borrowings are at variable rates of interest (including the New Revolving Credit Facility), which expose the Company to the risk of increased interest rates; (iv) the New Revolving Credit Facility is secured and matures prior to the maturity of the Exchange Notes; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of the New Revolving Credit Facility" and "Description of Notes."

ABILITY TO SERVICE DEBT

    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the New Revolving Credit Facility bears interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the New Revolving Credit Facility."

    The ability of the Company to service its indebtedness will be dependent upon the future performance of the Company. In addition, the Company believes that its ability to repay portions of its long-term indebtedness (including the Notes) will be dependent on the ability of the Company to refinance its indebtedness. The future performance of the Company and the ability to refinance indebtedness each will be subject to general economic and market conditions and to financial, competitive, business and other factors, including factors beyond the Company's control.

ADVERSE EFFECT OF GROWTH OF ALTERNATE TECHNOLOGIES

    Revenues for the Company's micrographics services and products, including COM service revenues, COM system revenues, maintenance service revenues and micrographics supplies revenues, have been adversely affected for each of the past five fiscal years (see "--Declines in Revenues and Profits") and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. COM revenues represented 74% of the Company's fiscal 1997 revenues and approximately 73% of revenues for the first nine months of fiscal 1998, and are expected to remain the Company's primary source of revenues for the foreseeable future.

    The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including the Company's XFP 2000 COM system) and the utilization of micrographics service centers while evaluating the abilities of digital and other technologies.

    The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many Company customers changing their use of micrographics from document storage, distribution and access to primarily archival use. The Company believes this is at least part of the reason for the declines in recent years in both sales and prices of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing document management industry also has resulted in price competition in certain of the Company's businesses, particularly COM services.

    Therefore, the Company has been and expects to continue to be impacted adversely by the decline in the demand for COM services, the high fixed costs and declining market for COM systems and the attendant reduction in supplies. The Company's revenues for maintenance of COM systems have declined in part because of efficiencies associated with the Company's XFP 2000 COM systems, but are expected to continue to decline as a result of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micrographics segment of the document management industry. To the extent consolidation in the micrographics segment has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the segment, such as competition from alternate technologies described above, may accelerate.

SUBORDINATION; ASSET ENCUMBRANCES

    The Notes are unsecured senior subordinated obligations of the Company and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness, including the principal of (and premium, if any) and interest on and all other amounts due on or payable under the New Revolving Credit Facility. As of June 30, 1998, approximately $53.9 million of Senior Indebtedness was outstanding, and the Company had availability of $24.7 million under the New Revolving Credit Facility. The Company can also incur additional Senior Indebtedness under the terms of the Indenture. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of such Senior Indebtedness and any other creditors who are holders of Senior Indebtedness and creditors of subsidiaries must be paid in full before the holders of the Exchange Notes may be paid. In addition, the holders of any of the Company's senior subordinated indebtedness outstanding on or before the Issue Date, as well as any future senior subordinated indebtedness, would be entitled to share ratably with the holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the Exchange Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest on the Exchange Notes if a payment default exists with respect to Senior Indebtedness and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest, on the Exchange Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Indebtedness. In addition, the Indenture permits subsidiaries of the Company to incur debt provided certain conditions are met. See "Description of Notes."

    The Company has granted the lenders under the New Revolving Credit Facility security interests in 65% of the outstanding shares of capital stock of the Company's material foreign subsidiaries. There is no grant of a security interest in the assets of such subsidiaries. The Company also is contractually obligated to grant a security interest in the assets of and in 65% of the outstanding shares of capital stock of any future foreign subsidiaries. In the event of a default on secured indebtedness, whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise, the parties granted such security interests will have a prior secured claim on the capital stock of such subsidiaries and the assets of the Company. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected. See "Description of the New Revolving Credit Facility."

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company, in the event of a Change of Control in respect of which it has not elected to redeem the notes, to repurchase any Exchange Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof, plus accrued interest to the Change of Control repurchase date. See "Description of Notes--Change of Control."

    There can be no assurance that the Company will have funds available to redeem or repurchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration of the New Revolving Credit Facility and other Senior Indebtedness, if any, of the Company, in which case the Senior Indebtedness would be required to be repaid in full before redemption or repurchase of the Notes. See "Description of Notes--Change of Control" and "Description of the New Revolving Credit Facility." The inability to repay such Senior Indebtedness, if accelerated, or to redeem or repurchase all of the Notes upon the occurrence of a Change in Control would constitute an event of default under the Indenture.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture and the indenture (the "Existing Indenture") related to the 10 7/8% Senior Subordinated Notes due 2004, Series B (the "Existing Notes") restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Revolving Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Exchange Notes). See "Description of Notes--Certain Covenants" and "Description of the New Revolving Credit Facility." The New Revolving Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Revolving Credit Facility, the Indenture and/or the Existing Indenture. Upon the occurrence of an event of default under the New Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under the New Revolving Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Revolving Credit Facility accelerate the payment of the indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the New Revolving Credit Facility."

DECLINES IN REVENUES

    As a result of the rapidly changing nature of the document management industry, the Company has experienced declining or flat revenues in each of the last five fiscal years. Revenues for fiscal 1997 decreased $23.6 million from fiscal 1996, which was due to the discontinuance and downsizing of selected business lines and the expected general downward trend in both the micrographics supplies and magnetics business lines. For further discussion by business line of recent trends in revenues and operating margins, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AVAILABILITY AND PRICE OF POLYESTER AND CERTAIN OTHER SUPPLIES

    Certain third parties are the sole suppliers of some of the Company's raw materials and products. The Company purchases all of its duplicate microfilm and most of its magnetic media base polyester products from SKC America, Inc. ("SKC"). In addition to SKC, the Eastman Kodak Company ("Kodak") supplies to the Company on an exclusive basis film and a proprietary, patented film canister used in the Company's XFP 2000 COM system and also supplies to the Company substantially all of the Company's requirements for original microfilm for earlier-generation COM systems. Any disruption in the supply relationship between the Company and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect the Company's operating results in any given period. In the event of any such disruption, there can be no assurance that the Company could develop alternative sources at acceptable prices and within reasonable times. For a further description of the Company's raw material needs and supply relationships, see "Business--Raw Materials and Suppliers."

ACQUISITIONS

    The Company has used acquisitions in the past to seek to increase revenues and strengthen market positions, as the Company is seeking to do with the Acquisition. Although the Company has successfully completed a number of acquisitions, there can be no assurance that the Company will be able to successfully integrate the IAS Business or any additional companies into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that the IAS Business or any additional companies acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. The Company is expected to depend, in part, on acquisitions to try to increase revenues and market position, and there can be no assurance that the Company will be able to effect any such further acquisitions. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that the Company will be able to make acquisitions on terms favorable to the Company. If the Company completes acquisitions, it will encounter various associated risks, including the possible inability to integrate an acquired business into the Company's manufacturing systems, increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance. The Company's substantial leverage may hinder its ability to consummate future acquisitions. See "--Substantial Leverage."

NEW SERVICES AND PRODUCTS

    The Company is introducing new document management services and products, certain of which will incorporate digital technologies. The Company has limited experience in the manufacture, sale or marketing of new services and products, especially those incorporating new digital technologies. However, the Company is relying on such new services and products to generate significant cash flows in the future.

    These services and products currently are being introduced and, accordingly, have limited or no revenues to date. The markets for such new services and products are very competitive, and there can be no assurance that the Company's services and products will achieve market acceptance. The Company currently is in the process of reeducating and refocusing its sales force to sell its new services and products, as well as its more traditional COM services and products, and there can be no assurance that this will be successfully achieved. The Company intends to hire limited numbers of new sales personnel to help sell certain of its digital services and products. In addition, the extent to which the Company will be able to maintain technological support for such new products is unclear. The Company's substantial leverage also may hinder the development and deployment of new technologies. See "--Substantial Leverage."

INTERNATIONAL

    The Company's financial results are dependent in part on its international operations, which represented approximately 36% of revenues for the first nine months of fiscal 1998, 35% of revenues for fiscal 1997 and 32% of revenues for fiscal 1996. The Company expects that its international operations will continue to be a significant portion of the Company's business as the Company seeks to expand its international presence. Certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, the Company's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Unfavorable fluctuations in currency exchange rates also may have an adverse impact on the Company's revenues and operating results. The Company currently does not enter into hedging arrangements, although it may do so in the future. Distributions of earnings and other payments (including interest) received from the Company's operating subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash the Company can receive from its foreign subsidiaries.

COMPETITION

    The Company competes in highly competitive markets with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have multiple business lines as well as substantially greater financial and other resources available to them, and there can be no assurance that the Company can compete successfully with such other companies. Competitive pressures or other factors could cause the Company's products to lose market share or result in significant price erosion, which would have a material adverse effect on the Company's results of operations. See "Business."

NON-COMPARABILITY OF HISTORICAL FINANCIAL STATEMENTS

    The Company's historical financial statements prior to the date the Plan of Reorganization was consummated are not comparable to financial statements after such date as a result of the application of fresh start reporting and, therefore, are not indicative of the Company's future performance.

ABSENCE OF A PUBLIC MARKET

    The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it may, subject to any legal and regulatory conditions, make a market in the Notes, but it is not obligated to do so and, if commenced, may discontinue such market making at any time. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as comtemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the consolidated cash and cash equivalents and capitalization of the Company as of June 30, 1998 on an historical basis and pro forma to give effect to the Dispositions. This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and the other information contained in this Prospectus, including the information set forth in "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                                               AS OF
                                                                           JUNE 30, 1998
                                                                     --------------------------
                                                                      HISTORICAL     PRO FORMA
                                                                     -------------  -----------
Cash and cash equivalents(1).......................................   $    15,739    $  15,739
                                                                     -------------  -----------
                                                                     -------------  -----------

Senior Indebtedness:
  New Revolving Credit Facility(2).................................   $    53,862    $   8,862
  Capitalized leases and other.....................................         2,753        2,753

Senior Subordinated Indebtedness:
  Existing Notes(3)................................................       196,892      196,892
  Old Notes(4).....................................................       140,374      140,374
                                                                     -------------  -----------
      Total debt...................................................       393,881      348,881
Stockholders' deficit..............................................       (37,414)     (37,414)
                                                                     -------------  -----------
      Total capitalization.........................................   $   356,467    $ 311,467
                                                                     -------------  -----------
                                                                     -------------  -----------

------------------------

(1) Includes $4.3 million of restricted cash.

(2) Excludes unused available commitments of $25.7 million on a historical basis and $70.7 million on a pro forma basis.

(3) Net of unamortized original issue discount of approximately $3.1 million.

(4) Reflects a premium of $5.4 million associated with the issuance of the Old Notes.

                    THE ACQUISITION AND RELATED DISPOSITIONS

    The Company acquired the First Image Businesses from FFMC pursuant to the First Image Asset Purchase Agreement with FFMC and FDC (collectively, the "Sellers"). First Image is a division of FFMC that conducts the three First Image Businesses: (i) the IAS Business; (ii) the DPDS Business; and (iii) the DAS Business.

    Concurrently with the closing of the Old Notes Offering, the Company acquired substantially all of the assets used or held for use by First Image in connection with the First Image Businesses (except for certain excluded assets) and assumed substantially all of the ongoing liabilities of the First Image Businesses (except for certain excluded liabilities). The cash purchase price (excluding working capital adjustments) for the First Image Businesses was $150 million.

IAS BUSINESS

    The IAS Business provides a variety of imaging, archival and document management services. These services, which are substantially the same as Anacomp's COM services, include the transfer of structured computer data, such as reports, statements and invoices, onto various media. See "Business--Services and Products--Outsource Services--COM Services."

    For the year ended December 31, 1997, the revenues of the IAS Business were $124.3 million, with 84% of those revenues coming from COM, the largest segment of the IAS Business. Revenues also were derived from laser print services which are used to transform computer-generated output onto paper, and a smaller portion of revenues were derived from transforming computer-generated output onto relatively newer products, such as CDs. Finally, the IAS Business provides equipment and supplies related to these services, including microfiche readers, film and chemicals.

    The IAS Business operates 42 production centers geographically dispersed throughout the United States and has approximately 750 employees. Like Anacomp, the IAS Business has focused on maintaining strong client relationships, and has an annual client retention rate of approximately 90%. The IAS Business also utilizes innovative technology, such as on-line ordering and status reporting, in its sales and marketing efforts. In connection with the Acquisition of the IAS Business, the Company plans to close down certain production centers with multiple market presence and reduce personnel related costs accordingly.

DPDS BUSINESS

    The DPDS Business, with seven production facilities throughout the United States, provides document management services specializing in printing, inserting and mailing financial documents and is divided into Print and Mail, Demand Publishing and Direct Mail, with estimated annual revenues of $33.9 million, $14.2 million and $7.8 million, respectively, for the year ended December 31, 1997. Print and Mail provides a full range of services to clients, including programming, form design, data receipt and processing, printing, insertion and sorting services. Demand Publishing provides publishing and printing services for documents requiring frequent revisions, with services including high quality, high speed printers, color copies, diskette duplication and an in-house binding service. Direct Mail offers its clients a range of value-added services, including high-volume production services, creative package design, database management, laser printing services, lettershop services and fulfillment.

DAS BUSINESS

    The DAS Business provides data capture, data entry, imaging, retrieval, and optical character recognition services mainly to healthcare, government and financial institutions. The six production facilities, five of which are in Kentucky, generated approximately $41.7 million in revenues for the year ended December 31, 1997. The DAS Business specializes in solutions for the healthcare and insurance industries, providing complete client solutions including mail receipt, data delivery, image capture, document scanning and archival and retrieval functions. The DAS Business also processes various applications for several major credit card companies and for the Department of Education and the Immigration and Naturalization Service.

DESCRIPTION OF THE ASSET PURCHASE AGREEMENT

    The Company entered into the First Image Asset Purchase Agreement on May 5, 1998 with FFMC and FDC. The First Image Asset Purchase Agreement required the Company to purchase, on a going concern basis, the First Image Businesses at an initial purchase price of $150 million. The purchase price was subject to adjustment following the Acquisition Closing Date (as defined) to reflect the difference between actual net working capital at the Acquisition Closing Date and an agreed working capital target as noted above.

ASSETS AND LIABILITIES ASSUMED

    Upon closing the Acquisition, the Company assumed substantially all of the assets, properties and rights of First Image, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, which were held by First Image on the closing date of the Acquisition (the "Acquisition Closing Date") except for certain excluded assets as specified in the First Image Asset Purchase Agreement. The Company also expressly assumed substantially all of the liabilities of First Image on a going concern basis except for certain excluded liabilities as specified in the First Image Asset Purchase Agreement.

EMPLOYMENT MATTERS

    Effective upon closing, the employment by the Sellers or their affiliates of employees engaged in the First Image Businesses (collectively, the "Transferred Employees") terminated, and such employees ceased to participate in any employee benefit plans maintained by or for the benefit of the Sellers or their affiliates. The Company has offered employment to all persons whose employment was so terminated. The Company shall be solely responsible for the payment of any severance pay to any Transferred Employees, except for certain employees specified in the First Image Asset Purchase Agreement; PROVIDED, HOWEVER, that the Sellers shall reimburse the Company for up to $300,000 of severance pay which becomes payable to Transferred Employees within six months after the Acquisition Closing Date. The Company assumed responsibility and liability for any penalties or liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988 with respect to the termination of any Transferred Employees on or after the Acquisition Closing Date. The Company is required to permit Transferred Employees to participate in employee benefit plans, vacation, holiday and other fringe benefit plans ("Company Plans") providing benefits which are competitive in the industry. As soon as is practicable after the Acquisition Closing Date, but effective as of the Acquisition Closing Date and for a period of one year thereafter, the Company shall provide a severance pay program which is comparable to the First Image Business's severance pay program or shall permit Transferred Employees to participate in the Company's severance plan. The Company agreed to take responsibility for and cause to be paid in the normal course of business the vacation pay of all Transferred Employees. The Company is responsible and liable for any claim arising under any state worker's compensation or similar law which is based upon any occurrence after the Acquisition Closing Date. The Company is free to amend the terms of employment of any Transferred Employee accepting employment with the Company (including the terms of any benefit or compensation plan or scheme) as the terms of such employment, plan or scheme permit.

COVENANT NOT TO COMPETE AND NON-SOLICITATION PROVISION

    The Sellers are not permitted to engage in certain restricted competitive activities for a period of three years after the Acquisition Closing Date. The Sellers are not permitted to solicit customers of the First Image Businesses for a period of three years after the Acquisition Closing Date. The Sellers are not permitted to solicit any Transferred Employee for a period of 18 months after the Acquisition Closing Date.

INDEMNIFICATION OF THE COMPANY BY THE SELLERS

    The Sellers have indemnified the Company and certain specified affiliates of the Company from and against any and all losses and expenses incurred in connection with or arising from (i) any breach by FFMC or FDC of any of its covenants or warranties contained in the First Image Asset Purchase Agreement;
(ii) the inaccuracy of any of FFMC's or FDC's representations or warranties contained in the First Image Asset Purchase Agreement; (iii) the inaccuracy of any certificate delivered by or on behalf of FFMC or FDC pursuant to the First Image Asset Purchase Agreement; or (iv) any liability specifically retained by FFMC or FDC. However, the indemnification obligations of FFMC and FDC (except as such obligations relate to certain specified provisions of the First Image Asset Purchase Agreement) are subject to the following limitations: (a) FFMC and FDC will indemnify the Company only to the extent the aggregate amount of loss suffered by the Company exceeds $2 million; (b) FFMC and FDC will indemnify the Company only if any individual claim involves a loss of $25,000 or more; and (c) the indemnification liability of FFMC and FDC to the Company shall not exceed 20% of the adjusted purchase price. Except as such obligations relate to certain specified provisions of the First Image Asset Purchase Agreement, the indemnification obligations of FFMC and FDC terminate 18 months after the Acquisition Closing Date.

INDEMNIFICATION OF THE SELLERS BY THE COMPANY

    The Company has indemnified the Sellers and certain specified affiliates of the Sellers from and against any and all losses and expenses incurred in connection with or arising from: (i) any breach by the Company of any of its covenants or warranties contained in the First Image Asset Purchase Agreement;
(ii) the inaccuracy of any of the Company's representations or warranties contained in the First Image Asset Purchase Agreement; (iii) the inaccuracy of any certificate delivered by or on behalf of the Company pursuant to the First Image Asset Purchase Agreement; (iv) any liability specifically assumed by the Company; or (v) any third-party claims relating to the operation of the First Image Businesses following the Acquisition Closing Date for which the Company is not entitled to indemnification from the Sellers. Except as such obligations relate to certain specified provisions of the First Image Asset Purchase Agreement, the indemnification obligations of the Company terminate 18 months after the Acquisition Closing Date.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    The First Image Asset Purchase Agreement contains customary representations and warranties from FFMC and FDC concerning, among other things, the due authorization and valid existence of FFMC and FDC, the ownership of the transferred assets, the ability of FFMC and FDC to transfer the assets, the accuracy of all financial information provided to the Company in anticipation of the Acquisition, taxes, the availability of the transferred assets for use by the Company, the legality of the use of the transferred assets, the status of governmental permits, the transferred real property, the assigned leases, the transferred personal property, the transferred intellectual property, the condition of the transferred assets, condemnation, receivables and inventory, employment issues, the status of contracts, environmental matters, the absence of claims or actions pertaining to the First Image Businesses, insurance, customers and supplies and the absence of undisclosed liabilities. In addition to the foregoing representations and warranties, the First Image Asset Purchase Agreement contains customary covenants by FFMC and FDC concerning, among other things, access to the purchased assets, notification, securing of consents and approvals of regulatory bodies, securing of consents to transfers of contracts from third parties, actions prior to the Acquisition Closing Date, cooperation regarding tax computations and filings, non-competition and non-solicitation, and certain employment matters. The Company also made customary representations, warranties and covenants under the First Image Asset Purchase Agreement.

RELATED DISPOSITIONS

    On August 10, 1998, the Company consummated the sale of the DAS Business to ACS, effective as of July 1, 1998. ACS acquired substantially all of the assets, and assumed substantially all of the liabilities, of the DAS Business at a cash purchase price of $21.5 million (excluding post-closing working capital adjustments).

    On July 31, 1998, the Company consummated the sale of the DPDS Business to AccuDocs. AccuDocs acquired substantially all of the assets, and assumed substantially all of the liabilities, of the DPDS Business at a purchase price of $23.5 million in cash subject to post-closing working capital adjustments. The Company and AccuDocs have agreed that AccuDocs will be the Company's exclusive vendor for print and mail services in the United States for an initial period of three years.

FIRST IMAGE YEAR 2000 PROGRAM

    Since the Acquisition, the Company has begun conducting a review of the IAS Business as part of the Company's overall Year 2000 compliance program. The Company's review will cover both the products and services sold and distributed by the IAS Business, as well as the IAS Business internal hardware and software.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended September 30, 1997 for the Company and December 31, 1997 for First Image and for the nine months ended June 30, 1998 for both the Company and First Image has been prepared giving effect to the Offering, the application of the net proceeds therefrom, the Prior Refinancings, the Senior Debt Refinancing, the Acquisition, and the Dispositions as if they had occurred at the beginning of the applicable statement of operations periods. A pro forma balance sheet has not been prepared, as the First Image data is included in Anacomp's historical consolidated balance sheet as of June 30, 1998, incorporated by reference into this document.

    In February 1997, the Company refinanced its existing 11 5/8% Senior Secured Notes due 2002 with a senior secured term loan and revolving credit facility, reducing its outstanding borrowings from $97.9 million to $55 million. In March 1997, the Company refinanced its existing 13% Senior Subordinated Notes due 2002 ($160 million face value) with the Existing Notes ($200 million face value). These two refinancings are referred to collectively as the "Prior Refinancings."

    The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that would have been obtained had such transactions in fact been completed as of the date and for the periods presented or that may be obtained in the future.

                         ANACOMP, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997 FOR THE COMPANY
         FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 FOR FIRST IMAGE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                ADJUSTMENTS
                                                                                  FOR THE    ADJUSTMENTS
                                                                                SENIOR DEBT    FOR THE
                           HISTORICAL                             HISTORICAL    REFINANCING  ACQUISITION
                               THE         PRIOR                     FIRST        AND THE      AND THE
                             COMPANY    REFINANCINGS  SUBTOTAL     IMAGE(1)      OFFERING    DISPOSITIONS  PRO FORMA
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Revenues.................   $ 462,510                 $ 462,510    $ 221,983                  $ (15,404) 14)  $ 571,453
                                                                                                (97,636) 15)
Operating costs and
  expenses:
  Costs of sales and
    services.............     304,514                   304,514      151,957                    (15,404) 14)    367,880
                                                                                                (73,187) 15)
  Selling, general and
    administrative
    expenses.............      90,731                    90,731       55,254                    (16,069) 15)    112,104
                                                                                                 (6,147) 16)
                                                                                                (19,660) 17)
                                                                                                  7,995 (18
  Amortization of
    reorganization
    asset................      75,780                    75,780                                               75,780
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Total operating costs and
  expenses...............     471,025            --     471,025      207,211            --     (122,472)     555,764
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Income (loss) from
  operations before
  interest, other income,
  income taxes and
  extraordinary item.....      (8,515)           --      (8,515)      14,772            --        9,432       15,689
Interest income..........       4,346          (475)(3)     3,871                   (1,045)(9)                 2,826
Interest expense and fee
  amortization...........     (35,896)         (176)(4)   (31,631)         (84)      5,484 (10         82 (15    (41,789)
                                              7,460(5)                              (3,871) 11)      3,234 (19
                                             (4,686)(6)                             (1,044) 12)
                                             24,003(7)                             (13,959) 13)
                                            (22,336)(8)
Other income (expense)...      (1,285)                   (1,285)       1,915                                     630
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Income (loss) before
  taxes and extraordinary
  item...................     (41,350)        3,790     (37,560)      16,603       (14,435)      12,748      (22,644)
Provision (benefit) for
  income taxes(2)........      15,500         1,592      17,092        8,345        (6,063)       3,982       23,356
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Income (loss) before
  extraordinary item.....   $ (56,850)   $    2,198   $ (54,652)   $   8,258     $  (8,372)   $   8,766    $ (46,000)
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
                           -----------  ------------  ---------  -------------  -----------  -----------  -----------
Per share income (loss)
  before extraordinary
  item...................   $   (4.23)                                                                     $   (3.42)
                           -----------                                                                    -----------
                           -----------                                                                    -----------

                         ANACOMP, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997 FOR THE COMPANY
         FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 FOR FIRST IMAGE
                             (DOLLARS IN THOUSANDS)

(1) Includes the results for First Image IAS Business for the twelve months ended December 31, 1997.

(2) Assumes an effective tax rate of approximately 42% on all adjustments.

(3) Reflects adjustment to interest income based on amount of cash outstanding subsequent to the Prior Refinancings at an assumed interest rate of 5%.

(4) Represents adjustment to historical amortization of deferred debt costs as if the senior secured term loan and revolving credit facilities extinguished in June 1998 had been in place during the entire period.

(5) Represents elimination of historical interest expense related to the 11 5/8% Senior Secured Notes due 2002 extinguished in February 1997 and the senior secured term loan and revolving credit facility extinguished in June 1998. (See note 6)

(6) Represents twelve months of interest expense related to the senior secured term loan and revolving credit facility extinguished in June 1998 as if it had been outstanding for the entire period (based on amount outstanding as of June 30, 1998 of $53,862 and an interest rate of 8.7%).

(7) Reflects elimination of historical interest expense, fee amortization, and debt discount amortization related to the Company's 13% Senior Subordinated Notes due 2002 extinguished in March 1997 and the Series B Senior Subordinated Notes due 2004 outstanding during the period. (See note 8)

(8) Reflects interest expense, fee amortization, and debt discount amortization on the Company's Series B Senior Subordinated Notes due 2004 as if these notes had been outstanding for the entire period.

(9) Reflects downward adjustment of interest income (at an estimated interest rate of 5%) based on actual cash on hand at June 30, 1998 as if the cash amount had been on hand from the beginning of the period.

(10) Reflects elimination of pro forma amortization of deferred debt costs and pro forma interest expense related to the senior secured term loan and revolving credit facility extinguished in June 1998 (eliminated interest established in notes 4 and 6 above in connection with Prior Refinancings).

(11) Reflects twelve months of interest expense associated with the New Revolving Credit Facility based on the actual amount outstanding as of June 30, 1998 of $53,862 with an interest rate of 7.1875%.

(12) Reflects twelve months amortization of (i) $1,014 of debt issuance costs associated with the New Revolving Credit Facility, amortizable over 60 months and (ii) $4,873 of debt issuance costs associated with the Notes, amortizable over 70 months.

(13) Reflects interest expense on the $135,000 face amount of the 10.875% Exchange Notes issued at a 4% premium ($5,400) to yield a 9.9% effective interest rate after consideration of the accretion of the premium.

(14) Reflects elimination of equipment and supplies sales from the Company to First Image.

(15) Reflects elimination of revenues, expenses and interest expense for the twelve months ended September 30, 1997 associated with the DPDS Business and the DAS Business, which have been disposed of subsequent to June 30, 1998.

(16) Reflects elimination of First Image corporate costs allocable to the DPDS Business and DAS Business. Costs were allocated based on the divisions' percentage of total revenue.

(17) Reflects elimination of First Image historical depreciation and amortization for the twelve months ended September 30, 1997. (See note 18)

(18) Reflects pro forma depreciation of property and equipment and amortization of goodwill for the twelve months ended September 30, 1997 resulting from the acquisition of First Image. Acquisition costs allocated to property and equipment were based on management's estimate of the fair value thereof. The remaining residual purchase price was allocated to goodwill. Property and equipment are being depreciated over five years and goodwill is being amortized over fifteen years.

(19) Reflects elimination of interest expense as a result of the application of $45,000 of proceeds from the disposition of the DPDS Business, DAS Business and associated working capital settlements related to the acquisition and dispositions of the First Image Businesses to repay amounts outstanding under the New Revolving Credit Facility.

                         ANACOMP, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1998

                                                                      ADJUSTMENTS
                                                                        FOR THE    ADJUSTMENTS
                                                   HISTORICAL         SENIOR DEBT    FOR THE
                                            ------------------------  REFINANCING  ACQUISITION
                                               THE      FIRST IMAGE     AND THE      AND THE
                                             COMPANY    BUSINESSES(1)  OFFERING    DISPOSITIONS  PRO FORMA
                                            ----------  ------------  -----------  -----------  -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................  $  356,428   $  146,031           --    $  (5,980)(9)  $ 428,283
                                                                                      (68,196) 10)
Operating costs and expenses:
  Costs of sales and services.............     236,507       94,720           --       (5,980)(9)    278,425
                                                                                      (46,822) 10)
  Selling, general and administrative
    expenses..............................      80,864       38,798           --      (12,857) 10)     96,639
                                                                                       (5,080) 11)
                                                                                      (10,525) 12)
                                                                                        5,439 (13
  Amortization of reorganization asset....      56,235                        --                    56,235
  Restructuring charges                          8,494                                               8,494
                                            ----------  ------------  -----------  -----------  -----------
Total operating costs and expenses........     382,100      133,518           --      (75,825)     439,793
                                            ----------  ------------  -----------  -----------  -----------
Income (loss) from operations before
  interest, other income, income taxes and
  extraordinary item......................     (25,672)      12,513           --        1,649      (11,510)
Interest income...........................       1,802          (12)          --           37 (10      1,810
                                                                                          (17) 14)
Interest expense and fee amortization.....     (24,440)                      713(3)      2,426 (15    (31,220)
                                                                           3,421(4)
                                                                             815(5)
                                                                          (2,903)(6)
                                                                            (783)(7)
                                                                         (10,469)(8)
Other income (loss).......................        (843)       1,915           --           --        1,072
                                            ----------  ------------  -----------  -----------  -----------
Income (loss) before taxes and
  extraordinary item......................     (49,153)      14,416       (9,206)       4,095      (39,848)
Provision (benefit) for income taxes(2)...       3,819        7,230       (3,867)         618        7,800
                                            ----------  ------------  -----------  -----------  -----------
Income (loss) before extraordinary item...  $  (52,972)  $    7,186    $  (5,339)   $   3,477    $ (47,648)
                                            ----------  ------------  -----------  -----------  -----------
                                            ----------  ------------  -----------  -----------  -----------
Per share income (loss) before
  extraordinary item......................  $    (3.81)                                          $   (3.50)
                                            ----------                                          -----------
                                            ----------                                          -----------

                         ANACOMP, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(1) Includes the results of the First Image IAS Business for the eight months ended May 31, 1998. The results for the IAS Business for the one month ended June 30, 1998 are included in the historical results for the Company.

(2) The pro forma provision for income taxes in calculated based on a tax rate of approximately 40% after consideration of all adjustments and the addback for nondeductible amortization.

(3) Reflects elimination of amortization of debt issuance costs under the senior secured term loan and revolving credit facilities extinguished in June 1998.

(4) Reflects elimination of interest expense under the senior secured term loan and revolving credit facilities extinguished in June 1998.

(5) Reflects elimination of interest expense incurred in June 1998 under the New Revolving Credit Facility and Old Notes. (See notes 6 and 8)

(6) Reflects nine months of interest expense associated with the New Revolving Credit Facility based on the amount outstanding as of June 30, 1998 of $53,862 with an interest rate of 7.1875%.

(7) Reflects nine months amortization of (i) $1,014 of debt issuance costs associated with the New Revolving Credit Facility, amortizable over 60 months and (ii) $4,873 of debt issuance costs associated with the Notes, amortizable over 70 months.

(8) Reflects interest expense on the $135,000 face amount of the 10.875% Exchange Notes issued at a 4% premium ($5,400) to yield a 9.9% effective interest rate after consideration of the accretion of the premium.

(9) Reflects elimination of equipment and supplies sales from the Company to First Image.

(10) Reflects elimination of revenues, expenses and interest income for the nine months ended June 30, 1998 associated with the DPDS Business and the DAS Business, which have been disposed of subsequent to June 30, 1998.

(11) Reflects elimination of First Image corporate costs allocable to the DPDS Business and DAS Business. Costs were allocated based on the divisions' percentage of total revenue.

(12) Reflects elimination of First Image historical depreciation and amortization for the nine months ended June 30, 1998. (See note 13)

(13) Reflects pro forma depreciation of property and equipment and amortization of goodwill for the nine months ended June 30, 1998 resulting from the acquisition of First Image. Acquisition costs allocated to property and equipment were based on management's estimate of the fair value thereof. The remaining residual purchase price was allocated to goodwill. Property and equipment are being depreciated over five years, and goodwill is being amortized over fifteen years.

(14) Reflects downward adjustment of interest income (at an estimated interest rate of 5%) based on actual cash on hand at June 30, 1998 as if the cash amount had been on hand from the beginning of the period.

(15) Reflects elimination of interest expense as a result of the application of $45,000 of proceeds from the disposition of the DPDS Business, the DAS Business and associated working capital settlements related to the acquisition and dispositions of the First Image Businesses to repay amounts outstanding under the New Revolving Credit Facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table summarizes selected consolidated historical operating and financial data of the Company for the three fiscal years ended September 30, 1995, for the eight months ended May 31, 1996, for the four months ended September 30, 1996 and for the fiscal year ended September 30, 1997, and selected consolidated historical balance sheet data as of September 30, 1993 through 1997, which were derived, except as otherwise noted, from the consolidated financial statements of the Predecessor Company and the Reorganized Company audited by Arthur Andersen LLP, and selected unaudited consolidated historical operating, financial and balance sheet data as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998, which were derived from unaudited interim condensed consolidated financial statements of the Reorganized Company, and, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations for the unaudited interim periods. The following should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related notes thereto included elsewhere herein.

                                                    PREDECESSOR COMPANY (1)                  REORGANIZED COMPANY (1)
                                           -------------------------------------------------------------------------------

                                                                                                                   NINE
                                                                              EIGHT       FOUR                    MONTHS
                                                                             MONTHS      MONTHS        YEAR        ENDED
                                              YEAR ENDED SEPTEMBER 30,        ENDED       ENDED        ENDED     JUNE 30,
                                           -------------------------------   MAY 31,    SEPT. 30,    SEPT. 30,   ---------
                                             1993       1994       1995       1996        1996        1997(2)     1997(2)
                                           ---------  ---------  ---------  ---------  -----------  -----------  ---------
                                                                                                                 (UNAUDITED)
                                               (DOLLARS AND SHARES IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
OPERATING DATA:
Revenues.................................  $ 590,208  $ 592,599  $ 591,189  $ 334,598   $ 151,542    $ 462,510   $ 345,014
Cost of sales and services...............    375,373    397,203    417,335    229,167     101,955      304,514     227,017
Selling, general and administrative(3)...    126,201    115,819    132,459     63,826      29,688       90,731      66,051
Amortization of reorganization asset.....         --         --         --         --      25,663       75,780      56,937
Special and restructuring charges(4).....         --         --    169,584         --          --           --          --
                                           ---------  ---------  ---------  ---------  -----------  -----------  ---------
Operating income (loss)..................     88,634     79,577   (128,189)    41,605      (5,764)      (8,515)     (4,991)
Interest expense(5)......................     68,960     67,174     70,938     26,760      12,869       35,896      27,974
Reorganization items(6)..................         --         --         --     92,839          --           --          --
Income (loss) before extraordinary items
  and cumulative effect of accounting
  change.................................     11,691      6,955   (238,326)   112,528     (22,009)     (56,850)    (42,336)
Net income (loss)(7)(8)..................  $  18,591  $  14,955  $(238,326) $ 164,970   $ (22,009)   $ (67,811)  $ (53,997)
                                           ---------  ---------  ---------  ---------  -----------  -----------  ---------
                                           ---------  ---------  ---------  ---------  -----------  -----------  ---------
Income (loss) per share (primary) before
  extraordinary items and cumulative
  effect of accounting change (net of
  preferred stock dividends and discount
  accretion)(9)..........................         --         --         --         --   $   (2.19)   $   (4.23)  $   (3.18)
Weighted average shares outstanding(9)...         --         --         --         --      10,034       13,432      13,323

OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(10)...       1.27       1.21        N/A        N/A         N/A          N/A         N/A

                                             1998
                                           ---------
OPERATING DATA:
Revenues.................................  $ 356,428
Cost of sales and services...............    236,507
Selling, general and administrative(3)...     80,864
Amortization of reorganization asset.....     56,235
Special and restructuring charges(4).....      8,494
                                           ---------
Operating income (loss)..................    (25,672)
Interest expense(5)......................     24,440
Reorganization items(6)..................         --
Income (loss) before extraordinary items
  and cumulative effect of accounting
  change.................................    (52,972)
Net income (loss)(7)(8)..................  $ (54,829)
                                           ---------
                                           ---------
Income (loss) per share (primary) before
  extraordinary items and cumulative
  effect of accounting change (net of
  preferred stock dividends and discount
  accretion)(9)..........................  $   (3.81)
Weighted average shares outstanding(9)...     13,921
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(10)...        N/A

                                                             PREDECESSOR COMPANY (1)           REORGANIZED COMPANY (1)
                                                         ------------------------------------------------------------------

                                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                                         -------------------------------  --------------------   JUNE 30,
                                                           1993       1994       1995       1996       1997        1998
                                                         ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                                (UNAUDITED)
                                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents(11)..........................  $  24,922  $  19,871  $  19,415  $  47,795  $  65,493   $  15,739
Reorganization value in excess of identifiable
  assets(12)...........................................         --         --         --    240,344    163,856     107,621
Total assets...........................................    643,548    658,639    421,029    435,421    391,951     475,719
Total current liabilities(13)..........................    152,727    163,091    188,957    121,148    118,489     118,319
Total debt(14).........................................    439,093    411,847    389,900    248,892    257,484     393,881
Redeemable preferred stock.............................     24,383     24,478     24,574         --         --          --
Stockholders' equity (deficit).........................     13,799     49,756   (188,243)    58,569     14,520     (37,414)

                                      (FOOTNOTES COMMENCE ON THE FOLLOWING PAGE)

(1) Although the Plan of Reorganization was consummated on June 4, 1996, the effective date of the consummation of the Plan of Reorganization for financial reporting purposes is considered to be the close of business on May 31, 1996. The Company has accounted for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities were revalued. Therefore, due to the restructuring and implementation of fresh start reporting, the consolidated financial statements for the Reorganized Company are not comparable to those of the Predecessor Company.

(2) Results include receipt of a one-time $3.6 million payment relating to a long-standing OEM (as defined) agreement with Kodak.

(3) Includes amortization of intangible assets.

(4) For the year ended September 30, 1995, special and restructuring charges include special charges of $136.9 million that represent a $108 million write-off of goodwill and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million. Includes restructuring charges of $8.5 million for the nine months ended June 30, 1998.

(5) Reflects interest expense, including debt discount and fee amortization and debt premium accretion.

(6) Includes income and expenses resulting from the Plan of Reorganization and adoption of fresh start accounting, including a write-off of deferred debt issue costs and discounts of $17.6 million, adjustments of assets and liabilities to fair market value of $124.9 million, financial restructuring costs of $14.9 million and interest earned on accumulated cash of $431,000.

(7) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal 1994. The adoption resulted in a one-time increase to fiscal 1994 net income of $8 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from net operating loss carryforwards ("NOLs") as an extraordinary item in the Consolidated Statement of Operations.

(8) Includes an extraordinary gain, net of taxes, resulting from the discharge of indebtedness of $52.4 million for the eight months ended May 31, 1996. Includes an extraordinary loss, net of taxes, resulting from extinguishment of debt, of $11.0 million, $11.7 million and $1.9 million for the year ended September 30, 1997 and the nine months ended June 30, 1997 and 1998, respectively.

(9) Due to implementation of the restructuring and fresh start accounting, per share data for the Predecessor Company have been excluded as they are not comparable.

(10) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and premium and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the four months ended September 30, 1996, the year ended September 30, 1997 and the nine months ended June 30, 1997 and 1998, income (loss) before income taxes, extraordinary items and cumulative effect of accounting change was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $17.6 million, $41.4 million, $30.9 million and $49.2 million, respectively. For the eight months ended May 31, 1996, this ratio may not be meaningful due to the reorganization gains recorded associated with adoption of fresh start accounting and discharge of indebtedness.

(11) Includes $9.6 million, $7.4 million and $4.3 million of restricted cash as of September 30, 1996 and 1997 and June 30, 1998, respectively.

(12) For fresh start reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets is reported as "Reorganization value in excess of identifiable assets." This asset is being amortized over a 3.5 year period beginning May 31, 1996.

(13) Total current liabilities exclude current portion of long-term debt.

(14) Total debt includes current portion of long-term debt and unaccreted debt premium, net of unamortized debt discount.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

    In connection with the sale of Old Notes to the initial purchaser pursuant to the Purchase Agreement, dated June 12, 1998, between the Company and NatWest, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 60 days after June 18, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 180 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately beneficial owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from June 18, 1998, payable semiannually on April 1 and October 1 of each year, commencing October 1, 1998, at the rate of 10 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on June 18, 1998 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is make through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to December 15, 1998.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) any holder of Notes notifies the Company that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 180 days after the Issue Date.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                   BY MAIL                              BY HAND/OVERNIGHT DELIVERY
      IBJ Schroder Bank & Trust Company              IBJ Schroder Bank & Trust Company
                 P.O. Box 84                                 One State Street
            Bowling Green Station                    Securities Processing Window SC-1
        New York, New York 10274-0084                    New York, New York 10004
                 Attention:                        Reorganization Operations Department


                                         TELEPHONE
                                       (212) 858-2657

                                         FACSIMILE
                                       (212) 858-2611

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $400,000.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    UNLESS EXPRESSLY PROVIDED OTHERWISE, THE FOLLOWING DISCUSSION RELATES SOLELY TO THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY AND DOES NOT INCLUDE INFORMATION WITH RESPECT TO ANY OF THE FIRST IMAGE BUSINESSES.

RESULTS OF OPERATIONS

    On May 20, 1996 the Company's Plan of Reorganization was confirmed by the United States Bankruptcy Court and the Company emerged from bankruptcy proceedings (the "Reorganization"). The Plan of Reorganization resulted in a reduction of approximately $174 million in principal and accrued interest on the Company's debt obligations and in liquidation amount and accrued dividends on its preferred stock. As a result of the Reorganization, the recording of the restructuring transaction and the implementation of Fresh Start Reporting, the Company's results of operations after May 31, 1996 (the cutoff date used for financial reporting purposes) are not comparable to results reported in prior periods.

    To facilitate a meaningful comparison of the Company's quarterly and year-to-date operating performance in fiscal 1997, 1996 and 1995, the following discussion of results of operations on a consolidated basis is presented on a traditional comparative basis for all periods. Consequently, the prior years' information presented below does not comply with accounting requirements for companies upon emergence from bankruptcy, which requirements call for separate reporting for the newly reorganized company and the predecessor company.

                       CONSOLIDATED RESULTS OF OPERATIONS

    As an aid to understanding the Company's operations on a comparative basis, the following table has been prepared to set forth certain income statement and other data for the periods presented.

                                                                                   YEAR ENDED SEPTEMBER 30,
                                                                              -----------------------------------
                                                                                 1995         1996        1997
                                                                              -----------  ----------  ----------
Revenues:
  Service provided..........................................................  $   219,881  $  189,257  $  186,590
  Equipment and supply sales................................................      371,308     296,883     275,920
                                                                              -----------  ----------  ----------
                                                                                  591,189     486,140     462,510
Operating costs and expenses:
  Costs of services provided................................................      126,493     104,499      97,932
  Costs of equipment and supplies sold......................................      290,842     226,623     206,582
  Selling, general and administrative.......................................      132,459      93,514      90,731
  Amortization of reorganization asset......................................           --      25,663      75,780
  Special charges...........................................................      136,889          --          --
  Restructuring charges.....................................................       32,695          --          --
                                                                              -----------  ----------  ----------
                                                                                  719,378     450,299     471,025
                                                                              -----------  ----------  ----------
Operating income (loss).....................................................     (128,189)     35,841      (8,515)
Interest expense--net.......................................................       68,938      37,056      31,550
Financial restructuring costs...............................................        5,987          --          --
Other income (expense)......................................................         (212)      6,995      (1,285)
                                                                              -----------  ----------  ----------
Income (loss) before reorganization items, income taxes, extraordinary
  credit and cumulative effect of accounting change.........................     (203,326)      5,780     (41,350)
Reorganization items........................................................           --      92,839          --
Income (loss) before income taxes, extraordinary credit and cumulative
  effect of accounting change...............................................     (203,326)     98,619     (41,350)
Provision for income taxes..................................................       35,000       8,100      15,500
                                                                              -----------  ----------  ----------
Income (loss) before extraordinary items....................................     (238,326)     90,519     (56,850)
Extraordinary items.........................................................           --      52,442     (10,961)
                                                                              -----------  ----------  ----------
Net income (loss)...........................................................  $  (238,326) $  142,961  $  (67,811)
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
EBITDA......................................................................  $    77,393  $   84,175  $   83,662

FISCAL 1997, 1996 AND 1995

    GENERAL. Anacomp reported a net loss of $67.8 million for the year ended September 30, 1997 as compared to net income of $143 million and a net loss of $238.3 million for the years ended September 30, 1996 and 1995, respectively. Included in the fiscal 1997 net loss is non-cash amortization of the Company's reorganization value asset of $75.8 million and an extraordinary loss on the extinguishment of debt composed of a 3% call premium and the write-off of unamortized discount on the Company's existing 13% subordinated notes totaling $11 million net of income taxes.

    Pursuant to a 1990 OEM agreement, Kodak was obligated to purchase an additional 151 XFP 2000 COM systems by October 1997 or pay a cash penalty to the Company. The Company and Kodak negotiated an amendment to the OEM agreement, whereby the Company accepted a $3.6 million cash payment from Kodak, which is included in fiscal 1997 results, a commitment to purchase an additional 28 XFP 2000 COM systems by the end of calendar 1997, and a one-time purchase of spare parts. As of September 30, 1997, 12 systems remained to be purchased under this agreement. Kodak purchased all the remaining XFP 2000 COM systems during the quarter ended December 31, 1997.

    Net income for fiscal 1996 included $25.7 million in non-cash amortization of the Company's reorganization value asset, a gain of $92.8 million for reorganization items and an extraordinary gain resulting from the discharge of indebtedness of $52.4 million. Included in the fiscal 1995 loss are special charges of $136.9 million, representing a write-off of goodwill of $108 million and $28.9 million of costs associated with software investments. Also included in the fiscal 1995 loss is a $29 million deferred tax provision and $32.7 million of restructuring charges.

    EBITDA was $83.7 million, or 18.1% of revenues, for the year ended September 30, 1997. This compares to EBITDA of $84.2 million, or 17.3% of revenues, and $77.4 million, or 13.1% of revenues, for the years ended September 30, 1996 and 1995, respectively. Excluding the Kodak payment of $3.6 million described above, EBITDA was $80.1 million for fiscal 1997 or 17.3% of revenues.

    Total revenues for fiscal 1997 of $462.5 million represent a $23.6 million decrease from fiscal 1996, which had experienced a decrease from fiscal 1995 of $105 million. Approximately $9.8 million of the fiscal 1997 decrease is due to the discontinuance and downsizing of selected business lines, including Image Conversion Services ("ICS") ($1.5 million), readers and reader/printers ($5.5 million), source document film ($.5 million) and micrographics accessories ($2.3 million). The remaining $13.8 million decrease in revenues is due primarily to the expected general downward trend in both the micrographics supplies and magnetics business lines, offset by revenue contributions from the Company's acquisitions and new digital services and products. Approximately $60.1 million of the fiscal 1996 decrease is due to the discontinuance or downsizing of certain business lines including ICS ($20 million), flexible diskette media ($20.2 million), reader and reader/printer products ($12.7 million) and source document film ($7.2 million).

    Costs of services provided as a percentage of services revenue was 52% in fiscal 1997, compared to 55% and 58% for fiscal 1996 and 1995, respectively. The decrease is due primarily to cost reduction efforts in maintenance services initiated by new management. Costs of equipment and supplies sold as a percentage of equipment and supplies sales, excluding the one-time $3.6 million payment noted above, was 76% for fiscal 1997 and 1996, compared to 78% for fiscal 1995.

    Selling, general and administrative expenses were 20% of revenues in fiscal 1997, excluding the one-time $3.6 million payment noted above, compared to 19% in fiscal 1996. The slight increase was primarily the result of amortization and transition costs associated with the Company's fiscal 1997 acquisition activity. Selling, general and administrative expenses were 22% of revenues in fiscal 1995.

    SERVICES AND PRODUCTS. The following table shows Anacomp's revenues for each of its business lines for the last three fiscal years:

                                                                                  YEAR ENDED SEPTEMBER 30,
                                                          -------------------------------------------------------------------------
                                                                   1995                     1996                     1997
                                                          -----------------------  -----------------------  -----------------------

                                                                                   (DOLLARS IN THOUSANDS)
Outsource Services......................................  $  132,144          22%  $  103,733          21%  $  103,595          22%
Technical Services......................................      86,175          15       82,105          17       77,123          17
Systems.................................................      51,276           9       32,794           7       36,739           8
Micrographics Supplies..................................     190,621          32      150,449          31      131,615          29
Magnetic Media..........................................     128,353          22      112,187          23      102,823          22
Other...................................................       2,620           0        4,872           1       10,615           2
                                                          ----------         ---   ----------         ---   ----------         ---
    Total...............................................  $  591,189         100%  $  486,140         100%  $  462,510         100%
                                                          ----------         ---   ----------         ---   ----------         ---
                                                          ----------         ---   ----------         ---   ----------         ---

    Outsource Services. Outsource services revenues increased $1.3 million in fiscal 1997, compared to fiscal 1996 (excluding the effect of the ICS sale). COM service volumes increased by 9% while average selling prices decreased by 13%. Service center acquisitions and several large customer gains have contributed to both the increase in volumes and the decrease in average selling prices. Gross margins as a percentage of revenue decreased by 2% due to the aforementioned impact of lower average selling prices. Outsource services revenues were down $8.4 million in fiscal 1996 compared to fiscal 1995 (excluding the effect of the ICS sale), primarily due to an 11% decrease in volume. Decreases in average selling prices during fiscal 1996 also adversely affected outsource services gross margins as a percentage of revenues, which decreased 1% from fiscal 1995 to fiscal 1996. ALVA services grew by $2.5 million in fiscal 1997 and now comprise approximately 4% of total outsource services revenue as compared to 1% in fiscal 1996.

    Technical Services. Technical services (primarily field maintenance) revenues decreased $5 million in fiscal 1997, compared to fiscal 1996 and $4 million from fiscal 1995 to fiscal 1996, in part due to the effect of replacing older generation COM systems with the XFP, which has a significantly greater capacity than the older COM systems. Gross margins as a percentage of revenue improved 7% over the prior year in each of fiscal 1997 and 1996, primarily as a result of the cost reduction efforts mentioned above.

    Systems. Systems revenues, which is composed of both COM and digital systems, increased $3.9 million in fiscal 1997 primarily as a result of contributions from the Company's acquisition of Data/Ware in January 1997. Systems gross margins as a percentage of revenues increased by 12% due to the change in product mix with a greater portion of sales represented by refurbished systems which have higher margins.

    COM systems revenues in fiscal 1997 decreased by $5.4 million compared to fiscal 1996, which had experienced an $18.5 million decrease from fiscal 1995. Included in COM systems revenues for fiscal 1995 are $3.5 million in sales of equipment for use in Anacomp service centers under sale and leaseback arrangements. The Company sold or leased 135 XFP 2000 units in fiscal 1997 compared to 122 and 156 in fiscal 1996 and 1995, respectively. The decrease in revenue is attributable to an increase in 1997 in the number of units shipped under operating lease arrangements, and a decrease in the number of systems shipped under straight sales arrangements along with a change in the mix and pricing of new and used systems. Fiscal 1997 and 1996 gross margins as a percentage of revenues improved several percentage points due to the change in product mix.

    Digital systems revenues in fiscal 1997 were $9.3 million with the second quarter acquisition of Data/ Ware contributing $6.4 million in revenues. There were no digital systems sold during fiscal 1996 or 1995.

    Micrographics Supplies. Micrographics supplies revenues decreased $18.8 million in fiscal 1997 compared to fiscal 1996 consistent with the projected market trends for reader and reader/printers, original COM film, duplicate film and other accessories. Gross margins as a percentage of revenue were comparable between periods.

    Micrographics supplies revenues decreased $40.2 million from fiscal 1996 to 1995 principally as a result of the discontinuance and downsizing of business lines, as well as the projected market trends noted above. Micrographics supplies gross margins as a percent of revenue increased 5% in fiscal 1996 compared to fiscal 1995 as a result of changes in product mix due primarily to the sale and downsizing of business lines.

    Magnetic Media. Magnetic media revenues decreased $9.4 million in fiscal 1997 compared to fiscal 1996. The major product categories experiencing a decrease in revenue include 3480 tape cartridges ($5.9 million), open reel tape ($7.7 million) and TK 50/52 tape ($2 million). These decreases were partially offset by the new contributions of $5.8 million from metal particle tape products. Gross margins as a percentage of revenue in fiscal 1997 increased slightly from fiscal 1996. Magnetic media revenues decreased $16.2 million in fiscal 1996 compared to fiscal 1995. The decrease was due to the closure of the Omaha, Nebraska factory, which produced flexible diskette media, as well as reduced unit sales of open reel tape. Magnetic media gross margins had remained level in fiscal 1996 and 1995.

    INTEREST EXPENSE. Interest expense and fee amortization of $35.9 million for fiscal 1997 decreased $3.7 million over the prior year due to the Company's refinancing efforts in fiscal 1997 and its improved debt structure as a result of the Reorganization in fiscal 1996. Interest expense and fee amortization of $39.6 million for fiscal 1996 decreased $31.3 million compared to fiscal 1995. The decrease relates to the discontinuance of interest accrued on the Predecessor Company's old subordinated debt during the bankruptcy proceedings, as well as reduced interest expense on the new debt instruments.

    INCOME TAXES. The provision for income taxes in fiscal 1997 includes $5.4 million on earnings of Anacomp's foreign subsidiaries and $4.2 million of domestic taxes after considering the impact of the extraordinary loss. Of the $4.2 million net domestic tax provision, approximately $.7 million is currently payable.

    The provision for income taxes in fiscal 1996 includes $6.1 million on earnings of Anacomp's foreign subsidiaries and $2 million of domestic income taxes primarily related to the non-cash charge in lieu of taxes of $1.3 million along with the alternative minimum tax and state and local taxes. The effective rate as a percentage of income before reorganization items, extraordinary credit, and cumulative effect of accounting change (8.2%) is lower than the U.S. statutory rate because of non-taxable reorganization income partially offset by increases resulting from non-deductible amortization.

    Included in the provision for income taxes in fiscal 1995 is a deferred tax provision of $29 million. The deferred tax provision includes U.S. tax on undistributed foreign earnings of $9 million and a write-off of net deferred tax assets of $20 million. This write-off results from the uncertainty regarding the financial restructuring that was in progress and, accordingly, the uncertainty regarding the ultimate benefit to be derived from Anacomp's tax loss carryforwards. The remaining components of the provision for income taxes in fiscal 1995 were taxes of $4.8 million on earnings of Anacomp's foreign subsidiaries and a tax reserve adjustment of $1.2 million.

LIQUIDITY AND CAPITAL RESOURCES

    During the year ended September 30, 1997, Anacomp completed a refinancing of substantially all of its debt obligations which resulted in annualized interest expense savings of approximately $9 million. On June 15, 1998, Anacomp entered into the $80 million New Revolving Credit Facility that replaced the existing $80 million term loan and revolving credit facility. On June 18, 1998, Anacomp completed the acquisition of the First Image Businesses for a cash purchase price of $150 million (excluding working capital adjustments). A substantial portion of the Acquisition was financed through the issuance of the Old Notes. The Old Notes were sold at 104% of the face amount to yield proceeds of $140.4 million. In connection with the purchase of the First Image Businesses, subsequent to June 30, 1998, the Company disposed of the DAS Business and the DPDS Business for net proceeds of $45 million, which was used to reduce the amounts outstanding under the New Revolving Credit Facility. After application of the net proceeds of the Dispositions, the Company had available for borrowing $70.7 million under the New Revolving Credit Facility.

    The Company's total outstanding debt was approximately $393.9 million as of June 30, 1998. The Company will have no required principal payments on the New Revolving Credit Facility or the Notes until June 2003 and April 2004, respectively. The New Revolving Credit Facility has reduced interest expense as a result of lower interest rates which will now be indexed against the Company's total debt to EBITDA ratio.

    Anacomp's working capital at September 30, 1997, excluding the current portion of long-term debt, was $41.4 million, compared to $26.4 million at September 30, 1996. Net cash provided by operating activities increased to $57.8 million for the fiscal year ended September 30, 1997, compared to $49.8 million in the comparable prior period. Net cash used in investing activities was $32.8 million in the current period, compared to net cash provided by investing activities of $3.9 million in the comparable prior period. This change was primarily the result of the Company using $22.4 million of cash for acquisitions in the current period while the Company generated $13.6 million in cash from the sale of the ICS Division in the prior period. Also, the Company increased its capital expenditures for property, plant and equipment by $4.6 million during the current period.

    Net cash used in financing activities decreased to $5.1 million for the fiscal year ended September 30, 1997, compared to $35.5 million in the comparable prior period. The Company's successful rights offering of approximately 3.6 million shares of common stock provided approximately $24.5 million in cash in fiscal 1997. Fiscal 1996 financing activities include a $13 million repayment of debt with the proceeds from the sale of the ICS Division and $24.9 million in principal reductions on debt.

    The Company has significant debt service obligations. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control. However, the Company believes that cash on hand, cash generated from operations and availability under the New Revolving Credit Facility will be sufficient to fund its debt service requirements, acquisition strategies and working capital requirements in the foreseeable future.

ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued a pronouncement related to the calculation and disclosure of earnings per share information. This pronouncement is effective for periods ending after December 15, 1997 and, consequently, no adjustments are reflected in the consolidated financial statements for the year ended September 30, 1997. Adoption of this pronouncement would not have a significant impact on earnings per share information reported for the year ended September 30, 1998.

    In June 1997, FASB issued two additional pronouncements related to reporting comprehensive income and disclosure of segment information. These two pronouncements are effective for periods beginning after December 15, 1997. The Company has not yet determined the additional disclosures specified by this pronouncement on the Consolidated Financial Statements for the year ended September 30, 1998.

YEAR 2000

    Anacomp has undertaken a comprehensive "Year 2000" program for the products that it sells or distributes in the marketplace. Under this program, the Company has sought to assess all of its critical software and hardware products to determine what remediation, if any, is any, is necessary for the proper functioning of these systems in the year 2000 and beyond. The Company is also working with its outside vendors to ensure that they will continue to support the products that the vendors supply to Anacomp for resale, including the performance by the vendors of any required Year 2000 remediation.

    Anacomp is also in the process of analyzing the software and hardware systems that it uses internally to determine if there are any Year 2000 issues. Where necessary, the Company is updating its internal systems and working with the vendors of any products from whom the Company still receives support.

    Based upon its assessment to date, Anacomp believes that it will be able to complete all required remediation of its supported and internal products in a timely fashion, and that the effort and the cost of such remediation will not have a material effect upon the Company's results of operations, liquidity or capital resources. The Company expenses these cost as they are incurred.

    Nevertheless, there can be no assurance that the Company will be able to complete all of such remediation in the required time frame, or that the Company will be able to identify all Year 2000 issues before problems manifest themselves. Further, it is possible that the future that level of expenses in the Company's remediation efforts could rise significantly. Finally, there can be no assurance that, if left unremedied, the products that the Company sells or distributes would remain competitive in the marketplace or the products that the Company uses internally would not have a material effect upon the ability of the Company to report its financial results.

    Anacomp has set a goal of completing its Year 2000 program, including all required remediation work, by December 31, 1998, both for the services and products that it supports and for the products that it uses internally. The Company is hopeful, however, that it will complete its program for certain of its services and products before that internal deadline.

                                    BUSINESS

    UNLESS OTHERWISE SPECIFICALLY NOTED, THE FOLLOWING IS A DESCRIPTION OF ANACOMP'S BUSINESS WITHOUT GIVING EFFECT TO THE ACQUISITION.

GENERAL

    Anacomp is a leading provider of document management services and products to approximately 17,000 customers (including the IAS Business) in more than 65 countries. The Company offers a broad range of document management solutions for the storage and distribution of, and access to, computer-generated documents utilizing micrographics, magnetic media and, to an increasing extent, digital technologies. The Company's pro forma revenues and EBITDA were $571.5 million and $115.9 million, respectively, for the year ended September 30, 1997 and $428.3 million and $77.6 million, respectively, for the nine months ended June 30, 1998.

    The Company has built a strong reputation as the world's leading full-service provider of micrographics systems, services and supplies. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. Traditionally, micrographics has provided one of the most cost-effective means of document storage and retrieval for information-intensive organizations such as banks, insurance companies, brokerage firms, healthcare providers and government agencies. The Company is a worldwide leader in COM, the largest component of micrographics, which consists of the high-speed conversion of computer-generated documents directly from a computer or magnetic tape to microfilm or microfiche. The Company is a leading manufacturer of COM systems, as well as a leading provider of COM services for customers that outsource their services.

    In order to reduce costs and improve capabilities, organizations are increasingly seeking outsource alternatives to meet their information processing and management needs. The Company believes that it is uniquely positioned to leverage its significant base of loyal, long-term customers to take advantage of the trends toward outsourcing and the increasing use of new technologies in the industry. Anacomp believes it can take advantage of this trend by increasing its customer base through strategic acquisitions and by offering a broader range of services and products utilizing new technologies to complement its traditional micrographics business.

    On June 18, 1998, the Company acquired the First Image Businesses, the primary component of which is First Image's IAS Business. The Company disposed of the remaining components of the First Image Businesses, which are the DPDS Business and the DAS Business. On August 10, 1998, the Company consummated the sale of the DAS Business to ACS, effective July 1, 1998. On July 31, 1998, the Company consummated the sale of the DPDS Business to AccuDocs. For the year ended December 31, 1997, the IAS Business revenues and EBITDA were $124.3 million and $32.2 million, respectively. Based on the net purchase price of the IAS Business of $105 million (net of $45 million of proceeds from the Dispositions), the effective purchase price multiple for the IAS Business is 3.3 times the EBITDA contribution of the IAS Business for the twelve months ended December 31, 1997. The Company believes the Acquisition of the IAS Business will strengthen its outsource services business, increase its already significant customer base and enhance revenues and profitability through cross-selling opportunities and cost savings associated with consolidating the businesses. See "The Acquisition and Related Dispositions."

    In recent years the Company has increased the breadth of its services and products by incorporating certain new technologies being utilized in the document management industry. The Company has established itself as a leading global provider of CD outsource services through the growth of its ALVA services and through the Company's acquisition in 1997 of Data/Ware, a leading manufacturer and supplier of CD systems for document management applications. ALVA services are offered from a majority of the Company's service centers throughout the world, and this new business has enjoyed annual revenue growth exceeding 100% for each of the past two years. The Company also has recently introduced COFI, which provides customers with immediate access to computer-generated documents using standard Internet browsers. In addition, Anacomp has recently introduced enterprise document management products developed and marketed with NDS, a premier provider of integrated systems and document management software technology.

    The Company has an extensive installed base of COM systems located at end-user operations, which together with the Company's strong customer relationships provide the Company with what management believes to be a high-margin, recurring revenue stream from COM systems maintenance and related supplies. In addition, the Company is the leading provider of half-inch computer tape (magnetic media) products for large-scale computing systems, with manufacturing plants in the United States and in Europe.

    The common stock of the Company is listed on the Nasdaq National Market under the symbol "ANCO." As of August 14, 1998, the market capitalization of the Company was approximately $232.8 million, based on a closing price for the common stock of $16.375 per share.

DOCUMENT MANAGEMENT INDUSTRY

    The document management industry, which the Company believes to be in excess of $8 billion worldwide, provides services and products utilized in the storage and distribution of, and access to, computer-generated documents and various forms of document images. Users of these services and products must balance the ease of accessibility to information contained in these documents with the cost of storing and accessing that information.

    This balancing, as reflected in the Company's business strategy, adheres to a paradigm known as the Information Delivery Life Cycle, which describes the relationship between the age of information contained in a document, the frequency and speed of its access, and the type of media upon which the document is stored. In general, as the document ages, customer requirements for frequency of access and speed of delivery decline. To achieve the greatest degree of cost-effectiveness and efficiency, organizations migrate their documents across several different delivery systems over the life of the document.

                                     [LOGO]

    Historically, document management (storage, distribution and access) was dominated by micrographics services and products, a segment in which Anacomp has achieved a sustained leading market position. Recent advances in digital technologies, which provide more rapid access but at a higher cost, have provided customers with information management alternatives to micrographics. Over the next several years, the Company believes that micrographics technology will continue to retain certain cost and functional advantages over alternative storage media, which should keep micrographics competitive in a wide range of applications. Over the longer term, however, the Company believes that micrographics technology will be viewed predominately as a reliable and cost-effective method for long-term document archival.

    Companies are increasingly faced with the competing challenges of reducing the costs, while improving the capabilities, of their information processing and management operations. Moreover, these challenges are being faced at a time when technology is advancing rapidly, which greatly increases the complexity of selecting and implementing the appropriate solutions. As a result, organizations increasingly are seeking outsourcing alternatives to reduce their overall cost and eliminate the complexity associated with constantly changing technology choices and implementation requirements.

    The Company's business strategy is to capitalize on these industry trends by leveraging its market position and competitive strengths to provide new services and products while maintaining its leading position in the COM segments of the market.

COMPETITIVE STRENGTHS

LONG-TERM CUSTOMER RELATIONSHIPS

    The Company has developed long-term relationships (in excess of five years) with many of its customers. Among the Company's current long-term customers are Aetna Inc., AT&T Corp., Automatic Data Processing, Inc., BankAmerica Corp., Banc One Corp., Citicorp, Deutsche Bank AG, Electronic Data Systems, FMR Corp., General Electric Company, IBM, and Travelers Group, Inc. No single customer accounted for 10% or more of the Company's revenues in fiscal 1997. The Company believes that it has developed this long-term customer base by consistently meeting or exceeding customer document and information management needs and expectations. The Company manages these customer relationships through its worldwide sales force of approximately 200 individuals and through its extensive distributor networks.

LEADING MARKET POSITION

    The Company is a leader in certain businesses within the document management industry, including COM systems, COM maintenance and supplies, COM services, certain half-inch magnetic media products and digital-based CD-R document management services and products. The Company's market position and customer base provide the necessary platform to grow these businesses and to introduce new and complementary document management services and products.

UNDERSTANDING OF CUSTOMERS' DOCUMENT MANAGEMENT REQUIREMENTS

    Through its long-term customer relationships, Anacomp has developed an understanding of its customers' unique document management requirements as well as the particular document management requirements in its customers' industries. This understanding has enabled the Company to recognize and meet the changing needs of its customers. In addition, the Company believes that because of this understanding, its customers trust Anacomp to properly and securely process and manage their critical documents and information.

BROAD RANGE OF SERVICES AND PRODUCTS

    In the last two years, the Company has introduced new services and products designed to further broaden its offerings across the entire Information Delivery Life Cycle. In addition to enhancing its traditional COM services and products, the Company has become a leading provider of document management CD solutions through the development of its ALVA services and through the acquisition of Data/Ware and its CD systems business line. The Company is also introducing complementary services related to its existing offerings, including COFI outsource services, document management consulting services, enterprise-scale electronic delivery software products in partnership with NDS, and new magnetic media products and related outsource services and equipment.

FIRST IMAGE ACQUISITION

    The Company believes the Acquisition of the IAS Business will strengthen its outsource services business, increase its already significant customer base, and enhance revenues and profitability through cross-selling opportunities and cost savings associated with consolidating the businesses. The addition of the IAS Business will increase the Company's production capacity and expand the geographic coverage of its services. The Company believes it will be able to capitalize on cross-selling opportunities by leveraging the additional customer base with new service and product offerings.

EXPERIENCED MANAGEMENT TEAM

    The Company's management team has an average of 17 years of experience in the information technology, document management and related industries and is committed to executing the Company's business strategy. The Company continues to recruit managers and other professionals from other successful companies and to promote from within when appropriate.

BUSINESS STRATEGY

    The Company has developed a strategic plan entitled "Strategy 2000." Strategy 2000 was developed over a six-month period concluding in November 1997. The planning process included over 30 individuals from the Company, including senior management and marketing, sales, technical and operations personnel worldwide. Strategy 2000 sets forth the following four key strategies for the
Company:

PROVIDE CUSTOMERS WITH SOLUTIONS TO THEIR DOCUMENT MANAGEMENT REQUIREMENTS

    Anacomp has a large long-term customer base with diverse document management requirements, and Anacomp desires to be the provider of choice for all of these requirements. By understanding the document management requirements of and working closely with its customers, Anacomp constantly identifies additional services and products it can offer to its customers. The Company intends to continue to broaden its range of services and products as it endeavors to capture all of its customers' business for all the document management services and products that its customers require.

INCREASE MARKET POSITION AND PROFITABILITY IN TRADITIONAL BUSINESSES

    The Company has established leading positions in certain segments of the document management industry with its traditional businesses (COM and magnetic media). Although these segments and businesses are mature, Anacomp believes that there remain opportunities to increase its market position in these segments and increase the contribution of these businesses to the Company's net sales and EBITDA. The Company will seek to increase its market position through strategic acquisitions and by leveraging its customer base for its other services and products. In addition, Anacomp continually strives to leverage its existing infrastructure and make strategic investments to achieve incremental operating efficiencies that would lead to increased profitability.

DEVELOP A LEADING POSITION IN ELECTRONIC ARCHIVAL AND DELIVERY SOLUTIONS

    With the rapid evolution and acceptance of the Internet worldwide, the Company believes it is presented with an opportunity to develop a leading position in the emerging electronic archival (long-term storage) and document delivery (access) services and products segment. As the Internet emerges as a widely-accepted, standardized, low-cost medium for distribution of, and access to, documents and information, Anacomp will seek to leverage its extensive expertise and experience in document management to become a leading provider of a new generation of solutions utilizing this medium. The Company is pursuing these opportunities with initiatives such as its COFI offering and its offerings with NDS and is actively developing new offerings.

PURSUE STRATEGIC ACQUISITIONS

    The Company will continue to pursue strategic acquisitions to expand its current capabilities and offerings. All of Anacomp's acquisitions will be focused in one or more segments of the document management industry that will be designed to increase its position in current segments, add complementary services and products to its existing businesses, or add offerings in new businesses.

SERVICES AND PRODUCTS

    Anacomp operates in a single industry generally known as the document management industry, and it offers a wide range of services and products within this industry. These solutions can be grouped into five major business lines: outsource services, technical services, systems, micrographics supplies and magnetic media.

    The table below shows Anacomp's revenues for each of its business lines for the last three fiscal years. The information is presented on a traditional comparative basis for the year ended September 30, 1996 and 1995, to facilitate a meaningful comparison to fiscal 1997. Consequently, the fiscal 1996 and 1995 information presented below does not comply with accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the newly reorganized Company and the predecessor company.

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                           ---------------------------------------------------------------------
                                                                    1995                    1996                   1997
                                                           -----------------------  ---------------------  ---------------------

                                                                                  (DOLLARS IN THOUSANDS)
Outsource Services.......................................  $  132,144          22%  $  103,733         21% $  103,595         22%
Technical Services.......................................      86,175          15       82,105         17      77,123         17
Systems..................................................      51,276           9       32,794          7      36,739          8
Micrographics Supplies...................................     190,621          32      150,449         31     131,615         29
Magnetic Media...........................................     128,353          22      112,187         23     102,823         22
Other....................................................       2,620           0        4,872          1      10,615          2
                                                           ----------         ---   ----------        ---  ----------        ---
    Total................................................  $  591,189         100%  $  486,140        100% $  462,510        100%
                                                           ----------         ---   ----------        ---  ----------        ---
                                                           ----------         ---   ----------        ---  ----------        ---

OUTSOURCE SERVICES

    The principal outsource services delivered by Anacomp are COM and ALVA services, which are delivered through the Company's 48 service centers throughout the world. Outsource services are sold by Anacomp's direct sales forces in the United States, Canada, Brazil and Europe. The Company has recently acquired several small COM and CD service centers as part of its strategy to increase its presence in specific geographics areas. The Company also has recently introduced COFI services which deliver electronic documents to the user's desktop using the internet and/or the organization's intranet.

    The Company has a large customer base which has proved to be loyal to the Company in the past. The Company's outsource services customers include banks, insurance companies, brokerage firms, healthcare providers and government agencies. No one customer accounted for more than 10% of the Company's outsource services revenues in fiscal 1997. The typical service contract is exclusive, lasts one year or more with a one-year, automatic renewal period and provides for usage-based monthly fees, subject to increase on 30 days' notice. The Company believes that approximately 75% of the Company's COM and ALVA services customers are subject to contracts and estimates approximately 90% of such contracts are renewed annually.

    COM SERVICES. COM services, the delivery of microfilm-based outsourcing services, represents the largest component of Anacomp's outsource services and constitutes the primary component of the IAS Business. On a daily basis, Anacomp's service centers receive thousands of electronic transmissions and magnetic tapes from customers. This information (both text and graphics) is converted to 16 mm microfilm or to microfiche, which is a four by six-inch film medium capable of storing up to 1,000 pages of computer generated documents. Turnaround for a typical COM services job ranges from two hours to 36 hours, depending on specific circumstances and requirements, and the centers generally operate 24 hours a day every day of the year.

    As an adjunct to COM services, Anacomp also provides External Facilities Management ("XFM") services to selected customers. Under an XFM arrangement, Anacomp operates and manages a customer's COM system(s) and production at Anacomp's facilities.

    ALVA SERVICES. Although still a relatively small percentage of the Company's revenues, Anacomp has quickly become a significant provider of CD outsource services since entering this emerging market in fiscal 1995. Competition in this segment is highly fragmented, and Anacomp believes it is the largest U.S. provider of CD outsource services.

    Anacomp's ALVA services provide customers with an easy, high-capacity document storage, distribution and access solution for applications requiring frequent and high-speed document access. End-user documents, such as invoices and statements, are indexed and stored on CD-R. In addition to indexed information within documents, ALVA includes sophisticated Windows-based software for accessing and viewing the documents and information. ALVA production systems are available at a majority of the Company's service centers in the United States and at selected locations internationally.

    The Company believes that its ALVA solution has significant advantages over competing products, primarily due to the Company's network of service centers, its extensive knowledge of applications and indexing expertise, and ALVA's flexible and easy-to-use human interface.

    COFI WEB SERVICES. Anacomp provides COFI services from several of its service centers in the United States, providing for the immediate access to computer-generated documents using a standard internet browser (such as Netscape or Microsoft Explorer) for its COFI services customers. The indexed, viewable documents are stored on an Anacomp Web Server or on the customer's internal Web Server, providing internal or external customers with immediate access to information contained in these documents from their electronic desktop using standard internet browser technology.

TECHNICAL SERVICES (FIELD MAINTENANCE)

    Anacomp's technical services is traditional field maintenance services. Technical services are sold by Anacomp's direct sales forces worldwide.

    The Company provides round-the-clock maintenance and support services through over 400 highly trained service employees in the United States, Brazil, Canada and Europe which serve approximately 1,900 of the nearly 4,000 COM systems believed to be in use worldwide. Its technical services reach is further expanded by its distributors in those regions where Anacomp does not maintain a direct, operational presence. In the United States, over 300 field service engineers and managers provide geographic coverage through ten regions. Internationally, maintenance services are provided either by Anacomp employees operating in the Company's foreign subsidiaries or by employees of dealers and distributors.

    Anacomp believes that it maintains virtually all of its own installed base of COM systems, as well as a large percentage of those built by other manufacturers. In addition, the Company provides maintenance services for micrographics-related devices and, increasingly, equipment outside of the micrographics segment (such as high-speed laser printers, tape subsystems and optical and CD jukeboxes). Since many customers tend to use the maintenance services of the supplier that installed the system, maintenance revenues traditionally have been a function of new COM system sales and the size of the installed base. Anacomp believes that it is the leading provider of COM systems maintenance in the United States and Europe.

    As sales of COM systems mature, the Company's strategy is to leverage its maintenance infrastructure by expanding the technical services it provides for equipment beyond the micrographics segment. Recent additions to the Company's maintenance base include tape subsystems and automated tape libraries, tape cleaning and conversion equipment, and optical and CD storage systems (jukeboxes). The Company added maintenance of high-speed laser printers to its offering with the acquisition of small laser printer maintenance providers in December 1997 and May 1998.

SYSTEMS

    The principal systems products delivered by Anacomp are COM systems, CD systems, and COLD systems, document imaging and report distribution software. The Company sells these products through its direct sales forces in the United States, Canada, Brazil and Europe and through distributors in Latin America, parts of Europe and Asia. No single customer accounted for more than 10% of the Company's systems sales in fiscal 1997.

    COM SYSTEMS. Anacomp is the world's leading manufacturer and distributor of COM systems, offering a complete line of COM processors, duplicators, sorters and related software. Anacomp's installed base of COM systems and related sales of COM technical services and supplies to its installed base provide the Company with what management believes to be a recurring revenue stream that constitutes a significant portion of its annual revenues.

    The Company's XFP 2000 is the most advanced COM system on the market and has enabled the Company to capture what it believes to be a significant number of all new COM systems sold or leased. The XFP 2000 is faster and more reliable than previous COM systems and, through its laser technology, has the capability to generate precise reproductions of any image. The Company sold or leased 135 XFP 2000 COM systems in fiscal 1997 compared to 122 in 1996.

    In fiscal 1996, Anacomp introduced DragonCOM, a version of the XFP 2000 for the Asian market, which is capable of processing Chinese, Korean, Taiwanese, Japanese and other ideographic languages utilizing the popular IBM AFP architecture. The Company is marketing DragonCOM to customers in Asia through an agreement with Kodak and directly through its sales force in this region. Kodak has a remaining contractual commitment to purchase 17 additional DragonCOM systems over the next 15 months.

    Anacomp also has developed and currently markets several software enhancements to the XFP 2000, including products that emulate IBM and The Xerox Corporation ("Xerox") laser print output streams. AFP software developed in conjunction with IBM enables the XFP 2000 to process and image AFP-formatted data streams used by IBM high-speed laser printers. XCF software developed in partnership with Xerox enables the XFP 2000 to process the same data stream used by Xerox high- speed, high-volume laser printers.

    Anacomp recently introduced its Image Direct application for the XFP 2000, which enables users to output document images directly to microfilm from desktop workstations. The initial release of Image Direct supports TIFF images, the most popular bitmap format in use today; additional format compatibility is expected in future releases.

    Principal customers for the Company's COM systems include document-intensive organizations such as banks, insurance companies, brokerage firms, healthcare providers and all levels of government agencies, as well as non-Anacomp COM service centers. While the majority of COM systems are sold outright, customers are increasingly selecting leasing plans and monthly usage options.

    In international markets, the Company sells COM systems through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through distributors and agents. Kodak is a significant distributor of the Company's products in the Asia-Pacific market. International sales accounted for approximately 52% of the Company's fiscal 1997 COM system revenues, with sales in Asia, Germany and France accounting for approximately 17%, 10% and 9%, respectively; however, no single country was responsible for 10% or more of the Company's total revenues in fiscal 1997.

    The Company's primary competitors in the sale of COM systems are Agfa-Gevaert AG ("Agfa") and Micrographic Technology Corporation ("MTC"). Competition is based principally on product features, as well as on such factors as product quality, service and price. The Company believes the worldwide installed base of COM systems is in excess of 4,000 units, which offers a continuing replacement market opportunity for the Company's XFP 2000.

    CD SYSTEMS. Anacomp became a leading provider of document output to CD systems for mainframe and client/server computing environments through its acquisition in fiscal 1997 of Data/Ware. The Company's flagship Data/Ware products, the Enterprise Authoring System ("EAS") and the Server/ Enterprise Authoring System ("S/EAS"), provide companies with internal solutions for the highly automated output of documents to CDs.

    The Company's CD systems are sold by its direct sales force worldwide and also by distributors in Latin America and Asia. Because of the similarity between the Company's CD and COM systems relating to target markets, applications and sales cycle, the Company believes it can leverage its extensive COM knowledge and customer relationships to grow sales of CD systems. In addition, the Company has begun maintenance services for its Data/Ware CD systems, creating a recurring revenue stream for installed units.

    The Company's primary competitors in the sale of high-volume CD output systems are Young Minds, Inc. ("Young Minds"), Rimage Corporation, and, to a lesser extent, IBM. IBM's product primarily competes in mid-range applications. In the high-volume CD system market, the Company believes that it and Young Minds have the leading market positions. The Company also has a significant installed base of well-known clients with document output to CD systems.

    ELECTRONIC DELIVERY SOLUTIONS. Anacomp is working actively to bring to market a wide range of electronic document delivery solutions. The Company provides COLD and document imaging solutions through its recent acquisition of Com-Informatic, the leading COM services provider in Switzerland and also a premier developer of advanced COLD and document imaging products for the European market.

    The Company markets an integrated system for document management that it obtains from NDS under the brand name Enterprise Output Management ("EOM"). Launched by the Company in late January 1998, EOM provides document management solutions for mainframe/host and client/server computing environments that allow organizations with significant document storage, distribution and access requirements to expedite access regardless of the document's location. As the name indicates, EOM provides for the storage, on-line distribution and access to electronically generated reports (often voluminous), thereby enabling users to avoid paper storage of such reports and to distribute all or selected portions of reports throughout an organization. The EOM system also enables access to these reports through a standard internet browser facility.

    In addition, the Company recently purchased Cambridge Technology Group, Inc., developers of SPAR (Securities, Processing, Accounting and Reporting), an advanced securities-related, multi-currency application for the international trust/custody market. The Company intends to sell SPAR by leveraging its global sales and support infrastructures, as well as its extensive experience and contacts with financial customers. The Company plans to acquire other document enabled vertical applications synergistic with its current business as opportunities arise.

    Although there are numerous competitors providing a variety of electronic document delivery solutions, the Company believes it can be among the first to offer a complete range of solutions, both analog and digital, that address all of a customer's document management needs.

MICROGRAPHICS SUPPLIES

    Anacomp sells the most comprehensive line of micrographics supplies in the world, including original silver halide film, duplicate film, chemicals for microfilm processing, paper and toners for reader/printers, micrographics lamps and bulbs and other consumables. These products are sold through Anacomp's direct sales forces and through distributor channels.

    The Company supplies wet and dry original silver halide film used in its XFP series of COM systems and wet and dry original silver halide film for its X-Series, an earlier generation of Anacomp COM systems. All original microfilm for the Company's COM systems is manufactured for the Company by Kodak under an exclusive supply agreement. The microfilm products for the XFP 2000 are manufactured for the Company by Kodak in what the Company considers to be a proprietary package. The Company also believes it can maintain its market position in XFP 2000 film sales going forward because of the complexity of the manufacturing process and the Company's patents on its proprietary canister.

    Anacomp is the world's largest distributor and seller of duplicate microfilm, which is used to create one or more additional copies of original microfiche and microfilm masters. Anacomp's primary competitor in the duplicate microfilm market is Rexham Graphics Ltd. ("Rexham"). For fiscal 1997, the Company believes that Kodak accounted for approximately 32%, and First Image accounted for approximately 12%, of the Company's shipments of duplicate microfilm.

    The Company sells original microfilm for Anacomp's COM systems and for other manufacturers' COM systems, with film sold for Anacomp's systems representing the vast majority of original microfilm sales. Anacomp competes in sales of non-proprietary original COM microfilms with other manufacturers, including Agfa, Fuji Photo Film U.S.A., Inc. ("Fuji") and Kodak. For non-OEM sales of the XFP 2000, the Company is the exclusive supplier for original microfilm because of the proprietary nature of the canister in which the film is placed. Anacomp believes that it sells its consumable supplies directly to more than 90% of its worldwide installed base. In fiscal 1996, the Company acquired the assets of one of its competitors, COM Products, Inc. ("CPI"), which provided the Company with a more diverse customer base. In fiscal 1997, the Company acquired the assets of Comstor Technology, Inc., a provider of spare parts, refurbished COM systems and supplies for the COM segment.

    International sales in fiscal 1997 accounted for 42% of the Company's total micrographics supplies revenues. In foreign locations, the Company offers supplies through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through a network of dealers and distributors. In Europe, the Company's primary competitors for micrographics supplies are Agfa, A. Messerli AG and Rexham. Its primary competitors in Asia are Kodak and Fuji.

MAGNETIC MEDIA

    Anacomp manufactures, sells and distributes a broad range of magnetic media products such as open reel tape, 3480/3490E tape cartridges, TK 50/52 CompacTape, voice logging, instrumentation and transfer (magnetic stripe) tape. In addition, the Company distributes and sells 3590 tape cartridges, DLT tape cartridges, CompacTape and quarter-inch, 4mm and 8mm back-up tape cartridges.

    The Company is the world's largest manufacturer of chromium dioxide half-inch tape products (open reel tape, 3480, 3490E and TK 50/52), widely used by organizations for the near-line and off-line storage of business data. These products are manufactured at Company facilities in Graham, Texas and Brynmawr, Wales. The Company has entered into partnerships to enable it to participate in the next generation of magnetic media products, particularly half-inch metal particle tape (3590 cartridges), and it plans to make modest investments in this area. The Company also plans to expand the magnetic media-related services it offers to its customers; such services include label initialization, library planning, media cleaning and conversion and disaster recovery.

    Anacomp primarily sells its magnetics products through its worldwide distributor and dealer network and, to a lesser extent, through the Company's direct sales force. The Company markets these products under the "Memorex," "Dysan," "Graham" and "StorageMaster" brand names, and it also is a leading OEM for many of the magnetic media products it manufactures.

    The Company has the leading manufacturing and market position for the products it makes. The Company has no significant competitors with respect to the manufacture of open reel tape, and its worldwide manufacturing and market position for 3480 and 3490E cartridges are estimated at 38% and 35%, respectively. The Company's major competitors for half-inch tape cartridges are Imation Enterprises Corporation and Emtech Magnetics GmbH (formerly BASF Magnetics GmbH).

    The Company has recently introduced magnetic media services offerings and markets magnetic media related equipment for certification, reproduction and cleaning.

OTHER--CONSULTING SERVICES

    Recently, Anacomp identified professional and consulting services as important potential growth areas. As a result, the Company acquired a small, professional consulting services business in January 1998, named Work Smart, Incorporated. The Company's business strategy calls for professional services to be offered as an adjunct to Company-provided services and products and for consulting services to be a stand-alone business offering customers a sophisticated level of guidance regarding document management strategies and solutions.

ELECTRONIC DELIVERY INTEGRATION INITIATIVES

    Since June 1996, Anacomp has initiated several strategic initiatives to expand its range of services and products in the electronic delivery market. Its three main initiatives are centered on document delivery using CD-R technology, document delivery using the internet or an organization's intranet system, and document delivery and archival using mainframe and/or high-performance server-based software solutions.

    Delivery of documents on CD-R involves the transforming, indexing, storing, distributing and providing access to documents stored on standard, inexpensive CDs. The Company believes the CD-R segment of the market is rapidly growing because CDs are extremely effective for the distribution of large volumes of electronically stored documents. The Company offers electronic delivery on CD through its ALVA services and its high-volume EAS and S/EAS CD production systems that it acquired from Data/ Ware. Anacomp offers its ALVA services through its network of outsource services centers in the United States and Europe and its EAS and S/EAS CD production systems through its worldwide direct and indirect sales channels. The ALVA services revenues have grown approximately 183% and 120% during fiscal 1997 and the nine months ended June 30, 1998, respectively, as compared to their prior comparable periods. The Company recently has changed the organization of the sales channels with dedicated focus on sales of the EAS and S/EAS systems, which the Company believes will improve revenue growth in that area.

    Delivery of documents using the internet or an organization's intranet system involves the transforming, indexing, storing, distributing and access to documents stored on standard Webservers and accessible by using standard Web browsers. The Company believes that electronic delivery through the Web and the internet or intranet is a rapidly growing segment for the delivery of electronic documents to end-users. Anacomp offers such electronic delivery through its COFI outsource services facilities which deliver documents to the customer's desktop using low cost, standard browser facilities. Although the COFI outsource service is a new product for the Company and is still small in terms of revenue generation, the Company believes that revenue from this service will grow rapidly.

    Document delivery and archival using mainframe and/or high-performance servers based on software solutions delivers documents to a customer's desktop or high-speed printers. This method of delivery and archival involves the transforming, indexing, storing, distributing and providing access to documents stored on large scale mainframes or server systems. Anacomp offers electronic delivery using enterprise-wide computing systems and networks through its EOM system, in conjunction with the Company's technology partner, NDS. The Company introduced its EOM system as a product in late January 1998 and is marketing the product to its current customer base and to customers of the Company's competitors in the COM segment of the market.

DESCRIPTION OF IAS BUSINESS

    The IAS Business provides a variety of imaging, archival and document management services. These services, which are substantially the same as Anacomp's COM services business, include the transfer of structured computer data, such as reports, statements and invoices, onto various media. See "--Services and Products--Outsource Services--COM Services."

    For the year ended December 31, 1997, the revenues of the IAS Business were $124.3 million, with 84% of those revenues coming from COM, the largest segment of the IAS Business. Additional revenues come from laser print services which are used to transform computer-generated output onto paper, and a smaller portion of revenues were derived from transforming computer-generated output onto relatively newer products, such as CDs. Finally, the IAS Business provides equipment and supplies related to these services, including microfiche readers, film and chemicals.

    The IAS Business operates 42 production centers geographically dispersed throughout the United States and has over 750 employees. Like Anacomp, the IAS Business has focused on maintaining strong client relationships, and has an annual client retention rate of approximately 90%. The IAS Business also utilizes innovative technology, such as on-line ordering and status reporting, in its sales and marketing efforts.

INTEGRATION OF IAS BUSINESS

    The Acquisition of the IAS Business will result in significant opportunities for operational efficiencies when combined with Anacomp's existing services and facilities. The Company and the IAS Business operate outsource service centers in 23 of the same cities or metropolitan areas in the United States, which will afford the Company opportunities for consolidation savings and efficiencies. The consolidation plan will consolidate 46 or more service centers into 23 locations over the duration of the consolidation schedule. In cities with an IAS Business service center location and without an Anacomp center, the Company will continue to operate those centers or perform a natural consolidation into existing Anacomp centers as trends in the market dictate.

    The corporate operations of the IAS Business will be relocated to Anacomp's Poway offices and will be incorporated into the existing Anacomp corporate operations upon closing of the Acquisition, which will allow for consolidation savings. Achievement of the consolidation plan will require investment in production and communications capital equipment to increase overall capacity and will require leasehold improvements to accommodate the combined operations. These investments in capacity and leasehold improvements have been factored into the consolidation plan.

    During the last five fiscal years, Anacomp has provided the following services and products to First Image which will become subsumed within the combined entity after the Acquisition. Since October 1993, Anacomp has been the exclusive provider of field maintenance services for the COM systems maintained in First Image's service centers, which resulted in revenues of $7.3 million for Anacomp in fiscal 1997. For the period September 1994 to September 1997, Anacomp was the exclusive provider of the duplicate microfilm used in First Image's service centers, accounting for $5.1 million of Anacomp's revenues in fiscal 1997. First Image had purchased a portion of its COM film requirements from Anacomp since September 1993, and such purchases were $2 million in fiscal 1997. From time to time, First Image has purchased XFP 2000 COM systems both directly from Anacomp and from Kodak pursuant to resales of systems purchased by Kodak from Anacomp pursuant to the OEM agreement. Anacomp had direct sales of XFP 2000 COM systems to First Image of $.3 million in fiscal 1997. First Image purchased $.7 million of other micrographics related equipment and supplies from Anacomp in fiscal 1997. In addition, in June 1994, Anacomp purchased from First Image its resale business that sold micrographics equipment and supplies to end-users.

ENGINEERING, RESEARCH AND DEVELOPMENT

    Anacomp's engineering costs associated specifically with research and development programs were $4.8 million in fiscal 1997, compared to $3.7 million in fiscal 1996, and $2.2 million in fiscal 1995. The Company expects its current research and development efforts to increase as it introduces new electronic and applications solutions. Costs associated with these efforts will be tempered by the Company's plan to acquire the rights to core technologies whenever possible.

    Major projects in fiscal 1997 included: the substantial completion of the Company's DragonCOM system, a version of the XFP 2000 for the Asian market that is capable of processing double-byte ideographic languages; efforts to improve the speed and expand the functionality of the Company's Image Direct COM document imaging initiative; continued development of the Company's "Pegasys" initiative to automate the Company's service centers and to develop advanced transmission capabilities for these centers; terminated efforts to develop a customer service application; various engineering efforts inherited as a result of the Company's acquisition of Data/Ware, including research into emerging DVD technology as it relates to document storage; ALVA extensions and its new COFI initiative.

    The Company also owns various patents and licenses covering aspects of its business lines and its production processes, as well as proprietary trade secret information relating to its services and products. While Anacomp believes that the protection provided by these patents, licenses and proprietary information is important, the Company also believes that equally significant is the knowledge and experience of its employees, and their abilities to develop and market the Company's services and products and to provide a value-added benefit to customers.

RAW MATERIALS AND SUPPLIERS

    Polyester is the principal raw material used in the manufacture of both microfilm and magnetic media products. Costs for polyester remained generally stable in fiscal 1997, as a result of a relative balance between supply and demand. There can be no assurance, however, that the current trend will continue.

    SKC is Anacomp's sole supplier of duplicate microfilm, the result of a ten-year supply agreement between the companies entered into in 1993 as part of SKC's purchase of Anacomp's Sunnyvale, California duplicate microfilm production facilities. SKC's duplicate film production is primarily to serve Anacomp, and SKC also provides Anacomp with polyester for a large percentage of its magnetic media products. In connection with the supply agreement, SKC also provided Anacomp with a $25 million trade credit facility, which was reduced to $15 million in fiscal 1997, and further reduced to $5 million in the first half of fiscal 1998. In addition, under an amendment to the supply agreement executed in 1996, Anacomp agreed to certain price increases, retroactive to 1994, and agreed to make the following deferred payments to SKC related to the retroactive price increases: $400,000 in 1997; $600,000 in 1998; $800,000 in 1999; $800,000 in
2000; and $1,000,000 in 2001.

    Pursuant to the SKC Agreement, the Company is required to purchase a substantial portion of its polyester requirements from SKC for its magnetic media products. While the Company could purchase certain of these magnetics polyester products from suppliers other than SKC, SKC is currently the sole available source for polyester used by the Company to manufacture many magnetics products, including open reel tape.

    Anacomp's XFP 2000 COM system utilizes a proprietary, patented original film canister, and the original film used in that canister is supplied exclusively by Kodak. Anacomp also purchases from Kodak substantially all of its requirements for original microfilm for earlier-generation COM systems manufactured by Anacomp and others, although Anacomp has from time to time purchased original microfilm utilized in those older COM systems from other suppliers.

BANKRUPTCY REORGANIZATION

    By early 1995, revenues from the Company's traditional micrographics business had been declining for the last several fiscal years. In response to this trend in its traditional business, the Company sought to increase revenue through opportunities related to the development of new micrographics and digital services and products, and investments in emerging digital technologies. Based on this growth strategy, in March 1995, the Company attempted to refinance certain of its existing indebtedness through a public offering of senior secured notes, which would have deferred an aggregate of $153 million in scheduled principal payments in fiscal 1995 through 1998. The Company, however, was unable to complete the refinancing, which when combined with weaker than anticipated second quarter results, resulted in the Company's having insufficient cash available to make certain scheduled principal and interest payments due on its indebtedness.

    As a result, on January 5, 1996, the Company filed a petition for reorganization under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. On March 28, 1996, the Company submitted a Plan of Reorganization and a Disclosure Statement to the Bankruptcy Court. The Disclosure Statement was approved by the Bankruptcy Court on such date and was transmitted to the creditors and preferred stockholders of the Company for solicitation of ballots for acceptance or rejection of the Plan of Reorganization. Ballots were cast by May 8, 1996. The Plan of Reorganization, as amended, was confirmed by the Bankruptcy Court on May 20, 1996, and on June 4, 1996 the Company emerged from bankruptcy under its Plan of Reorganization.

EMPLOYEES

    As of July 31, 1998, Anacomp employed approximately 3,400 people (excluding employees of the DAS and DPDS Businesses) at multiple facilities and offices in the United States, Canada, Brazil, Japan and Europe, including 84 service centers in the United States.

    As of July 31, 1998, the Company employed approximately 200 salespeople (excluding employees of the DAS and DPDS Businesses) worldwide. The Company maintains sales forces focused on each of the major components of the Company's business.

FACILITIES

    The Company maintains corporate offices in Poway, California (metropolitan San Diego). Headquarters operations, COM and CD systems manufacturing, engineering, customer service, marketing, technical services operations, finance, accounting and MIS facilities are all located in Poway, California. The Company's magnetics manufacturing facilities are located in Graham, Texas and Brynmawr, Wales.

    All of the Company's facilities have received international recognition for quality standards and have earned International Standards Organization 9002 certification.

    The following table indicates the square footage of the Company's facilities (including the IAS Business):

                                                                    OPERATING     OTHER     CORPORATE
                                                                    FACILITIES  FACILITIES FACILITIES     TOTAL
                                                                    ----------  ---------  -----------  ----------
United States:
  Leased..........................................................   1,233,075     90,953     215,612    1,539,640
  Owned...........................................................     147,420     15,630          --      163,050
                                                                    ----------  ---------  -----------  ----------
                                                                     1,380,495    106,583     215,612    1,702,690

International:
  Leased..........................................................     139,590     19,092          --      158,682
  Owned...........................................................     167,478         --          --      167,478
                                                                    ----------  ---------  -----------  ----------
                                                                       307,068     19,092          --      326,160
                                                                    ----------  ---------  -----------  ----------
    Total.........................................................   1,687,563    125,675     215,612    2,028,850
                                                                    ----------  ---------  -----------  ----------
                                                                    ----------  ---------  -----------  ----------

    Other facilities consist primarily of leased space of abandoned facilities. Approximately 140,500 square feet of the other facilities have been sublet to others. The Company also leases standard office space for its sales and service centers in a variety of locations. The Company considers its facilities adequate for its present needs and does not believe that it would experience any difficulty in replacing any of its present facilities if any of its current agreements were terminated.

    During October 1997, the Company renegotiated a significant lease for its Poway, California facility. Pursuant to the amended lease, the Company expanded the space it occupies to include the entire facility (338,485 square feet). The new lease became effective January 1, 1998, and has an initial term of ten years, at the end of which time it may be renewed for successive five-year terms. The expanded space is being utilized primarily for the consolidation and relocation of the Company's Indianapolis, Indiana corporate offices.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial statements of the Company.

                                   MANAGEMENT

    The current directors and executive officers of the Company and their ages and positions are listed in the following table.

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Ralph W. Koehrer.......................          53   President, Chief Executive Officer and Director
Frederick F. Geyer.....................          48   Executive Vice President--Services and Products
Donald L. Viles........................          52   Executive Vice President and Chief Financial Officer
William C. Ater........................          58   Senior Vice President, Chief Administrative Officer and Secretary
Jeffrey R. Cramer......................          44   Senior Vice President and General Manager--Technical Services
                                                      Business
William E. Farrant.....................          43   Senior Vice President--Service Center Support
George C. Gaskin.......................          39   Senior Vice President, General Counsel and Assistant Secretary
Mary Jane Grinstead....................          48   Senior Vice President and General Manager--Electronic Systems
                                                      Business
Hasso Jenss............................          54   Senior Vice President and General Manager--COM Systems Business
Richard V. Keele.......................          49   Senior Vice President--Product Development
Thomas J. Magazzine....................          52   Senior Vice President and General Manager--Consulting Services
Stephen C. Manske......................          53   Senior Vice President
Kevin M. O'Neill.......................          44   Senior Vice President--Strategy, Business and Product Development
Gary M. Roth...........................          56   Senior Vice President and General Manager--Magnetics Business
Emery E. Skarupa.......................          46   Senior Vice President--Manufacturing and Materials
Donald W. Thurman......................          52   Senior Vice President and General Manager--Outsourcing Services
                                                      Business
Peter Williams.........................          45   Senior Vice President and General Manager--International Business
Thomas L. Brown........................          42   Vice President and Treasurer
Richard D. Jackson.....................          61   Co-Chairman of the Board and Director
Lewis Solomon..........................          64   Co-Chairman of the Board and Director
Talton R. Embry........................          51   Director
Darius W. Gaskins, Jr..................          58   Director
Jay P. Gilbertson......................          38   Director
George A. Poole, Jr....................          67   Director

    The business experience of each director and executive officer for the past five years is described below. The current directors of the Company were elected February 9, 1998, and will hold office until the next annual meeting of stockholders of the Company. Each executive officer is elected for a term of one year and holds office until his successor is chosen and qualified or until his death, resignation or removal.

    RALPH W. KOEHRER was elected President, Chief Executive Officer and Director (effective May 1, 1997) on April 29, 1997 and President and Chief Operating Officer (effective January 6, 1997) on December 10, 1996. Prior to joining the Company, Mr. Koehrer was with Automatic Data Processing, Inc. ("ADP") for 11 years, most recently as Corporate Vice President of ADP and as President of ADP's Information and Processing Services division.

    FREDERICK F. GEYER joined Anacomp in January 1998 as Executive Vice President--Services and Products. Before joining Anacomp, Dr. Geyer was with Texas Instruments where Dr. Geyer served as Senior Vice President for digital imaging from August 1996 to December 1997. Prior to that, Dr. Geyer worked for Kodak where, during his tenure, his responsibilities included hardware/software design and development, marketing and sales for digital imaging products, and start-up of an optical storage business.

    DONALD L. VILES was elected Executive Vice President and Chief Financial Officer effective March 1, 1996. From October 1985 to March 1996, he served as Vice President and Controller.

    WILLIAM C. ATER was elected Senior Vice President on August 13, 1997 and Chief Administrative Officer in February 1988. He has served as Secretary since March 1985.

    JEFFERY R. CRAMER was elected Senior Vice President--Technical Services Business on August 13, 1997. Mr. Cramer joined Anacomp in July 1996 with the Company's acquisition of CPI, and served as Senior Vice President--Business Development from February to August 1997. Mr. Cramer had served as President of CPI since March 1987.

    WILLIAM E. FARRANT was elected Senior Vice President--Service Center Support on February 9, 1998. Mr. Farrant had previously served as Vice President--U.S. Group Operations from October 1994 to January 1998. Prior to that, Mr. Farrant was Director--Product Management from December 1992 to October 1994.

    GEORGE C. GASKIN was elected Senior Vice President, General Counsel and Assistant Secretary on November 17, 1997 and had served as Vice President--Legal and Assistant Secretary since June 3, 1996. From June 1990 to June 1996, Mr. Gaskin served as Corporate Counsel and Assistant Secretary.

    MARY JANE GRINSTEAD was elected Senior Vice President and General Manager--Electronic Systems Business on May 4 1998 and had served as Senior Vice President--North America West since November 1997, after joining Anacomp as Senior Vice President--U.S. West in August 1997. Ms. Grinstead had previously served as Senior Vice President of Distribution and Operations of Ardis, a subsidiary of Motorola Corp., since prior to five years ago.

    HASSO JENSS was elected Senior Vice President and General Manager--COM Systems Business on February 9, 1998 and had served as Senior Vice President and General Manager--Europe since August 1997. From October 1995 to August 1997, Mr. Jenss served as President--European Group. Mr. Jenss served as Vice President--European Micrographics from November 1993 to September 1995. Prior to that, Mr. Jenss served from October 1989 to October 1993 as Managing Director of Anacomp's German subsidiary.

    RICHARD V. KEELE was elected Senior Vice President--Product Development on May 4, 1998 and had served as Senior Vice President and General Manager--CDS Cluster since August 1997. Mr. Keele joined Anacomp in January 1997 with the Company's acquisition of Data/Ware, and was elected President--Data/ Ware Group in February 1997. Mr. Keele had previously served as President of Data/Ware since prior to five years ago.

    THOMAS J. MAGAZZINE was elected Senior Vice President and General Manager--Consulting Services on May 4, 1998, having joined Anacomp with its acquisition of WorkSmart in January 1998. Prior to joining Anacomp, Mr. Magazzine had been President and Chief Executive Officer of WorkSmart since 1996. Before launching WorkSmart, Mr. Magazzine founded GTE Vantage Solutions in 1990, a company which implemented information technologies for process-level reengineering. Mr. Magazzine has more than 25 years experience in information management.

    STEPHEN C. MANSKE was elected Senior Vice President on May 4, 1998 and had served as Senior Vice President--COFI Cluster since November 1997. Mr. Manske had previously served as Senior Vice President--Business Development from June 1996 to August 1997. Prior to that, Mr. Manske was Vice

President--Emerging Technologies from August 1993 to June 1996, and Director--Advanced Technologies Development from July 1989 to August 1993.

    KEVIN M. O'NEILL was elected Senior Vice President--Strategy, Business and Product Development on May 4, 1998, and had served as Senior Vice President--Business Development and Strategy since August 1997, after serving as Senior Vice President--Global Marketing since June 1996. Mr. O'Neill had served as Vice President--Global Marketing from 1995 until June 1996. From 1994 to 1995, Mr. O'Neill served as Vice President of Marketing, Strategic Resellers Group. Mr. O'Neill had previously served as Senior Director, Marketing & Product Development for Fujitsu-ICL Systems, Inc. since prior to five years ago.

    GARY M. ROTH was elected Senior Vice President and General
Manager--Magnetics Business on November 17, 1997 and had served as President--International Group since October 1995. Previously, Mr. Roth served as Vice President--Americas/Asia Division from November 1992 to September 1995. From October 1991 to October 1992, Mr. Roth served as Manager--LAAP/Canada Operations. From October 1988 to October 1991, Mr. Roth served as Vice President--Data Systems Division.

    EMERY E. SKARUPA was elected Senior Vice President--Manufacturing and Materials on August 13, 1997. Mr. Skarupa joined the Company in November 1993 as Director of Purchasing and was elected Vice President--Materials in May 1996. Mr. Skarupa had previously served as Director of Materials for Abex Aerospace, a division of Abex Corp., since January 1991.

    DONALD W. THURMAN was elected Senior Vice President and General Manager--Outsourcing Services Business on May 4, 1998 and had served as Senior Vice President and General Manager--North America East since November 1997. Mr. Thurman served as Senior Vice President--U.S. East from August 1997 to November 1997, and as Region Vice President--U.S. Group from October 1996 to August 1997. From November 1993 to October 1995, Mr. Thurman was Senior Vice President of Marketing and Business Development for First Image. Mr. Thurman served as General Manager of The Software Factory from January to November 1993 and previously served as Senior Vice President of the Company from January 1990 to January 1993.

    PETER WILLIAMS was elected Senior Vice President and General
Manager--International Business on November 17, 1997 and had served as President--Magnetics Group since October 1995. Previously, Mr. Williams served as General Manager--Magnetics European Group from 1993 to September 1995. Prior to that, Mr. Williams served from 1990 to 1993 as Vice President, Wales Operations--Magnetics.

    THOMAS L. BROWN was elected Vice President and Treasurer on May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President--Financial Reporting and Analysis for the Company from March 1991.

    RICHARD D. JACKSON has served as a director since June 4, 1996. Mr. Jackson was elected Vice Chairman of the Board of Directors on June 4, 1996 and Co-Chairman of the Board effective May 1, 1997. Mr. Jackson has been a consultant since 1995. Mr. Jackson joined FFMC 1993 as Chief Operating Officer and Senior Executive Vice President and was elected Vice Chairman in February 1995, a position Mr. Jackson held until August 1995. From 1990 to 1993, Mr. Jackson served as Vice Chairman and Chief Executive Officer of the Georgia Federal Bank. Mr. Jackson also serves as a director of Schweitzer-Maudit International, Inc. and Simione Central Holdings, Inc.

    LEWIS SOLOMON has served as a director since June 4, 1996 and was elected Lead Director on that date. Mr. Solomon was elected Co-Chairman of the Board effective May 1, 1997. Mr. Solomon has been Chairman of G&L Investments for the past five years. Mr. Solomon also serves as a director of Anadigics, Inc., Computer Products, Inc. and Microelectronic Packaging, Inc.

    TALTON R. EMBRY has served as a director since June 4, 1996. Mr. Embry has been Chairman and Chief Investment Officer of Magten Asset Management Corporation ("Magten"), which is an investment advisory firm, since 1978. Mr. Embry is also a director of Combined Broadcasting, Inc. and BDK Holdings, Inc.

    On September 9, 1993, Magten and Talton R. Embry, without admitting or denying the allegations in a complaint by the Commission, consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Advisor's Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The final judgment to the action, SECURITIES AND EXCHANGE COMMISSION V. TALTON R. EMBRY AND MAGTEN ASSET MANAGEMENT CORP., 93 Civ. 6294 (LMM) (filed September 9, 1993 S.D.N.Y.), was entered on September 14, 1993.

    The Commission's complaint alleged principally that Mr. Embry failed to advise his clients of certain personal and proprietary trades relevant to the clients' holdings and to comply with certain reporting requirements. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

    At the same time, Mr. Embry, without admitting or denying the allegations in an order filed by the Commission, settled a parallel Commission administrative action against Mr. Embry. The administrative proceeding, the MATTER OF TALTON R. EMBRY, Administrative Proceeding File No. 3-8153, was commenced by the Commission on September 16, 1993. In the settlement, Mr. Embry agreed to the appointment, for a period of five years, of an independent consultant approved by the Commission to oversee Mr. Embry's personal securities transactions and to conduct biannual compliance audits of Magten. Gerald Rath, Esq. of the law firm of Bingham Dana & Gould, Boston, Massachusetts, has been appointed and approved as the independent consultant.

    On April 28, 1995, a Revco Drug Stores, Inc. ("Revco") shareholder, suing derivatively on behalf of Revco, filed a complaint in U.S. District Court for the Southern District of New York which named Magten, Talton R. Embry (a former director and Co-Chairman of Revco), certain of Magten's clients, and Revco as defendants. The complaint alleges that Magten's clients violated the "short swing profits" law, Section 16(b) of the Exchange Act, by selling shares issued by Revco in a July 1994 offering within six months of that offering. Magten's attorney's filed a motion for summary judgment because the allegedly violative conduct is expressly exempted from the "short swing profits" law. On February 6, 1996, the District Court dismissed the action in its entirety. On February 22, 1996, the plaintiff appealed the District Court's decision. On January 7, 1997, the Second Circuit Court of Appeals affirmed the District Court's opinion dismissing the derivative action brought in connection with the purchase and sale of Revco Stock.

    On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

    DARIUS W. GASKINS, JR. has served as a director since June 4, 1996. Mr. Gaskins has been a partner of High Street Associates, Inc. since 1991 as well as a founding partner of CFGW, a consulting firm founded in 1993. Mr. Gaskins also serves as a director of Rhone Industries, Inc. (formerly UNR Industries, Inc), Northwestern Steel and Wire Company and Sapient, Inc.

    JAY P. GILBERTSON has served as a director since June 4, 1996. Mr. Gilbertson was elected President, Chief Financial Officer and Co-Chief Operating Officer of HBO & Company on November 11, 1997. Mr. Gilbertson has been the Chief Financial Officer of HBO & Company since 1993. From 1991 to 1993, he served as Corporate Controller of HBO & Company.

    GEORGE A. POOLE, JR. has served as a director since June 4, 1996. Mr. Poole has been a private investor for more than the past five years and serves as a director of U.S. Home Corporation and The Bibb Company.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") all compensation awarded to, earned by, or paid to the Named Executive Officers for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1997, 1996 and 1995 except as otherwise specifically noted.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG
                                                                                              TERM
                                                                                             COMPEN-
                                                                                             SATION
                                                              ANNUAL COMPENSATION          -----------
                                                       ----------------------------------
                                                                                 OTHER       AWARDS
                                                                                 ANNUAL    -----------
                                            FISCAL                              COMPEN-       STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR        SALARY      BONUS     SATION(1)   OPTIONS(7)   COMPENSATION
----------------------------------------  -----------  ----------  ----------  ----------  -----------  -------------
P. Lang Lowrey, III.....................        1997   $  500,000  $  268,000  $   88,888(2)     60,000  $ 1,000,000(8)
  Chairman of the Board,                        1996      450,000     742,152     136,557(3)     40,000           --
  Chief Executive Officer                       1995      289,692      87,750          --     375,000             --
  (until April 30, 1997) and
  President (until January 5,
  1997)
Ralph W. Koehrer........................        1997      200,077     109,878     152,201(4)    157,500            0
  President (since January 6,                   1996           --          --          --          --             --
  1997) and Chief Executive                     1995           --          --          --          --             --
  Officer (since May 1, 1997)
Thomas R. Simmons.......................        1997      206,500      86,993      47,063(5)         --       64,920(9)(10)(11)
  Senior Vice President and                     1996      206,500      41,595          --      25,000          3,303(10)(11)
  General Manager--CED                          1995      206,500      66,374          --          --          1,680(11)
  Cluster (until January 15,
  1998)
Donald L. Viles.........................        1997      168,000     105,731          --          --          1,000(10)
  Executive Vice President and                  1996      157,446      45,980          --      25,000          1,000(10)
  Chief Financial Officer                       1995      167,846       5,000          --          --             --
Gary M. Roth............................        1997      156,615     108,472          --          --          1,000(10)
  Senior Vice President and                     1996      140,000      29,150          --      25,000          1,000(10)
  General Manager--Magnetics Cluster            1995      133,000      65,835          --      42,595             --
Ray L. Dicasali.........................        1997      166,380      84,974          --          --             --
  Senior Vice President and                     1996       75,389      12,500      80,817(6)     25,000           --
  Chief Technology Officer (until June          1995           --          --          --          --             --
  30, 1998)

------------------------

(1) Except as noted below, the aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost of the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1997, 1996 and 1995

(2) Includes $47,456 in relocation expenses and $34,827 in income tax assistance for certain relocation expense reimbursements and $6,605 for tax planning.

(3) Includes $63,894 in temporary relocation expenses and $62,410 in income tax assistance for certain relocation expense reimbursements.

(4) Includes $1,093 in relocation expenses, $1,108 in income tax assistance for certain relocation expense and $150,000 for a relocation bonus.

(5) Includes $1,000 for tax planning and $46,063 in income from the exercise of a stock option.

(6) Includes $36,952 in relocation expenses, $31,365 in income tax assistance for certain relocation expense reimbursements and $12,500 for a relocation bonus.

(7) All stock option grants prior to June 4, 1996 were canceled as of that date.

(8) Represents severance payment (see "--Employment Contracts--P. Lang Lowrey III").

(9) Includes $35,000 in loan forgiveness and $26,900 in income tax assistance for loan forgiveness.

(10) These figures include a $1,000 contribution per year made by the Company to the Anacomp Savings Plus Plan for fiscal 1997 and fiscal 1996 for each of Messrs. Simmons, Viles and Roth.

(11) Includes $2,020, $2,303 and $1,680 in imputed interest in fiscal 1997, 1996 and 1995, respectively, on Mr. Simmons' loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

STOCK OPTION PLANS

    On July 22, 1996, the Board of Directors approved the Anacomp, Inc. 1996 Restructure Recognition Stock Incentive Plan (the "Recognition Plan"). The Company has reserved 1,047,750 shares of common stock for issuance to employees and officers pursuant to stock options or restricted stock. The exercise price per common share under an option granted pursuant to the Recognition Plan is determined by the Compensation Committee of the Board of Directors (the "Committee"), which administers the Recognition Plan. Options lapse after ten years or upon termination of employment. common stock granted as restricted stock will be subject to restrictions on transferability and any other restrictions as the Committee may impose.

    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of common stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of the offering period. A maximum of 500,000 shares of common stock is available for purchase under the Stock Purchase Plan. No employee may be granted an option under the Stock Purchase Plan or any other qualified employee stock purchase plan that would permit such employee's rights to accrue at a rate which exceeds $25,000 of fair market value (determined at the offering date) of the common stock for each calendar year in which the option is outstanding. The administrator of the Stock Purchase Plan establishes a book entry account in the name of each participant to which deductions from the participant's payroll are credited. Rights and options granted under the Stock Purchase Plan are not transferable and are exercisable only by the participant during his or her lifetime.

    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"). The Company has reserved 1,400,000 shares of common stock for issuance to employees, officers and directors pursuant to stock options, stock appreciation rights ("SARs"), restricted stock awards and other stock-based awards. The maximum number of shares of common stock with respect to one or more options and/or SARs that may be granted under the 1996 Incentive Plan during any one calendar year or to any one participant is 500,000 shares; the maximum fair market value of any awards other than options or SARs during any one calendar year is $2 million. The exercise price per common share under an option granted pursuant to the 1996 Incentive Plan is determined by the Committee, which administers the 1996 Incentive Plan. Options lapse after ten years or three months after termination of employment. Upon exercise of a SAR granted under the Incentive Plan, the participant shall receive the excess, if any, of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR, as determined by the Committee, which shall not be less than the fair market value of one share on the date of grant. Common stock granted as restricted stock will be subject to restrictions on transferability and any other restrictions the Committee may impose. The Committee is also authorized to grant any other awards that are payable in, valued by reference or otherwise based on or related to shares of common stock.

    Pursuant to the 1996 Long-Term Incentive Plan, the Company granted to the Named Executive Officers the options set forth in the table below. According to the report of a consulting firm, the options issued to Messrs. Lowrey and Koehrer in fiscal 1997 were at or below the middle range of stock option incentive opportunities for chief executive officers of companies in the executive compensation peer group. The Committee believes that the 1996 Long-Term Incentive Plan aligns the interests of executive officers with those of shareholders and, thus, promotes the creation and protection of shareholder value.

    As of December 1, 1997, the Company adopted the Anacomp, Inc. 1996 Non-Employee Director Stock Option Plan (the "1996 Non-Employee Director Plan"). The Company has reserved 25,000 shares of common stock for issuance to non-employee directors pursuant to non-transferable stock options. During a certain period designated by the Compensation Committee, non-employee directors may elect to receive their annual retainer in options in lieu of cash. The purchase price per share under each option shall be 100% of the fair market value per share on the option grant date. Each quarter, a non-employee director electing to receive options will receive options to purchase 625 shares of common stock. Each option shall vest six months after the option grant date. If the remaining shares available for grant under the 1996 Non-Employee Director Plan is at any time less than sufficient to grant the full number of options to each non-employee director who elects to receive options, then the number of options shall be apportioned equally among such non-employee directors, and the Non-Employee Director Plan will automatically terminate as of that quarterly grant date. Otherwise, the 1996 Director Plan shall terminate upon its tenth anniversary or upon earlier termination by the Board of Directors.

                          OPTION GRANTS IN FISCAL 1997

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                                      AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK PRICE
                         NUMBER OF     % OF TOTAL                    GRANT-                          APPRECIATION
                        SECURITIES       OPTIONS                      DATE                        FOR 10-YEAR OPTION
                        UNDERLYING     GRANTED TO      EXERCISE      MARKET                           TERM(4)(5)
                          OPTIONS     EMPLOYEES IN       PRICE        PRICE     EXPIRATION   ----------------------------
                          GRANTED      FISCAL YEAR     PER SHARE    PER SHARE      DATE            0%             5%
                        -----------  ---------------  -----------  -----------  -----------  --------------  ------------
P. Lang Lowrey, III...      60,000(1)         6.39%    $    7.95    $    7.95     10/01/06     $  453,000     $1,037,874
Ralph W. Koehrer......      85,000(2)         9.05        8.4375       8.4375     01/06/07        600,312      1,428,884
                            72,500(3)         7.72       12.3750      12.3750     05/01/07        226,562        933,285
Thomas R. Simmons.....          --             --             --           --           --             --             --
Donald L. Viles.......          --             --             --           --           --             --             --
Gary M. Roth..........          --             --             --           --           --             --             --
Ray L. Dicasali.......          --             --             --           --           --             --             --


                            10%
                        ------------
P. Lang Lowrey, III...   $1,935,180
Ralph W. Koehrer......    2,700,068
                          2,017,530
Thomas R. Simmons.....           --
Donald L. Viles.......           --
Gary M. Roth..........           --
Ray L. Dicasali.......           --

------------------------

(1) All the options granted vest on September 30, 2000.

(2) All the options granted vest on January 6, 2000.

(3) Of the options granted, one-third vest May 1, 1998, one-third vest on May 1, 1999 and one-third vest on May 1, 2000.

(4) The figures shown are potential future undiscounted values based on actual term and annual compounding at the applicable rate. Potential realizable value equals stock price at end of option terms less exercise price, times the number of options granted.

(5) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of common stock at the end of the ten-year option term would be $15.50, $25.2479 or $40.2030, as the case may be.

    The following table sets forth information regarding all options exercised during fiscal 1997 or held at September 30, 1997 by the Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FY-END OPTION VALUES

                                                                  NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                          SHARES                 UNDERLYING UNEXERCISED            IN-THE-
                                         ACQUIRED       VALUE       OPTIONS AT FY-END      MONEY OPTIONS AT FY-END
                                        ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
                                       -------------  ---------  -----------------------  --------------------------
P. Lang Lowrey, III..................           --    $      --        10,000/ 90,000       $      75,500/$679,500
Ralph W. Koehrer.....................           --           --             0/157,500                   0/ 826,875
Thomas R. Simmons....................        6,250       46,063             0/ 18,750                   0/ 203,813
Donald L. Viles......................           --           --         6,250/ 18,750              67,938/ 203,813
Gary M. Roth.........................           --           --         6,250/ 18,750              67,938/ 203,813
Ray L. Dicasali......................           --           --         6,250/ 18,750              67,938/ 203,813

------------------------

(1) Based on the September 30, 1997 closing price of $15.50 on the Nasdaq National Market.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held eight meetings in the fiscal year ended September 30, 1997. No incumbent director attended less than 75% of the meetings held by the Board of Directors and the committees on which he served. The Board of Directors of the Company has an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors does not have a nominating committee but has assigned the functions of such a committee to the Compensation Committee.

    The members of the Company's Audit Committee during fiscal 1997 were Messrs. Poole (Chairman), Gilbertson and Solomon. The Audit Committee met six times during fiscal 1997. The principal duties assigned to the Audit Committee are to recommend to the Board of Directors the accounting firm to be selected as independent accountants of the Company and to meet with the Company's independent accountants after completion of the annual audit and their rendering of their opinion as a result thereof, to discuss their comments thereon and the Company's accounting methods and procedures as the Audit Committee deems appropriate.

    The members of the Company's Compensation Committee during fiscal 1997 were Messrs. Embry (Chairman), Gaskins and Jackson. The Compensation Committee met five times during fiscal 1997. The Compensation Committee determines the compensation and benefits of the Chief Executive Officer and other executive officers of the Company. It is also responsible for evaluating the performance of existing members of the Board of Directors and for making recommendations on new candidates for membership on the Board of Directors. The Compensation Committee also oversees the Company's stock option, employee stock purchase and other stock-based plans.

    The executive compensation policy of the Company, which is endorsed by the Committee, provides that a significant portion of the annual compensation of each executive officer relates to, and is contingent upon, the individual executive officer's performance. Accordingly, under the Committee's guidance, a significant portion of an executive officer's annual compensation is "at risk," at target levels during fiscal 1997 comprising approximately 35% (40% for the Chief Executive Officer) of total cash compensation.

    The members of the Company's Executive Committee during fiscal 1997 were Messrs. Jackson (Chairman), Lowrey (until April 30, 1997), Koehrer (from May 1,
1997) and Solomon from May 1, 1997. The Executive Committee met 17 times during fiscal 1997. The Executive Committee has and may exercise all the powers of the Board of Directors during the intervals between meetings of the Board of Directors.

It is also responsible for reviewing possible acquisitions, mergers, joint ventures, partnerships and other entries into new technologies.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive $1,250 for each directors and committee meeting attended in person, $1,000 for each such meeting attended by telephone, $625 for each committee meeting attended on the same day as a board meeting and an annual retainer of $12,500. Employee directors receive no fees. Each of the non-employee directors was granted options in November 1996 to purchase 5,000 shares of common stock for such director's first year of service and in February 1997 to purchase 20,000 shares of common stock. In addition, effective June 4, 1996, the non-employee members of the Executive Committee received a retainer of $40,000 per year, payable $10,000 each quarter. With their election as Co-chairmen effective May 1, 1997, the retainer increased to $60,000 per year payable $15,000 per quarter. Each of the Co-Chairmen also received an additional option to purchase 25,000 shares of common stock. Each of the directors may elect to receive his annual retainer in options to purchase common stock in lieu of cash.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Board of Directors was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company.

EMPLOYMENT CONTRACTS

    Each of the Named Executive Officers is a party to an employment agreement with the Company. Set forth below is a brief description of each such agreement.

    P. LANG LOWREY, III resigned as Chairman of the Board, Chief Executive Officer and Director effective April 30, 1997. Mr. Lowrey entered into a consulting agreement with the Company, effective as of May 1, 1997, with a term through September 30, 2000, which among other things, terminated the Amended and Restated Employment Agreement, effective October 1, 1996, between Mr. Lowrey and the Company and provided for the payment of a $1 million severance allowance to Mr. Lowrey. Pursuant to his consulting agreement, Mr. Lowrey will provide consulting services to the Company under the direction of the Chief Executive Officer on a full-time basis through September 30, 1997 and for up to 80 hours per month in fiscal 1998. Mr. Lowrey's compensation plan for fiscal 1998 is composed of (a) a base consulting fee of $150,000 (b) a maximum annual bonus opportunity of $100,000 and (c) employee benefits. Mr. Lowrey also entered into a covenant not to compete with the Company for a period of one year following any termination of the consulting agreement and not to solicit the Company's customers for a period of two years following any termination of the consulting agreement.

    Mr. Lowrey's compensation as Chief Executive Officer until his resignation effective April 30, 1997, was structured in accordance with the executive compensation policy discussed above. As Chief Executive Officer, Mr. Lowrey's compensation was determined pursuant to an employment agreement, effective as of October 1, 1996, that provided for a base salary and target bonus set at the middle range based on the review of the executive compensation peer group. Pursuant to the employment agreement, Mr. Lowrey was paid a $1 million severance allowance upon his resignation. In order to provide for a smooth transition, effective May 1, 1997, Mr. Lowrey entered into a consulting agreement with the Company that provided for, among other things, the termination of his employment agreement and compensation as provided in his employment agreement for the remainder of the fiscal year.

    RALPH W. KOEHRER entered into an Employment Agreement with the Company, effective as of October 1, 1997, which expires on September 30, 2000 and is automatically renewable thereafter for additional one-year terms. Mr. Koehrer also entered into a covenant not to compete with the Company while an employee, or as a consultant to the Company after any termination of employment, and not to solicit the Company's customers for a period of two years following any termination of employment.

    Mr. Koehrer's compensation plan for fiscal 1998 is composed of (a) a base salary of $400,000; (b) an area profit bonus of $66,667 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's adjusted net income; (c) an area revenue bonus of $106,667 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's total revenue;
(d) an asset management bonus of $40,000 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $53,333 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

    Prior to his election as Chief Executive Officer effective May 1, 1997, Mr. Koehrer's compensation as President and Chief Operating Officer was structured in accordance with the executive compensation policy discussed above and pursuant to an employment agreement, effective as of January 6, 1997. Upon his election as Chief Executive Officer, Mr. Koehrer's employment agreement was amended to increase his base salary and target bonus to a level less than that paid to the former chief executive officer, which the Company believes is in the middle range based on the review of the executive compensation peer group.

    Mr. Koehrer also has been granted options under the 1996 Long-Term Incentive Plan to acquire 85,000 shares of common stock at an exercise price of $8.4375 per share (the fair market price on January 6, 1997) and 72,500 shares of common stock at an exercise price of $12.50 per share (the fair market price on April 29, 1997). Pursuant to his agreement, Mr. Koehrer was awarded options to acquire an additional 42,500 shares of common stock at an exercise price of $13.50 (the fair market price on November 17, 1997).

    Mr. Koehrer's employment agreement further provides that, in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets, in either case if the surviving or transferee company does not agree to be bound by the terms of the employment agreement, or in the event of a change in control of the Company, Mr. Koehrer may elect to treat his employment agreement as terminated and receive a Severance Allowance of the lesser of $1 million or his prior 24-months compensation, which shall be in addition to the regular compensation and benefits that he is entitled to receive up to the date on which his employment terminates. In addition, Mr. Koehrer is entitled to receive such severance allowance and the accelerated vesting of options under a variety of other circumstances, but excluding termination for cause or his voluntary resignation upon 90 days advance notice.

    THOMAS R. SIMMONS resigned as Senior Vice President and General Manager-CED cluster effective January 15, 1998. Mr. Simmons entered into a two-year consulting agreement with the Company, effective January 16, 1998, which expires January 15, 2000. Pursuant to his consulting agreement, Mr. Simmons will provide consulting services up to 60 hours per month at a monthly compensation rate of $17,208 for the period beginning January 16, 1998 through January 15, 1999, and for the period beginning January 16, 1999 through January 15, 2000, Mr. Simmons will provide consulting services up to five hours per month at a monthly compensation rate of $2,500; provided, however, that if Mr. Simmons obtains full-time employment during the first year of his consulting agreement, the monthly compensation rate will be reduced to $2,500. Mr. Simmons entered into a covenant not to compete with the Company for the duration of his consulting agreement, as well as a confidentiality agreement and a non-disclosure agreement. During most of fiscal 1997, Mr. Simmons had held the title of President, U.S. Group.

    DONALD L. VILES entered into an employment agreement with the Company, effective February 15, 1996, which expires on September 30, 1998 and is automatically renewable thereafter for additional one-year terms. Mr. Viles also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.

    Mr. Viles' compensation plan for fiscal 1998 is composed of (a) a base salary of $168,000, (b) an area profit bonus of $22,615 paid quarterly based on the actual quarterly performance versus the quarterly quota for the Company's adjusted net income, (c) an area revenue bonus of $36,185 paid quarterly based upon the actual quarterly versus the quarterly quota for the Company's total revenue, (d) an asset management bonus of $13,569 paid quarterly based on the Company's asset management targets and (e) a corporate EBITDA bonus up to $18,092 paid quarterly based on the Company's quarterly EBITDA goal. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

    Mr. Viles' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company or a discontinuation of the Company's business, Mr. Viles will receive a severance allowance equal to his prior 24-months compensation if he elects to treat any such occurrence as a termination of his agreement. Mr. Viles is also entitled to such severance allowance if he is terminated by mutual agreement or without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

    GARY M. ROTH entered into an employment agreement with the Company effective October 1, 1992 which originally expired on September 30, 1995 but has been automatically renewed thereafter for additional one-year terms. Mr. Roth has also entered into a covenant not to solicit the Company's customers for a period of two years following any termination of employment. During fiscal 1997, Mr. Roth held the title of President--International Group. He assumed his current position on October 1, 1997.

    Mr. Roth's compensation plan for fiscal 1998 is composed of (a) a base salary of $174,850; (b) an area profit bonus of $23,538 paid quarterly based on actual quarterly performance versus quarterly quota for divisional EBIT; (c) an area revenue bonus of $37,660 paid quarterly based on actual quarterly performance versus quarterly quota for divisional revenue; (d) an asset management bonus of $14,123 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $18,830 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded of less if goals are not attained.

    Mr. Roth's employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Roth will receive a severance allowance equal to his prior twelve months' compensation if he is substantially terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Roth is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to demotion, transfer or reduction in compensation.

    RAY L. DICASALI'S employment with the Company ceased on June 30, 1998. The Company is paying Mr. Dicasali over 52 weeks an amount equal to his base salary and total bonus for the prior twelve months as severance pay.

    FREDERICK F. GEYER entered into an employment agreement with the Company, effective January 5, 1998, which expires January 4, 2000 and is automatically renewable thereafter for additional one-year terms. Dr. Geyer also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.

    Dr. Geyer's compensation plan for fiscal 1998 is composed of (a) a base salary of $300,000, (b) an area profit bonus of $37,500 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's adjusted net income; (c) an area revenue bonus of $60,000 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's total revenue;
(d) an asset management bonus of $22,500 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $30,000 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

    Dr. Geyer's employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company or a discontinuation of the Company's business, Dr. Geyer will receive a severance allowance equal to his prior 24-months compensation if he elects to treat any such occurrence as a termination of his agreement. Dr. Geyer is also entitled to such severance allowance if he is terminated by mutual agreement or without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    As discussed above, the employment agreements of Messrs. Koehrer, Viles and Roth and Dr. Geyer provide for certain payments in the event of a termination of employment or a change of control of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of July 31, 1998, concerning beneficial ownership of the common stock by (a) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (b) each of the Company's directors, (c) each Named Executive Officer and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by the stockholder.

                                                                                        SHARES OF STOCK
                                                                                         BENEFICIALLY       PERCENT
NAME                                                                                         OWNED         OF CLASS
-------------------------------------------------------------------------------------  -----------------  -----------
Magten Asset Management Corp. .......................................................       4,607,509(1)        31.9%
    35 East 21st Street
    New York, New York 10010
Merrill Lynch & Co., Inc. ...........................................................       1,407,670(2)         9.8
    World Financial Center, North Tower
    250 Vesey Street
    New York, New York 10281
State Street Research & Management Company...........................................       1,036,505(3)         7.2
    One Financial Center
    Boston, Massachusetts 02111
Franklin Resources, Inc. ............................................................         825,565(4)         5.7
    777 Mariners Island Boulevard
    San Mateo, California 94403
Pioneering Management Corporation....................................................         806,620            5.6
    60 State Street
    Boston, Massachusetts 02109
P. Lang Lowrey, III..................................................................               0              *
Ralph W. Koehrer.....................................................................          32,167(5)           *
Talton R. Embry......................................................................               0(6)           *
Darius W. Gaskin, Jr. ...............................................................          14,063(7)           *
Jay P. Gilbertson....................................................................          10,000(8)           *
Richard D. Jackson...................................................................          21,789(9)           *
George A. Poole, Jr..................................................................          15,625(10)          *
Lewis Solomon........................................................................          29,772(11)          *
Thomas R. Simmons....................................................................               0              *
Donald L. Viles......................................................................          14,358(12)          *
Gary M. Roth.........................................................................           7,500(13)          *
Ray M. Dicasali......................................................................          40,000(14)          *
All directors and executive officers as a group (24 persons).........................         317,694(15)        2.2

------------------------

  * Less than 1%.

 (1) Magten may be deemed to be the beneficial owner of shares owned by its investment advisory clients. Magten has shared voting power (with its investment advisory clients and Mr. Embry) and shared dispositive power (with its investment advisory clients and Mr. Embry) with respect to 3,669,566 and 4,607,509 respectfully, shares of the common stock. All of such shares, which in the aggregate represent 33.1% of the Company's voting securities, are beneficially owned by the investment advisory clients of Magten and for which Magten disclaims beneficial ownership. The following investment advisory clients of Magten have an interest in more than 5% of the shares of common stock: General Motors Employees Domestic Group Pension Trust, Hughes Master Retirement Trust and Los Angeles Fire and Police Pension Systems--Fund 2525.

 (2) Merrill Lynch & Co., Inc. has shared voting power and shared dispositive power with respect to 1,407,670 shares of the common stock, for which Merrill Lynch & Co., Inc. disclaims beneficial ownership.

 (3) Includes 34,111 shares issuable upon the exercise of the Company's Common Share Warrants. State Street Research & Management Company is a wholly-owned subsidiary of Metropolitan Life Insurance Company. State Street Research & Management Company and Metropolitan Life Insurance Company disclaim beneficial ownership of all of the above shares.

 (4) Franklin Resources, Inc. has sole voting power and shared dispositive power with respect to 825,565 shares of the common stock, for which Franklin Resources, Inc. disclaims beneficial ownership.

 (5) Includes 24,167 shares issuable upon the exercise of stock options.

 (6) Mr. Embry is a director, executive officer and sole stockholder of Magten, a registered investment advisor. Mr. Embry may be deemed to be the beneficial owner of shares owned by Magten and its investment advisory clients as discussed in Note (1) above. Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten (including himself), also has sole voting power and dispositive power with respect to 153,083 shares of common stock held by such trusts and sole voting and investment power with respect to 2,612 shares of common stock held by his minor children. Mr. Embry disclaims beneficial ownership of all of the above shares.

 (7) Includes 12,063 shares issuable upon the exercise of stock options.

 (8) Represents 10,000 shares issuable upon the exercise of stock options.

 (9) Includes 18,959 shares issuable upon the exercise of stock options.

(10) Includes 10,625 shares issuable upon the exercise of stock options.

(11) Includes 19,772 shares issuable upon the exercise of stock options.

(12) Includes 42 shares issuable upon the exercise of the Company's Common Share Warrants and 12,500 shares issuable upon the exercise of stock options.

(13) Represents 7,500 shares issuable upon the exercise of stock options.

(14) Represents 40,000 shares issuable upon the exercise of stock options.

(15) Includes 67 shares issuable upon the exercise of the Company's Common Share Warrants and 233,921 shares issuable upon the exercise of stock options. Excludes shares beneficially owned by Mr. Embry, as to which Mr. Embry disclaims beneficial ownership. See Note (6) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    There are no relationships and related transactions that require disclosure.

                              DESCRIPTION OF NOTES

    The Notes are issued under the Indenture. The following summary, which describes certain material provisions of the Indenture and the Notes, does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the provisions of the Indenture and the Notes, including the definition therein of certain terms. A copy of the Indenture may be obtained from the Company. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. Wherever particular provisions or definitions in the Indenture or the Notes are referred to in this Prospectus, such provisions or definitions are incorporated by reference. The definitions of certain capitalized terms used in the following summary are set forth in "Certain Definitions" below. Other capitalized terms are used but not defined in the following summary, and are defined in the Indenture. For purposes of the following summary, the term "Company" refers to Anacomp, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

GENERAL

    The Notes mature on April 1, 2004, and are in an aggregate principal amount of $135 million. The Notes bear interest at the rate of 10 7/8% per annum payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 1997, to the holders of record in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The interest rate on the Notes is subject to increase in certain circumstances. See "Exchange Offer; Registration Rights."

    Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes are exchangeable and transferable, at an office or agency of the Trustee at One State Street, New York, New York 10004, or such other office or agency permitted under the Indenture. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

RANKING

    The Notes will be unsecured obligations of the Company and will be subordinated to all existing and future Senior Indebtedness of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. The Notes will rank PARI PASSU with any existing and future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated Obligations of the Company. As of June 30, 1998, on a pro forma basis, the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been approximately $8.9 million (excluding unused commitments of $70.7 million under the New Revolving Credit Facility) and the amount of Senior Subordinated Indebtedness other than the Notes would have been approximately $196.9 million (net of $3.1 million unamortized discount).

SUBORDINATION

    The Company's payment of the principal of, interest on or any other amounts due on the Notes is expressly subordinated in the right of payment to the prior payment in full of Senior Indebtedness. The expressions "prior payment in full," "payment in full" and "paid in full" and any other similar term or phrase when used herein with respect to Senior Indebtedness means the payment in full of such Senior Indebtedness in cash or provision for such payment in cash or otherwise in a manner satisfactory to the holders of the Senior Indebtedness. Upon (i) the maturity of Senior Indebtedness, whether by lapse of time, upon redemption or by acceleration or otherwise, or (ii) any default in the payment of any amount due in respect of principal or interest in respect of Senior Indebtedness, or (iii) any distribution or payment of assets or securities of the Company upon any dissolution, winding up, liquidation or reorganization of the Company of any kind or character, the holders of Senior Indebtedness will be entitled to receive payment in full (or to have such payment duly provided for) of the principal thereof and interest due thereon before the holders of the Notes are entitled to receive any payment on account of the principal of or interest on the Notes. During the continuance of any Default or Event of Default (other than a Default or Event of Default relating to payment of principal or interest, either at maturity, upon redemption, by declaration or otherwise) under any agreement governing Senior Indebtedness permitting acceleration of the maturity thereof (whether or note such acceleration has occurred) and upon giving of notice thereof, no payment may be made on the Notes for a period of 179 days after the notice is given, but payments may thereafter be resumed unless such payments are then prohibited by
Article 9 of the Indenture. Only one notice may be given effect within any period of 360 consecutive days and no more than one notice may be given with respect to any continuing default or event of default. If in any of the situations referred to above, a payment is made to the Trustee or to any holder of Notes before all Senior Indebtedness has been paid in full or provision has been made for such payment, the payment to the Trustee or such holder of the Notes must be paid over to the holders of Notes or their representative. The failure to make payment on account of principal of or other interest on the Notes by reason of such subordination will not prevent the occurrence of any Event of Default.

    "Senior Indebtedness" means the principal of, interest (including, without limitation, interest at the contract rate relating to such Senior Indebtedness accruing after any proceeding or event referred to in clauses (viii) and (ix) under "Events of Default" on, or any other amounts due with respect to, (i) the Credit Facility, (ii) any Refinancing Indebtedness Incurred in respect of the Credit Facility or in respect of any previous Refinancing Indebtedness Incurred in respect of such Credit Facility and (iii) any Indebtedness Incurred pursuant to clause (a) (ii) of the first paragraph of the "Limitation on Indebtedness" covenant. For purposes of the "Limitation on Sales of Assets and Restricted Subsidiary Stock" covenant, the amount of consideration received by the Company or any Restricted Subsidiary for the assumption of Senior Indebtedness by any purchaser of the Company's property, assets or shares shall be equal to the face value of such Senior Indebtedness.

    By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the option of the Company prior to April 1, 2000. On and after such date, the Notes will be redeemable at the option of the Company, in whole or in part at any time and from time to time, on not less than 45 days' nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the redemption prices set forth below (expressed as percentage of the principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of the Holders of record on the relevant date to receive interest due on the related interest payment date):

YEAR                                                                                          PERCENTAGE
--------------------------------------------------------------------------------------------  -----------
2000........................................................................................     108.156%
2001........................................................................................     105.438%
2002........................................................................................     102.719%
2003 and thereafter.........................................................................     100.000%

    At any time, or from time to time, on or prior to April 1, 2000 the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 110.875% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means a public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

    If less than all of the Notes are to be redeemed, the Trustee shall select by such methods as the Trustee shall deem to be fair and appropriate the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

    Notwithstanding the foregoing, the Company may not make any optional redemption of the Notes unless contemporaneously with such optional redemption it redeems Existing Notes the aggregate principal amount of which bears the same relationship to the aggregate principal amount of the Existing Notes outstanding immediately prior to such optional redemption as the aggregate principal amount of the Notes being redeemed bears to the aggregate principal amount of the Notes outstanding immediately prior to such optional redemption.

    The Notes will not have the benefit of a sinking fund.

CHANGE OF CONTROL

    Pursuant to the Indenture, a "Change of Control" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or a Restricted Subsidiary, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board then in office; or (iii) the Company, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, leases or otherwise transfers, or one or more of such Subsidiaries sell, convey, lease or otherwise transfer, all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary).

    In the event of a Change of Control, the Company will (i) upon such Change of Control, notify the Trustee, who will in turn notify the holders of the Notes, in writing of the occurrence of and the circumstances and relevant facts regarding such Change of Control and (ii) make an offer to purchase (the "Change of Control Offer") the Notes for cash at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon to the Change of Control Purchase Date (as defined below) (such price, together with such interest, the "Change of Control Purchase Price") on or before the date specified in such notice, which date must be no earlier than 30 days nor later than 60 business days after the occurrence of the Change of Control (the "Change of Control Purchase Date"). The Change of Control Offer will remain open from the time such offer is made until the Change of Control Purchase Date. The Company will purchase all Notes properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice of withdrawal delivered to the Trustee by the holder prior to or on the Change of Control Purchase Date. The Change of Control Offer will state, among other things, the procedures that holders of the Notes must follow to accept the Change of Control Offer.

    The occurrence of certain of the events which would constitute a Change of Control could constitute a default under the Company's existing and future indebtedness. In addition, the exercise by the holders of the Notes of their right to require the Company to repurchase Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase

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on the Company. Finally, if a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the Notes that might be delivered by holders thereof seeking to accept the Change of Control Offer. Moreover, as of the date of this Prospectus, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom as described herein, the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Company's ability to purchase the Notes may be limited by other then-existing borrowing agreements (including, without limitation, the Credit Facility), and the existence of the Change of Control (or the financial effect of the required repurchases by the Company) could cause a default under the Credit Facility or other indebtedness of the Company and its Subsidiaries.

    The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a change in a majority of the members of the Board of Directors of the Company which is approved by a majority of the then-present Board of Directors of the Company. One of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all the property of the Company and its Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary). The phrase "all or substantially all" is subject to judicial interpretation depending on the facts and circumstances of the subject transaction. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly in certain circumstances it may be unclear whether a Change of Control has occurred and whether the Company may therefore be required to make a Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control covenant by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS

    (a) The Company will not be permitted to, directly or indirectly, Incur any Indebtedness; provided, however, that: (i) the Company may Incur Indebtedness ranking on a parity with the Notes or which is subordinated in right to payment to the Notes pursuant to the terms of such Indebtedness or pursuant to a written agreement, if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and after giving pro forma effect to such Incurrence, the Consolidated Coverage Ratio would be equal to at least 1.75 to 1; and (ii) the Company may Incur Senior Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (A) after giving pro forma effect to such Incurrence, the Consolidated Coverage Ratio would be at least equal to 2.5 to 1 or (B) after such Incurrence the total principal amount of Senior Indebtedness would not exceed $80 million.

    (b) Notwithstanding the foregoing, the Company may Incur the following Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as

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a consequence of such Incurrence (collectively, "Permitted Indebtedness"): (i)
Indebtedness to be outstanding on the Issue Date and listed on Schedule I of the Indenture; (ii) Indebtedness represented by the Notes; (iii) Indebtedness (A) under Interest Rate Protection Agreements relating to Indebtedness permitted hereunder entered into in the ordinary course of the Company's financial management and not for speculative purposes; provided, however, that the notional amount of each such Interest Rate Protection Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreement relates; or (B) under Currency Exchange Protection Agreements entered into in the ordinary course of the Company's financial management and not for speculative purposes; provided, however, in the case of either clause (A) or
(B), any such Interest Rate Protection Agreement or Currency Exchange Protection Agreement, as the case may be, does not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in the interest rates or exchange rates, as the case may be, or by reason of customary fees, indemnities and compensation payable thereunder; (iv) Indebtedness owing to and held by any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness Incurred in connection with a prepayment of the Notes pursuant to a Change of Control Offer; provided, however, that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount of the Notes prepaid; provided, further, however, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and (B) does not mature prior to the Stated Maturity of the Notes; (vi) Indebtedness in respect of Purchase Money Indebtedness or Capital Lease Obligations directly Incurred by the Company; provided, however, that the sum of (A) the aggregate principal amount of such Purchase Money Indebtedness incurred by the Company or by Restricted Subsidiaries as permitted under clause (ii) of the definition of "Permitted Restricted Subsidiary Indebtedness" and (B) the aggregate amount of Capital Lease Obligations Incurred by the Company or Incurred by Restricted Subsidiaries as permitted under clause (ii) of the definition of "Permitted Restricted Subsidiary Indebtedness" does not at any one time outstanding exceed $30 million (such maximum permitted amount to increase by $10 million on each March 24, commencing on March 24, 1999); (vii) Indebtedness Incurred (A) in the ordinary course of business of the Company with respect to trade credit made available to the Company in connection with the obtaining of goods or services by the Company (including commercial letters of credit, bankers' acceptances or accommodation Guarantees for the benefit of trade creditors or suppliers), in each case for a period not to exceed 180 days, in an amount not to exceed the purchase price for the goods or services for which such credit is made available and which do not constitute obligations for borrowed money, and (B) with respect to standby letters of credit, performance bonds and surety bonds that do not constitute obligations for borrowed money Incurred by the Company in the ordinary course of business relating to services to be performed by or on behalf of the Company;
(viii) Indebtedness in respect of Guarantees by the Company of Indebtedness of any Restricted Subsidiary permitted to be Incurred under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock"; (ix) Indebtedness under the Credit Facility in an aggregate principal amount not to exceed $80 million less, at any specified date, an amount equal to actual repayments of such Indebtedness prior to such date, regardless of any subsequent increase in the aggregate principal amount of such Indebtedness pursuant to any amendment or modification of, or supplement to, the Credit Agreement (x) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause
(i), (ii) or (v) above; and (xi) in addition to any Indebtedness permitted by clauses (i) through (x) above, up to an aggregate of (A) $25 million in principal amount of Indebtedness at any one time outstanding minus (B) the principal amount of Indebtedness at such time outstanding of any Restricted Subsidiaries permitted pursuant to clause (vi) under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock."

    The Company will not directly or indirectly Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated

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Obligations unless such Indebtedness is subordinated to the Notes to at least the same extent as such Subordinated Obligations.

LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

    The Company will not permit any Restricted Subsidiary directly or indirectly to Incur any Indebtedness or issue any Preferred Stock unless (i) no Default or Event of Default has occurred and is continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness.

    "Permitted Restricted Subsidiary Indebtedness" is defined as: (i) Indebtedness or Preferred Stock to be outstanding on the Issue Date and listed on Schedule I to the Indenture; (ii) Indebtedness in respect of Purchase Money Indebtedness or Capital Lease Obligations directly Incurred by any Restricted Subsidiary; provided, however, that the sum of (A) the aggregate amount of Capital Lease Obligations Incurred by Restricted Subsidiaries or Incurred by the Company pursuant to clause (vi) under "Limitation on Indebtedness" and (B) the aggregate principal amount of Purchase Money Indebtedness Incurred by Restricted Subsidiaries or Incurred by the Company pursuant to clause (vi) under "Limitation on Indebtedness" does not at any one time outstanding exceed $30 million (such maximum permitted amount to increase by $10 million on each March 24, commencing March 24, 1999); (iii) Indebtedness Incurred (A) in the ordinary course of business of any Restricted Subsidiary with respect to trade credit made available to such Restricted Subsidiary in connection with the obtaining of goods or services by such Restricted Subsidiary (including commercial letters of credit, bankers' acceptances or accommodation Guarantees for the benefit of trade creditors or suppliers), in each case for a period not to exceed 180 days, in an amount not to exceed the purchase price for the goods or services for which such credit is made available and which do not constitute obligations for borrowed money and (B) standby letters of credit, performance bonds and surety bonds that do not constitute obligations for borrowed money Incurred by any Restricted Subsidiary in the ordinary course of business relating to services to be performed by or on behalf of such Restricted Subsidiary; (iv) Indebtedness
(A) under Interest Rate Protection Agreements relating to Indebtedness permitted hereunder entered into in the ordinary course of any Restricted Subsidiary's financial management and not for speculative purposes; provided, however, that the notional amount of each such Interest Rate Protection Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreement relates; or (B) under Currency Exchange Protection Agreements entered into in the ordinary course of any Foreign Subsidiary's financial management and not for speculative purposes; provided, however, in the case of either clause (A) or (B), any such Interest Rate Protection Agreement or Currency Exchange Protection Agreement, as the case may be, does not increase the Indebtedness of such Subsidiary outstanding at any time other than as a result of fluctuations in the interest rates or exchange rates, as the case may be, or by reason of customary fees, indemnities and compensation payable thereunder; (v) Indebtedness or Preferred Stock owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness or Preferred Stock (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof; (vi) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (i) above; and (vii) in addition to any Indebtedness permitted by clauses (i) through (vi) above, up to an aggregate of $10 million in principal amount of Indebtedness of Foreign Restricted Subsidiaries at any one time outstanding.

LIMITATION ON RESTRICTED PAYMENTS

    (a) Neither the Company nor any Restricted Subsidiary will be permitted to
(i) declare or pay any dividend on, or make any distribution on or in respect of, its Capital Stock (including any payment in connection with any merger or consolidation involving the Company), except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or any

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Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled repayment, scheduled sinking fund payment or other scheduled maturity, any Subordinated Obligation or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time of and after giving effect to the proposed Restricted Payment: (1) a Default or Event of Default has occurred and is continuing (or would result therefrom); (2) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company to be evidenced by a Board Resolution furnished to the Trustee) declared or made since the Existing Notes Issue Date, would exceed, without duplication, the sum of: (A) an amount equal to 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the fiscal quarter of the Company immediately following the fiscal quarter in which the Existing Notes Issue Date occurs and ending on the last day of the Company's last fiscal quarter ended at least 45 days prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock, including Capital Stock of the Company issued upon conversion of convertible debt or the exercise of options, warrants or rights to purchase Capital Stock of the Company, but excluding Disqualified Stock, subsequent to the Existing Notes Issue Date (other than an issuance or sale to (i) a Subsidiary of the Company, (ii) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or (iii) management employees); (C) the amount by which the Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Existing Notes Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange) and (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (b) The foregoing provisions do not prohibit: (i) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made in exchange for, or out of the proceeds of a substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) or out of proceeds of an equity contribution made substantially concurrently with such purchase or redemption; provided, however, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from subclause (2) of the above paragraph; (ii) any purchase or redemption of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to "Limitation on Indebtedness"; provided, however, that
(A) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate sum of (1) the aggregate principal amount (or if issued with original issue discount, the

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aggregate accreted value) then outstanding of such Subordinated Obligations being so purchased or redeemed and (2) any premiums, fees and other expenses paid by the Company or any Restricted Subsidiary in connection with such purchase or redemption, (B) such Indebtedness is at least as subordinated to the Notes as such Subordinated Obligations so purchased or redeemed and the covenants relating to such Indebtedness are no more restrictive in the aggregate than those of such Subordinated Obligations, (C) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of such Subordinated Obligations,
(D) such Indebtedness has an Average Life at the time such Indebtedness is Incurred equal to or greater than the Average Life of such Subordinated Obligations and (E) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iii) any payment in cash in lieu of the issuance of fractional shares of Capital Stock to any holder of Capital Stock warrants of the Company outstanding on the Existing Notes Issue Date pursuant to the exchange of such warrants for other Capital Stock of the Company upon the exercise of such warrants pursuant to the terms thereof; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the above first paragraph of this section; provided, however, that
(A) at the time of payment of such dividend, no other Default has occurred and is continuing (or would result therefrom) and (B) such dividend will be included in the calculation of the amount of Restricted Payments from and after the date of declaration of such dividend; or (v) so long as no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, the redemption or repurchase of Capital Stock of the Company, options in respect thereof or related rights pursuant to and in accordance with the repurchase provisions of any employee stock option or any stock purchase or other agreement between the Company and any of its management employees; provided, however, that such redemptions or repurchases pursuant to this clause (v) from and after the Existing Notes Issue Date will not in the aggregate exceed $1 million, plus the amount of any net cash proceeds to the Company from sales of Capital Stock of the Company to management employees subsequent to the Existing Notes Issue Date.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    Neither the Company nor any Restricted Subsidiary will be permitted to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on or in respect to its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or
(iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except for (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company) and outstanding on such date, (c) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in such agreement relate solely to the property so acquired, (d) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (c) hereof or contained in any amendment to any such agreement; provided, however, that any encumbrance and any restriction contained in any such refinancing agreement or amendment is no less favorable to the Holders of the Notes than any encumbrance or restriction contained in such agreement, and (e) in the case of clause (iii), certain encumbrances or restrictions that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any such Restricted Subsidiary.

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
LIMITATION ON SALES OF ASSETS AND RESTRICTED SUBSIDIARY STOCK

    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than the Dispositions) unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares, property and assets subject to such Asset Disposition, (ii) at least 75% of such consideration (or, in the event of any Asset Disposition of all or any portion of the Company's Magnetics Division or a Foreign Restricted Subsidiary, at least 50% of such consideration) consists of cash, Temporary Cash Investments or the assumption of Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability under such Senior Indebtedness, (iii) in connection with any Asset Disposition with an aggregate consideration greater than $10 million, the Company delivers an Officer's Certificate to the Trustee certifying that such Asset Disposition complies with clauses (i) and (ii) and that such Asset Disposition was approved by a majority of the disinterested members of the Board of Directors of Company, as evidenced by a resolution of the Board delivered to the Trustee and (iv) 100% of the Net Cash Proceeds of such Asset Disposition are applied as follows: (A) within 365 days after the receipt of any Net Cash Proceeds (the last day of such period, an "Application Date"), the Company or Restricted Subsidiary, as the case may be, may apply all or a portion of such Net Cash Proceeds to prepay, repay, redeem or purchase Indebtedness of the Company under the Existing Credit Facility or the Credit Facility the reinvestment (whether by acquisition of an existing business or expansion, including, without limitation, capital expenditures) in one or more Permitted Lines of Business, or any combination thereof, (B) to the extent any or all of such Net Cash Proceeds are not applied as set forth above in clause (A), to purchase Existing Notes tendered to the Company in connection with an offer made to purchase such Existing Notes following an Asset Disposition, and (C) to the extent any or all of such Net Cash Proceeds are not applied as set forth above in clause (A) and clause (B), the Company will apply all remaining Net Cash Proceeds of such Asset Disposition (the "Asset Disposition Purchase Amount") to an offer to purchase (an "Asset Disposition Purchase Offer") Notes, on the first business day occurring 60 business days after the Application Date (the "Asset Disposition Purchase Date") for cash at a purchase price (such price, the "Asset Disposition Purchase Price") equal to 100% of the principal amount of the Notes so purchased plus accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures set forth in the Indenture. Any such Net Cash Proceeds which remain after the acquisition by the Company of Notes tendered (and not withdrawn) by holders of Notes pursuant to such Asset Disposition Purchase Offer in accordance with the procedures (including proration in the event of oversubscription) set forth in the Indenture cease to be Net Cash Proceeds. Notwithstanding the foregoing, the Company will not be required to make an Asset Disposition Purchase Offer until such time as the aggregate amount of Net Cash Proceeds from Asset Dispositions required to be so applied to the purchase of Notes exceeds $10 million (the "Asset Disposition Trigger"), and then the total amount of such Net Cash Proceeds is required to be applied to an Asset Disposition Offer.

    Within 30 business days of the occurrence of an Asset Disposition Trigger,
(i) the Company will notify the Trustee in writing of the occurrence of the Asset Disposition Trigger and will make the Asset Disposition Purchase Offer to purchase Notes in an aggregate principal amount equal to the Asset Disposition Purchase Amount at the Asset Disposition Purchase Price on or before Asset Disposition Purchase Date, (ii) the Company will mail a copy of the Asset Disposition Purchase Offer to each Holder of the Notes and (iii) the Company will cause a notice of the Asset Disposition Purchase Offer to be sent to the Dow Jones News Service or similar business news service in the United States. The Asset Disposition Purchase Offer will remain open from the time such offer is made until the Asset Disposition Purchase Date. The Company will purchase all Notes properly tendered pursuant to the Asset Disposition Purchase Offer and not withdrawn in accordance with the procedures set forth in the Asset Disposition Purchase Notice (as defined in the Indenture). The Asset Disposition Purchase Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Asset Disposition Purchase Offer.

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LIMITATION ON LIENS

    Neither the Company nor any Restricted Subsidiary will be permitted to create or permit to exist any lien directly or indirectly (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, or any right, title or interest thereto, unless the Company or such Restricted Subsidiary will secure all payments hereunder and under the Notes on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

PROHIBITION ON LAYERING

    Neither the Company nor any Restricted Subsidiary will Incur or suffer to exist any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Neither the Company nor any Restricted Subsidiary will be permitted to conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are in writing, (ii) such Affiliate Transaction is in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) such Affiliate Transaction is on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arm's-length dealings with a Person who is not such an Affiliate and (iv) with respect to each Affiliate Transaction involving aggregate payments or value in excess of $500,000, such Affiliate Transaction was approved by a majority of the Board of Directors of the Company, including a majority of the disinterested members of such Board, provided, however, that the foregoing does not prohibit (A) any Restricted Payment permitted to be paid as described above under "Limitation on Restricted Payments", (B) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directories of the Company, (C) loans or advances permitted under the Indenture to employees in the ordinary course of business in accordance with past practices of the Company, (D) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary, (E) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (F) reasonable and customary indemnification arrangements between the Company or any Restricted Subsidiary and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit (i) any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Wholly Owned Subsidiary; or (ii) any Person (other than the Company or a Wholly Owned Subsidiary) to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares); provided, however, that clauses (i) and (ii) will not prohibit (a) any sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any Wholly Owned Subsidiary effected in accordance with "Limitation on Sales of Assets and Restricted Subsidiary Stock" or (b) any issuance of Preferred Stock of a Restricted Subsidiary to any Person permitted under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock."

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
LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) the Company or such Restricted Subsidiary, as the case may be, would be entitled to pursuant to the Indenture to Incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the Fair Market Value of the property or assets subject to such Sale/Leaseback Transaction (such Fair Market Value determined, in the event such property or assets have a Fair Market Value in excess of $2 million, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the Board of Directors of the Company, including a majority of the disinterested members of such Board, as evidenced by a resolution of such Board) and (iii) the net cash proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "Limitation on Sales of Assets and Restricted Subsidiary Stock."

LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company will not, and the Company will not permit any Restricted Subsidiary to, enter into any transaction or series of transactions to consolidate, amalgamate or merge with or into any other Person (other than the merger of a Wholly Owned Subsidiary (i) with another Wholly Owned Subsidiary or
(ii) into the Company), or directly or indirectly through its Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all its property and assets to any Person (other than to one or more Wholly Owned Subsidiaries or to the Company) unless (i) if the Company is a party to such transaction and is not the surviving entity (the "Surviving Entity"), the Person formed by such consolidation or amalgamation or into which the Company is merged or that acquires, by sale, conveyance, assignment, transfer, lease or other disposition, all or substantially all the properties and assets of the Company as an entirety, shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume (a) by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company pursuant to the Notes and the Indenture and (b) by written instruments executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under any agreements entered into by the Company pursuant to the Limitation on Liens covenant; (ii) the Surviving Entity, if any Restricted Subsidiary is a party to such transaction and is not the Surviving Entity, shall by written instruments executed and delivered to the Trustee, in form satisfactory to the Trustee, expressly assume all the obligations of such Restricted Subsidiary under any agreements entered into by such Restricted Subsidiary pursuant to the Limitation on Liens covenant; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction or series or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of additional Indebtedness pursuant to clause (ii)(A) of paragraph (a) under "--Certain Covenants--Limitation on Indebtedness"; (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of

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transactions), the Company or the Surviving Entity, as the case may be, shall have a Consolidated Tangible Net Worth which is not less than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction or transactions; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating (A) that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) and written instrument (if any) comply with this Indenture and (B) that upon execution and delivery of such supplemental indenture or written instrument the Company or such Surviving Entity shall be bound by the terms of the Indenture as thereby amended and the Indenture as thereby amended shall be enforceable against the Company or such Surviving Entity in accordance with its terms.

    Upon any transaction involving the Company in which the Company is not the Surviving Entity, such Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of, and premium, if any, or interest on, the Notes.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii) either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such Person becoming a Subsidiary of the Company or of a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the following paragraph, an Unrestricted Subsidiary may not be redesignated as a Restricted Subsidiary.

    The Company will not, and will not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (ii)(A) of paragraph (a) under "--Certain Covenants--Limitation on Indebtedness", (ii) such Restricted Subsidiary could then Incur under "--Certain Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" all Indebtedness as to which it is obligated at such time, (iii) no Default or Event of Default would occur or be continuing and (iv) there exist no Liens with respect to the property or assets of such Restricted Subsidiary other than Permitted Liens.

EVENTS OF DEFAULT

    An "Event of Default" will occur under the Indenture if (i) the Company fails to make any payment of interest on any Note when the same is due and payable, and such failure continues for a period of 30 days; (ii) the Company
(A) fails to make the payment of the principal of, or premium, if any, on, any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption or declaration, or otherwise or (B) fails to redeem or purchase Notes when and to the extent required pursuant to the Indenture or the Notes; (iii) the Company fails to comply with any of the requirements described under Limitations on Merger, Consolidation or Sale of Assets in the Indenture;
(iv) the Company fails to comply with any of its covenants or agreements described under "--Additional Information," "--Change of Control," or "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Subsidiary

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
Indebtedness and Preferred Stock," "--Limitation on Restricted Payments," "--Limitation Transactions with Affiliates," "--Limitation on Liens," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Restricted Subsidiary Stock," "--Limitation on Sale/ Leaseback Transactions" or "--Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" and such failure continues for 30 days after the notice specified below, or the Company fails to give the notice specified below; (v) the Company fails to comply with any of its agreements in the Notes or the Indenture (other than those specified in clauses (i), (ii), (iii) and (iv) above) and such failure continues for a period of 60 days after the notice specified below or the Company fails to give the notice specified below; (vi) principal of or interest on any Indebtedness of the Company or any Restricted Subsidiary is not paid when due within any applicable grace period after final maturity or is accelerated by the holders thereof, if the total amount of such Indebtedness unpaid or accelerated or exceeds $7.5 million or its Dollar Equivalent at the time; (vii) one or more judgments or decrees aggregating in excess of $7.5 million or its Dollar Equivalent at the time is rendered against the Company or any Restricted Subsidiary and is not discharged and either: (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree; or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; (viii) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or (D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company or any Restricted Subsidiary in an involuntary case; (B) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (C) orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstated and in effect for 60 days.

    A Default under clause (iv) or (v) above will not be an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

    The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which, with the giving of notice and the lapse of time, would become an Event of Default under clause (iv), (v), (vi) or (vii) above, its status and what action the Company is taking or proposes to take with respect thereto.

    If an Event of Default (other than an Event of Default specified in clause
(viii) or (ix) under "--Events of Default") occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the Notes by notice to the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clause (viii) or (ix) under "--Events of Default" occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Notes. The holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

    A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) such holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the

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
remedy; (iii) such holder or holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

    A holder of a Note may not use the Indenture to prejudice the rights of another holder of the Notes or to obtain preference or priority over another holder of the Notes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented without notice to any holder with the written consent of the holders of at least a majority in principal amount of the Notes. However, without the consent of each holder affected, no amendment may, among other things, (i) reduce the percentage of principal amount of Notes whose holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Notes, (iii) reduce the principal of or extend the Stated Maturity of any Notes, (iv) reduce the premium payable upon the redemption of any Note or change the time or times at which any Notes may be redeemed, (v) make any Note payable in money other than that stated in the Notes, (vi) impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to any Notes, or (vii) make any change in certain waiver or payment provisions of the Indenture or the second sentence of this paragraph.

    Without notice to or the consent of any holder of the Notes, the Company and the Trustee may, among other things, amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor company to the obligations of the Company under the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form under the Code; to add Guarantees with respect to the Notes or to secure the Notes; to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company; to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or to provide for the acceptance of appointment hereunder by a successor Trustee.

DEFEASANCE

    The Company at any time may terminate all of its obligations under, and with respect to, the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate, among other things, its obligations under the covenants described under "Certain Covenants" and "Change of Control" above, and with respect to Restricted Subsidiaries, the operation of the cross acceleration provision, certain of the bankruptcy provisions, and the judgment default provision described under "--Events of Default" above and certain limitations under "Merger, Consolidation or Sale of Assets" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (vi), (vii) or (viii) (except with respect to the Company) under "Events of Default" above or because of the failure of the Company to comply with, among other things, the covenants described under "Certain Covenants" or "Change of Control" or with certain limitations under "Merger, Consolidation or Sale of Assets" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal,

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
and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will cease to be of further effect (except as otherwise expressly provided for in the Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Indenture and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon (other than lost, stolen, mutilated or destroyed Notes which have been replaced), and, in either case, the Company has paid all other sums payable under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Company.

TRANSFER AND EXCHANGE

    Upon any transfer of a Note, the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Notes selected for redemption nor is the registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    IBJ Schroder Bank & Trust Company is the Trustee under the Indenture. The Trustee's current address is One State Street, New York, New York 10004.

    The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

ADDITIONAL INFORMATION

    So long as any Notes are outstanding, the Company will furnish to the Trustee and the holders of Notes within 15 days after the Company files them with the Commission all quarterly and annual reports that the Company is required to file with the Commission under the Exchange Act. In the event that the Company is not at the time required to file such reports with the Commission pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and furnish them to holders of the Notes as if the Company were so required. The Company will also comply with the other provisions of Section314(a) of the Trust Indenture Act.

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GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    The following definitions, among others, are used in the Indenture. Prospective purchasers of Notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Senior Secured Indenture.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, each Unrestricted Subsidiary shall be deemed an Affiliate of the Company and of each other Subsidiary of the Company.

    "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of the Company's or any Restricted Subsidiary's accounts receivable, lease receivables or inventory (other than the disposition of inventory pursuant to a Sale/ Leaseback Transaction) at Fair Market Value in the Ordinary Course of Business, (iii) a disposition of property or assets, whether in a single transaction or a series of related transactions which constitute a single plan of disposition, that have an aggregate Fair Market Value not in excess of $250,000, (iv) an operating lease entered into in the ordinary course of business with respect to property, plant or equipment that in the judgment of the Board of Directors constitutes excess capacity or (v) a "like-kind exchange" of an asset in exchange for an asset of a third party, so long as, in the judgment of the Company's Board of Directors, the asset received by the Company or such Restricted Subsidiary in such exchange (x) has a Fair Market Value at least equal to the Fair Market Value of the asset transferred by the Company or such Restricted Subsidiary and
(y) is usable in a Permitted Line of Business to at least the same extent as the asset transferred by the Company or such Restricted Subsidiary. An Asset Disposition will include the requisition of title to, seizure of or forfeiture of any property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any property or assets. The term "Asset Disposition" when used with respect to the Company will not include any disposition pursuant to provisions in the Indenture which constitutes a disposition of all or substantially all the assets of the Company.

    "Attributable Indebtedness", in respect of a Sale/Leaseback Transaction, means, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by the Board of Directors) or (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or

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redemption of similar payment with respect to such Preferred Stock and (b) the amount of such payment by (ii) the sum of all such payments.

    "Bankruptcy Law" means title 11 of the United States Code, or any similar Federal or state law for the relief of debtors.

    "Board" or "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

    "Consolidated Coverage Ratio" means, as of any date of determination, the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period is to be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, or both, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the property or assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that

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subsequently became a Restricted Subsidiary or was merged with or into the
Company or any Restricted Subsidiary since the beginning of such period) has made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company and as further contemplated by the definition of pro forma. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness is calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the sum of (i) the total cash and noncash interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (A) interest expense attributable to Capital Lease Obligations, (B) amortization of debt discount and debt issuance cost, (C) capitalized interest, (D) accrued interest, (E) commissions, discounts and other fees and charges paid or owed with respect to letters of credit and bankers' acceptance financing, (F) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (G) net costs associated with Hedging Obligations (including amortization of discounts and fees), (H) the interest portion of any deferred obligation, (I) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary and (J) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded from this clause (i), (x) any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary and (y) any such interest expense attributable to original issue discount as a result of Fresh Start Accounting adjustments), less (ii) to the extent included in clause (i), amortization or write-off of deferred financing costs of the Company and its consolidated Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of the Company and its consolidated Subsidiaries prior to its Stated Maturity.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP but excluding for such purpose the impact of any Fresh Start Accounting adjustment; provided, however, that there will be excluded therefrom (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any

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such Restricted Subsidiary for such period will be included in such Consolidated
Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (v) any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (vi) any extraordinary gain or loss, (vii) the cumulative effect of any change in accounting principles and (viii) any non-recurring restructuring charges for any fiscal quarter in the fiscal year of the Company commencing October 1, 1995.

    "Consolidated Tangible Net Worth" means the amount by which (i) the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (x) the par or stated value of all outstanding Capital Stock of the Company plus (y) paid-in capital or capital surplus relating to such Capital Stock plus (z) any retained earnings or earned surplus exceeds (ii) the sum of
(A) any accumulated deficit, (B) any amounts attributable to Disqualified Stock,
(C) the amounts appearing on the assets side of such balance sheet for all contracts, patents, trademarks, copyrights and other intellectual property rights, franchises, licenses, goodwill, treasury stock, unamortized debt discount and expense and similar intangibles, (D) any increase in the amount of capitalized research and development and capitalized interest subsequent to the Issue Date, and (E) the amount of any write-up subsequent to the Issue Date in the book value of any asset owned on the Issue Date resulting from the revaluation thereof subsequent to such date, or any write-up in excess of the cost of any asset acquired subsequent to that date.

    "Credit Facility" means the Revolving Credit Agreement to be entered into by the Company and the various financial institutions named therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness thereunder.

    "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency exchange rates.

    "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Dispositions" means the sale of the DPDS Business and the DAS Business as each such term is defined in this Prospectus.

    "Disqualified Stock" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes.

    "Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Citibank, N.A. in New York City at approximately 11:00 a.m. (New York time) on the date two business days prior to such determination.

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
    "EBITDA" means, for any period, the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, in each case for such period.

    "Existing Credit Facility" means the Credit and Guarantee Agreement dated as of February 28, 1997 among the Company and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness thereunder.

    "Existing Indenture" means the Indenture, dated as of March 24, 1997, between the Company and IBJ Schroder Bank & Trust, as trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness under such agreement.

    "Existing Notes" means the 10 7/8% Senior Subordinated Notes due 2004, Series B issued by the Company pursuant to the Existing Indenture.

    "Existing Notes Issue Date" means the date on which the Existing Notes were issued which date was March 24, 1997.

    "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided, that the foregoing does not prohibit sales of inventory at a discount or on terms which are typical in the industry to which such inventory relates. Fair Market Value is determined, except as otherwise provided herein, (i) if such property or asset has a Fair Market Value less than $5 million, by two officers of the Company in an Officers' Certificate delivered to the Trustee or (ii) if such property or asset has a Fair Market Value in excess of $5 million, by the Board of Directors as a whole and evidenced by a resolution, dated within 30 days of the relevant transaction, of such Board delivered to the Trustee.

    "Foreign Restricted Subsidiary" means, any Restricted Subsidiary that is incorporated in a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

    "Fresh Start Accounting" means Fresh Start Accounting as described in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (Am. Inst. of Certified Public Accountants 1990), as then in effect, or any comparable statement then in effect.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "Guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

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    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Commodity Price Protection Agreement or Currency Exchange Protection Agreement or other similar agreement or arrangement.

    "Incur" means to, directly or indirectly, create, issue, assume, Guarantee, incur (by conversion, exchange or otherwise), extend, assume, or otherwise become liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurrence," "Incurred" and "Incurring" each have a correlative meaning.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations and all Attributable Indebtedness of such Person; (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except (A) Trade Payables and (B) any obligation to pay any portion of such purchase price that becomes due only if the earnings attributable to such property or services satisfy predetermined minimum amounts subsequent to the purchase of such property or services and the amount of such obligation cannot be determined on the date of such purchase); (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on any such letter of credit; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding in each case, any accrued dividends);
(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness is the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in the definition, obligations of such Person in respect of Hedging Obligations. For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price is calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture; provided, however, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price is the book value of such stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date is the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Protection Agreement" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or

                                       97
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capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) such Person, or any purchase or acquisition of all or substantially all the business or assets of, Capital Stock, Indebtedness, any other evidence of beneficial ownership or other similar instruments issued by, such Person. For purposes of "--Certain Covenants-- Limitation on Restricted Payments" and "--Certain Covenants--Restricted and Unrestricted Subsidiaries", (i) the term "Investment" includes the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated as a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. In determining the amount of any Investment in respect of any property or asset other than cash, such property or asset will be valued at its Fair Market Value at the time of such Investment (unless otherwise specified in this definition).

    "Issue Date" means the first date on which the Notes will be issued pursuant to the Indenture.

    "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, preference, priority, security interest, encumbrance, easement, restriction, covenant, right-of-way, servitude, lien (statutory or otherwise), charge, other security or similar agreement or preferential arrangement of any kind or nature whatsoever or other adverse claim of any kind or nature (including, without limitation, any conditional sale or other title retention agreement or lease having substantially the same economic effect of any of the foregoing).

    "Magnetics Division" means the property and assets of the Company or any Restricted Subsidiary used in connection with the manufacture, marketing and sale of magnetic tape, computer tape or other magnetic products.

    "Net Cash Proceeds" from an Asset Disposition means the sum of (i) cash payments and Temporary Cash Investments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom and (ii) the Fair Market Value of all securities issued to the Company or a Subsidiary of the Company in connection therewith, in each case net of (A) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition,
(B) all payments made on any Indebtedness which is secured by any property or assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such property or assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (C) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (D) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; provided, that, in the event that any consideration for such Asset Disposition (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) will become Net Cash Proceeds only at such time as it is released to the Company or any Restricted Subsidiary from escrow; provided, further, that any non-cash consideration received in connection with such Asset Disposition, which is subsequently converted to

                                       98
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cash, is deemed to be Net Cash Proceeds at such time and is thereafter be applied in accordance with " -- Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock." The term "Net Cash Proceeds" from an issuance or sale of Capital Stock means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Administrative Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

    "Opinion of Counsel" means a written opinion, in form acceptable to the Trustee, from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Ordinary Course of Business" means sales or assignments of inventory or accounts receivable or the performance of services at Fair Market Value or the collection of accounts receivable in the ordinary course of business and does not include any sale, assignment or collection after the voluntary or involuntary bankruptcy of the Company, including, without limitation, those events of the type described in "--Events of Default." The ordinary course of business includes (i) sales of inventory to customers, (ii) returns of merchandise to manufacturers or distributors for refunds of merchandise to manufacturers or distributors for refunds or credit and (iii) exchanges of inventory with manufacturers or distributors for other inventory.

    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Wholly Owned Subsidiary (including any Person which will become a Wholly Owned Subsidiary as a result of such Investment) or any Person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its business or assets to, the Company or any Wholly Owned Subsidiary at the time such Investment is made; (ii) Temporary Cash Investments;
(iii) receivables owing to the Company or such Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that nothing in this paragraph limits in any way the ability of the Company or such Restricted Subsidiary to settle, compromise or otherwise deal with such receivables in the ordinary course of business; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (v) loans or advances, in an aggregate principal amount of $6 million outstanding from time to time, to employees of the Company or such Restricted Subsidiary made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or such Restricted Subsidiary or in satisfaction of judgments; (vii) joint ventures, whether in the form of cash or through a contribution of assets (the nature of which, if other than cash, to be determined in good faith by the Board of Directors of the Company, whose determination will be evidenced by a Board Resolution delivered to the Trustee) in an amount not to exceed $10 million at any one time; (viii) any other property, asset or Person if made pursuant to any written agreement of the Company or such Restricted Subsidiary in effect on the Issue Date; and (ix) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "--Certain Covenants-- Limitation on Sales of Assets and Restricted Subsidiary Stock" or a disposition of assets pursuant to and in compliance with Limitations on Merger, Consolidation or Sale of Assets provisions in the Indenture.

    "Permitted Liens" means: (i) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws, other types of social security benefits or

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similar legislation, or good faith deposits in connection with bids, tenders or contracts (other than for the payment of Indebtedness ) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice;
(ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due from the Company or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary, as the case may be, will then be prosecuting an appeal or other proceedings for review; (iii) Liens for property taxes or other taxes, assessments or governmental charges of the Company or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by the Company or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iv) Liens in favor of issuers of standby letters of credit, performance bonds and surety bonds issued pursuant to clause (vii) of paragraph
(b) under "--Certain Covenants-- Limitation on Indebtedness" or clause (iii) under the definition of "Permitted Restricted Subsidiary Indebtedness"; (v) survey exceptions, encumbrances, easements or, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of the Company or any Restricted Subsidiary incidental to the ordinary course of conduct of the business of the Company or such Restricted Subsidiary or as to the ownership of properties of the Company or any Restricted Subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary; (vi) Liens to secure Indebtedness permitted under clauses (a)(ii) and (b)(i) under "--Certain Covenants--Limitation on Indebtedness" or clauses (vi) and (vii) of the definition of "Permitted Restricted Subsidiary Indebtedness"; (vii) Liens outstanding immediately after the Issue Date as set forth on Schedule II to the Indenture (and not otherwise permitted by clause (vi)); (viii) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of the Company; provided, however, that (A) if any such Lien has been Incurred in anticipation of such transaction, such property, assets or shares of stock subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company in connection with the acquisition of such Restricted Subsidiary and (2) the Fair Market Value of all property and assets of such Restricted Subsidiary and (B) any such Lien will not extend to any other assets owned by the Company or any Restricted Subsidiary; (ix) Liens on property or assets at the time the Company or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; provided, however, that (A) if any such Lien is Incurred in anticipation of such transaction, such property or assets subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the Fair Market Value of all such property and assets acquired by the Company or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary; (xi) Liens to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (vii), (viii) and
(ix); provided, however, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus improvements on such property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of
(A) the outstanding principal
amount, or, if greater, the committed amount, of the Indebtedness described under clauses (vii), (viii) and (ix) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (xii) Liens on property or assets of the Company securing Hedging Obligations so long as the related Indebtedness is, and is permitted under "--Certain Covenants--Limitation on Indebtedness", secured by a Lien on the same property securing the relevant Hedging Obligation; (xiii) Liens securing Indebtedness incurred under (A) in the case of the Company, any revolving credit facility, provided, that such Indebtedness constitutes permitted Senior Indebtedness hereunder and such Liens relate only to accounts receivable, inventory and proceeds thereof (other than proceeds from the disposition of inventory pursuant to any Sale/Leaseback Transaction); and (B) in the case of any Foreign Restricted Subsidiary, any foreign currency revolving credit facility; provided, that such Indebtedness was incurred in compliance with clause (vii) of the definition of "Permitted Restricted Subsidiary Indebtedness" and such Liens relate only to the accounts receivable, inventory and proceeds thereof of such Foreign Restricted Subsidiary (other than proceeds from the disposition of inventory pursuant to any Sale/Leaseback Transaction); and (xiv) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness (1) under Purchase Money Indebtedness or Capital Lease Obligations permitted under, in the case of the Company, clause (vi) under "-- Certain Covenants----Limitation on Indebtedness" and, in the case of such Restricted Subsidiary, clause (ii) under the definition of "Permitted Restricted Subsidiary Indebtedness" or (2) under Sale/Leaseback Transactions permitted under "--Certain Covenants--Limitation on Sale/Leaseback Transactions"; provided, that
(A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or Fair Market Value of the property or asset acquired or constructed in connection with such Purchase Money Indebtedness or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be, (B) such Lien will attach to such property or asset upon acquisition of such property or asset and or upon commencement of such Sale/ Leaseback Transaction, as the case may be, and (C) no property or asset of the Company or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such Purchase Money Indebtedness or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be) are subject to any Lien securing such Indebtedness.

    "Permitted Line of Business" means (i) the line or lines of business in which the Company or any of its Subsidiaries is engaged on the Issue Date and
(ii) a line or lines of business similar or related to the line or lines of business described in the foregoing clause (i).

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable) as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by such Board after consultation with such independent certified public accountants, as the case may be.

    "Purchase Money Indebtedness" means, with respect to any Person, all obligations of such Person (i) consisting of the deferred purchase price of any property or assets, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business) and other purchase money obligations, in each case where the maturity of such obligation does not exceed the anticipated useful life of the property or asset being financed, (ii) Incurred to finance the acquisition or construction of such property or asset and (iii) Incurred to finance the acquisition of 100% of the Capital Stock (other than directors' qualifying shares) of any other Person.

    "Qualified Capital Stock" of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

    "Redeemable Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including, without limitation, upon the happening of any event) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," "refinancing" and "refinanced" has a correlative meaning) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and (B) any premiums, fees and other expenses paid by the Company or the Restricted Subsidiary, as the case may be, in connection with such refinancing; provided, further, that Refinancing Indebtedness does not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; provided, further, that the covenants relating to the Refinancing Indebtedness are no more restrictive in the aggregate then those of the Indebtedness being refinanced and, if the Indebtedness being refinanced is subordinated to the Notes, the Refinancing Indebtedness is at least as subordinated to the Notes as the Indebtedness being refinanced.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter by the Company whereby pursuant to a direct or indirect arrangement the Company or any Restricted Subsidiary of the Company transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to the terms of such Indebtedness or pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $250 million (or the Dollar Equivalent thereof) and whose long-term debt is rated "A" or higher according to Moody's Investors Service, Inc. (or such equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii); and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc..

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services, including under the SKC Agreement as such Agreement is in effect on the Issue Date.

    "Unrestricted Subsidiary" means (i) each Subsidiary of the Company that the Company has designated, or is deemed to have designated, pursuant to the provisions described under "--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and that has not been redesignated a Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                DESCRIPTION OF THE NEW REVOLVING CREDIT FACILITY

    The following description of the New Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements related to the New Revolving Credit Facility. The following description of the New Revolving Credit Facility sets forth the expected terms of the Credit Agreement (as defined) anticipated to be entered into prior to consummation of the Offering.

GENERAL

    The New Revolving Credit Facility is evidenced by, among other things, a revolving credit agreement (the "Credit Agreement"), among the Company, several banks and other financial institutions (the "Senior Secured Lenders"), and BankBoston, N.A., as agent for the Senior Secured Lenders (in such capacity, the "Agent" and in its individual capacity, "BankBoston"). The Credit Agreement provides for a revolving credit facility of $80 million, PROVIDED that such amount may be increased up to $120 million upon the request of the Company, the approval of the Senior Secured Lenders and the Agent and the satisfaction of certain financial covenants. As of June 30, 1998, the Company had $53.9 million outstanding under the New Revolving Credit Facility. Up to $15 million of the New Revolving Credit Facility is available for letters of credit.

INTEREST

    The Company may elect to have loans under the New Revolving Credit Facility bear interest at (a) the Base Rate (as defined) plus a sliding margin determined according to certain financial criteria of the Company or (b) the Eurocurrency Rate (as defined) plus a sliding margin determined according to certain financial criteria of the Company. Interest is payable quarterly and at the end of the Interest Period (as defined in the Credit Agreement). The " Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by BankBoston and (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 0.5%. The "Eurocurrency Rate" for any Interest Period means, with respect to any Eurocurrency Rate loan denominated in U.S. dollars, (A) the rate per annum at which BankBoston's Eurocurrency Lending Office is offered U.S. dollar deposits two business days prior to the beginning of such Interest Period in the interbank eurodollar market where such Eurocurrency Lending Office customarily conducts business divided by (B) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, and, with respect to any Eurocurrency Rate loan denominated in certain other currencies, (x) the rate per annum at which BankBoston is offered deposits in U.S. dollars or the relevant optional currency two business days prior to the beginning of such Interest Period in the Eurocurrency Interbank Market where BankBoston's customarily conducts business divided by (y) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

SECURITY AND GUARANTORS

    As security for the indebtedness of the Company to the Senior Secured Lenders, the Company has granted to them a first priority security interest in substantially all of its tangible and intangible assets (including intellectual property, real property and 65% of the capital stock of each of the Company's material direct foreign subsidiaries).

TERM

    The New Revolving Credit Facility terminates on June 15, 2003, at which time all amounts outstanding thereunder are due and payable.

CERTAIN COVENANTS

    In addition to customary covenants, the New Revolving Credit Facility requires that the Company: (a) maintain certain ratios of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Interest Expense (as defined in the Credit Agreement), (b) not incur any indebtedness other than the Notes, indebtedness under the New Revolving Credit Facility and certain other indebtedness, (c) not permit any lien to exist on any of its property, assets or revenues, except the liens in favor of the Senior Secured Lenders, existing liens and certain other liens and (d) not to incur any guarantee obligations, except the guarantee obligations related to the New Revolving Credit Facility and certain other guarantee obligations. The Company is in compliance with all covenants under terms of the New Revolving Credit Facility.

EVENTS OF DEFAULT

    The Credit Agreement contains certain events of default, including, without limitation, the following: (i) any failure by the Company or its subsidiary to pay principal, interest or other obligations under the Credit Agreement, (ii) any representation or warranty made by the Company or its subsidiaries in the Credit Agreement or related agreements proves to have been incorrect in any material respect when made, (iii) any default by the Company or its subsidiaries in the observance or performance of covenants or other agreements contained in the Credit Agreement or related agreements, (iv) certain events of bankruptcy or insolvency of the Company or its subsidiaries, (v) the entering of a judgment or decree against the Company or its subsidiaries involving an aggregate liability of $2.5 million or more, which is not vacated, discharged, stayed or bonded pending appeal within 30 days and (vi) the occurrence of certain change of control events.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. The foregoing laws and interpretations thereof are subject to change, which could apply retroactively.

    The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer
for use in connection with any such resale. In addition, until       , 1998, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Exchange Notes being offered hereby are being passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The consolidated balance sheets of the Company and its subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended September 30, 1995, the eight months ended May 31, 1996, the four months ended September 30, 1996 and the year ended September 30, 1997, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing herein.

    The financial statements of First Image Management Company (a division of First Data Corporation) at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Anacomp, Inc.'s Current Report on Form 8-K dated June 18, 1998 (as amended by Form 8-K/ A dated August 11, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................        F-2

Consolidated Balance Sheets as of September 30, 1997 and 1996..............................................        F-3

Consolidated Statements of Operations for the twelve months ended September 30, 1997, the four months ended
  September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995...        F-4

Consolidated Statements of Cash Flows for the twelve months ended September 30, 1997, the four months ended
  September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995...        F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the twelve months ended September 30, 1997, the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended
  September 30, 1995.......................................................................................        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Anacomp, Inc.:

    We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana corporation) and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the twelve months ended September 30, 1997, the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 2 to the consolidated financial statements, effective June 4, 1996, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on May 20, 1996. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of May 31, 1996. As a result, the consolidated financial statements for the periods subsequent to May 31, 1996 reflect the Successor Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the twelve months ended September 30, 1997, the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 in conformity with generally accepted accounting principles.

    As explained in Note 1 to the consolidated financial statements, effective June 30, 1995, the Company changed its method of accounting for the measurement of goodwill impairment.

                                          Arthur Andersen LLP

Indianapolis, Indiana,
November 14, 1997 (except
with respect to the matters
discussed in Note 24 as to
which the date is August 13, 1998)

                         ANACOMP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                          REORGANIZED COMPANY
                                                                                         ----------------------
                                                                                          AS OF SEPTEMBER 30,
                                                                                         ----------------------
                                                                                            1997        1996
                                                                                         ----------  ----------
                                                                                         (DOLLARS IN THOUSANDS,
                                                                                            EXCEPT PER SHARE
                                                                                                AMOUNTS)
                                                    ASSETS
Current assets:
  Cash and cash equivalents............................................................  $   58,060  $   38,198
  Restricted cash......................................................................       7,433       9,597
  Accounts and notes receivable, less allowances for doubtful accounts of $5,501 and
    $6,768, respectively...............................................................      58,628      58,806
  Current portion of long-term receivables.............................................       3,647       4,690
  Inventories..........................................................................      25,261      31,856
  Prepaid expenses and other...........................................................       6,853       4,383
                                                                                         ----------  ----------
Total current assets...................................................................     159,882     147,530
Property and equipment, at cost less accumulated depreciation and amortization of
  $7,257 and $3,696, respectively......................................................      29,063      27,102
Long-term receivables, net of current portion..........................................       6,587      10,632
Excess of purchase price over net assets of businesses acquired and other intangibles,
  net..................................................................................      17,800       2,285
Reorganization value in excess of identifiable assets, net.............................     163,856     240,344
Other assets...........................................................................      14,763       7,528
                                                                                         ----------  ----------
                                                                                         $  391,951  $  435,421
                                                                                         ----------  ----------
                                                                                         ----------  ----------
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................................................  $    9,595  $   31,848
  Accounts payable.....................................................................      39,270      48,090
  Accrued compensation, benefits and withholdings......................................      16,481      13,728
  Accrued income taxes.................................................................      13,471      11,930
  Accrued interest.....................................................................      14,738      10,586
Other accrued liabilities..............................................................      34,529      36,814
                                                                                         ----------  ----------
Total current liabilities..............................................................     128,084     152,996
                                                                                         ----------  ----------
Non current liabilities:
  Long-term debt, net of current portion...............................................     247,889     217,044
  Other noncurrent liabilities.........................................................       1,458       6,812
                                                                                         ----------  ----------
Total noncurrent liabilities...........................................................     249,347     223,856
                                                                                         ----------  ----------
Commitments and contingencies (See Note 17)
Stockholders' equity:
  Preferred stock, 1,000,000 shares authorized, none issued............................          --          --
  Common stock, $.01 par value; 20,000,000 shares authorized; 13,789,764 and 10,099,050
    issued and outstanding, respectively...............................................         138         101
  Capital in excess of par value.......................................................     105,329      80,318
  Cumulative translation adjustment (from May 31, 1996)................................      (1,128)        159
  Accumulated deficit (from May 31, 1996)..............................................     (89,819)    (22,009)
                                                                                         ----------  ----------
Total stockholders' equity.............................................................      14,520      58,569
                                                                                         ----------  ----------
                                                                                         $  391,951  $  435,421
                                                                                         ----------  ----------
                                                                                         ----------  ----------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 REORGANIZED COMPANY       PREDECESSOR COMPANY
                                               --------------------------------------------------

                                                 TWELVE        FOUR                     TWELVE
                                                 MONTHS       MONTHS        EIGHT       MONTHS
                                                  ENDED        ENDED       MONTHS        ENDED
                                                SEPTEMBER    SEPTEMBER      ENDED      SEPTEMBER
                                                   30,          30,        MAY 31,        30,
                                                  1997         1996         1996         1995
                                               -----------  -----------  -----------  -----------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
REVENUES:
  Services provided..........................   $ 186,590    $  59,055    $ 130,202    $ 219,881
  Equipment and supply sales.................     275,920       92,487      204,396      371,308
                                               -----------  -----------  -----------  -----------
                                                  462,510      151,542      334,598      591,189
                                               -----------  -----------  -----------  -----------
OPERATING COSTS AND EXPENSES:
  Costs of services provided.................      97,932       31,858       72,641      126,493
  Costs of equipment and supplies sold.......     206,582       70,097      156,526      290,842
  Selling, general and administrative
    expenses.................................      90,731       29,688       63,826      132,459
  Amortization of reorganization asset.......      75,780       25,663           --           --
  Special charges............................          --           --           --      136,889
  Restructuring charges......................          --           --           --       32,695
                                               -----------  -----------  -----------  -----------
                                                  471,025      157,306      292,993      719,378
                                               -----------  -----------  -----------  -----------
Income (loss) from operations before
  interest, other income, reorganization
  items, income taxes and extraordinary
  items......................................      (8,515)      (5,764)      41,605     (128,189)
                                               -----------  -----------  -----------  -----------
Interest income..............................       4,346          997        1,576        2,000
Interest expense and fee amortization........     (35,896)     (12,869)     (26,760)     (70,938)
Financial restructuring costs................          --           --           --       (5,987)
Other income (loss)..........................      (1,285)          27        6,968         (212)
                                               -----------  -----------  -----------  -----------
                                                  (32,835)     (11,845)     (18,216)     (75,137)
                                               -----------  -----------  -----------  -----------
Income (loss) before reorganization items,
  income taxes and extraordinary items.......     (41,350)     (17,609)      23,389     (203,326)
Reorganization items.........................          --           --       92,839           --
                                               -----------  -----------  -----------  -----------
Income (loss) before income taxes and
  extraordinary items........................     (41,350)     (17,609)     116,228     (203,326)
Provision for income taxes...................      15,500        4,400        3,700       35,000
                                               -----------  -----------  -----------  -----------
Income (loss) before extraordinary items.....     (56,850)     (22,009)     112,528     (238,326)
Extraordinary items:
  Gain on discharge of indebtedness, net of
    income taxes.............................          --           --       52,442           --
  Loss on extinguishment of debt, net of
    income tax benefits......................     (10,961)          --           --           --
                                               -----------  -----------  -----------  -----------
Net income (loss)............................     (67,811)     (22,009)     164,970     (238,326)
Preferred stock dividends and discount
  accretion..................................          --           --          540        2,158
                                               -----------  -----------  -----------  -----------
Net income (loss) available to common
  stockholders...............................   $ (67,811)   $ (22,009)   $ 164,430    $(240,484)
                                               -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------
LOSS PER COMMON AND
  COMMON EQUIVALENT SHARE:
Loss available to common stockholders before
  extraordinary loss.........................   $   (4.23)   $   (2.19)
Extraordinary loss on extinguishment of
  debt.......................................       (0.82)          --
                                               -----------  -----------
Loss available to common stockholders........   $   (5.05)   $   (2.19)
                                               -----------  -----------
                                               -----------  -----------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        REORGANIZED COMPANY             PREDECESSOR COMPANY
                                                  --------------------------------------------------------------

                                                      TWELVE           FOUR            EIGHT          TWELVE
                                                   MONTHS ENDED    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                                  SEPTEMBER 30,    SEPTEMBER 30,      MAY 31,     SEPTEMBER 30,
                                                       1997            1996            1996            1995
                                                  --------------  ---------------  -------------  --------------
                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................    $  (67,811)      $ (22,009)      $ 164,970      $ (238,326)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Extraordinary items.......................        10,961              --         (52,442)             --
      Non-cash reorganization items.............            --              --        (107,352)             --
      Depreciation and amortization.............        93,552          30,635          18,788          43,375
      Non-cash compensation.....................         1,012             975              --              --
      Provision (benefit) for losses on accounts
        receivable..............................          (341)            482             110           2,742
      Provision for inventory valuation.........            --              --              --          10,956
      Non-cash charge in lieu of taxes..........           700           1,300              --              --
      Deferred taxes............................            --              --              --          29,000
      Special charges (See Note 1)..............            --              --              --         136,889
      Gain on sale of ICS Division..............            --              --          (6,202)             --
      Other.....................................         6,278            (175)            997           6,308
  Restricted cash requirements..................         2,164          (2,755)         (6,842)             --
  Change in assets and liabilities net of
    effects from acquisitions:
      Decrease in accounts and long-term
        receivables.............................         6,687           5,637          24,624          30,948
      Decrease (increase) in inventories and
        prepaid expenses........................         7,118          10,416          11,174          (1,612)
      Decrease (increase) in other assets.......          (953)              1           1,094          (8,207)
      Increase (decrease) in accounts payable
        and accrued expenses....................         4,970         (17,283)         (5,077)         11,465
      Increase (decrease) in other noncurrent
        liabilities.............................        (6,495)          4,671          (5,899)         (3,626)
                                                  --------------  ---------------  -------------  --------------
      Net cash provided by operating
        activities..............................        57,842          11,895          37,943          19,912
                                                  --------------  ---------------  -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of other assets............            --              --              --          18,777
  Proceeds from sale of ICS Division............            --              --          13,554              --
  Purchases of property and equipment...........       (10,399)         (2,224)         (3,599)        (14,372)
  Payments to acquire companies and customer
    rights......................................       (22,443)         (3,844)             --          (1,262)
                                                  --------------  ---------------  -------------  --------------
      Net cash provided by (used in) investing
        activities..............................       (32,842)         (6,068)          9,955           3,143
                                                  --------------  ---------------  -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock and
    warrants....................................            --            (139)             --             743
  Proceeds from revolving line of credit and
    long-term borrowing.........................       253,853              --           2,656          22,529
  Proceeds from exercise of common stock
    rights......................................        24,548              --              --              --
  Proceeds from exercise of stock options.......           412              --              --              --
  Principal payments on long-term debt..........      (271,288)        (22,646)        (15,332)        (45,859)
  Payments related to the issuance and
    extinguishment of debt......................       (12,647)             --
  Preferred dividends paid......................            --              --              --          (1,031)
                                                  --------------  ---------------  -------------  --------------
      Net cash used in financing activities.....        (5,122)        (22,785)        (12,676)        (23,618)
                                                  --------------  ---------------  -------------  --------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.........           (16)           (172)            691             107
                                                  --------------  ---------------  -------------  --------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................        19,862         (17,130)         35,913            (456)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD........................................        38,198          55,328          19,415          19,871
                                                  --------------  ---------------  -------------  --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......    $   58,060       $  38,198       $  55,328      $   19,415
                                                  --------------  ---------------  -------------  --------------
                                                  --------------  ---------------  -------------  --------------

                         ANACOMP, INC. AND SUBSIDIARIES
               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                         REORGANIZED COMPANY             PREDECESSOR COMPANY
                                                   --------------------------------------------------------------

                                                       TWELVE           FOUR            EIGHT          TWELVE
                                                    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                                   SEPTEMBER 30,    SEPTEMBER 30,      MAY 31,     SEPTEMBER 30,
                                                        1997            1996            1996            1995
                                                   --------------  ---------------  -------------  --------------
                                                                       (DOLLARS IN THOUSANDS)
Cash paid during the period for:
  Interest.......................................    $   15,016       $   5,581       $  11,613      $   39,426
  Income taxes...................................    $    6,612       $   2,942       $   3,045      $    4,128

      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

See Note 3 for discussion of non-cash activity related to Fresh Start Reporting and the Reorganization.

                                                          REORGANIZED COMPANY              PREDECESSOR COMPANY
                                                   ----------------------------------------------------------------

                                                       TWELVE            FOUR             EIGHT          TWELVE
                                                    MONTHS ENDED     MONTHS ENDED     MONTHS ENDED    MONTHS ENDED
                                                   SEPTEMBER 30,     SEPTEMBER 30,       MAY 31,     SEPTEMBER 30,
                                                        1997             1996             1996            1995
                                                   --------------  -----------------  -------------  --------------
                                                                        (DOLLARS IN THOUSANDS)
Notes payable issued.............................    $       --        $     500        $      --      $       --
Assets acquired by assuming liabilities..........    $    1,553        $      --        $      --      $       --
Interest on subordinated notes satisfied with
  additional notes...............................    $   11,960        $      --        $      --      $       --

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                             CAPITAL IN
                                                                             EXCESS OF    CUMULATIVE
                                                                 COMMON         PAR       TRANSLATION  ACCUMULATED
                                                                  STOCK        VALUE      ADJUSTMENT     DEFICIT        TOTAL
                                                               -----------  ------------  -----------  ------------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
BALANCE AT SEPTEMBER 30, 1994--PREDECESSOR COMPANY...........   $     457    $  181,843    $    (269)   $ (132,275)  $    49,756
Common stock issued for purchases under the Employee Stock
  Purchase Plan..............................................           3           689           --            --           692
Exercise of stock options....................................           1            50           --            --            51
Preferred stock dividends....................................          --            --           --        (2,062)       (2,062)
Accretion of redeemable preferred stock discount.............          --            --           --           (96)          (96)
Translation adjustment for twelve months.....................          --            --        1,598            --         1,598
Graham stock issuance........................................           1           143           --            --           144
Net loss for the twelve months...............................          --            --           --      (238,326)     (238,326)
                                                                    -----   ------------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1995--PREDECESSOR COMPANY...........         462       182,725        1,329      (372,759)     (188,243)
Preferred stock conversion...................................          11         7,893           --            --         7,904
Preferred stock dividends....................................          --            --           --          (516)         (516)
Accretion of redeemable preferred stock discount.............          --            --           --           (24)          (24)
Translation adjustment for eight months......................          --            --       (1,560)           --        (1,560)
NBS stock issuance...........................................          11           (11)          --            --            --
Reorganization...............................................        (484)     (190,607)         231       208,329        17,469
New stock issuance...........................................         100        79,666           --            --        79,766
Net income for eight months..................................          --            --           --       164,970       164,970
                                                                    -----   ------------  -----------  ------------  -----------
BALANCE AT MAY 31, 1996--REORGANIZED COMPANY.................         100        79,666           --            --        79,766
Common stock issued for restricted stock award...............           1           791           --            --           792
Fees associated with rights offering.........................          --          (139)          --            --          (139)
Translation adjustment for four months.......................          --            --          159            --           159
Net loss for four months.....................................          --            --           --       (22,009)      (22,009)
                                                                    -----   ------------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1996--REORGANIZED COMPANY...........         101        80,318          159       (22,009)       58,569
Common stock issued for exercise of rights...................          36        24,511           --            --        24,547
Common stock issued for exercise of stock options............           1           500           --            --           501
Translation adjustment for twelve months.....................          --            --       (1,287)           --        (1,287)
Other........................................................          --            --           --             1             1
Net loss for twelve months...................................          --            --           --       (67,811)      (67,811)
                                                                    -----   ------------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1997--REORGANIZED COMPANY...........   $     138    $  105,329    $  (1,128)   $  (89,819)  $    14,520
                                                                    -----   ------------  -----------  ------------  -----------
                                                                    -----   ------------  -----------  ------------  -----------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

    The consolidated financial statements include the accounts of Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated. Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

    Due to the Reorganization and implementation of Fresh Start Reporting, the consolidated financial statements for the Reorganized Company (period starting May 31, 1996) are not comparable to those of the Predecessor Company. For financial reporting purposes, the effective date of the emergence from bankruptcy is considered to be the close of business on May 31, 1996.

    A black line has been drawn on the accompanying consolidated financial statements to distinguish between the Reorganized Company and the Predecessor Company.

FOREIGN CURRENCY TRANSLATION

    Substantially all assets and liabilities of Anacomp's international operations are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

SEGMENT REPORTING

    Anacomp operates in a single business segment providing equipment, supplies and services for document management, including storage, processing and retrieval.

SIGNIFICANT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

    Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Operating lease revenues are recognized during the applicable period of customer usage. Revenues from maintenance contracts are deferred and recognized in earnings on a pro rata basis over the period of the agreements.

INVENTORIES

    Inventories are stated at the lower of cost or market, with cost being determined by methods approximating the first-in, first-out basis.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The cost of the inventories is distributed as follows:

                                                                                          REORGANIZED COMPANY
                                                                                          --------------------
                                                                                             SEPTEMBER 30,
                                                                                          --------------------

                                                                                            1997       1996
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
                                                                                          --------------------
Finished goods..........................................................................  $  14,887  $  22,557
Work in process.........................................................................      3,299      2,748
Raw materials and supplies..............................................................      7,075      6,551
                                                                                          ---------  ---------
                                                                                          $  25,261  $  31,856
                                                                                          ---------  ---------
                                                                                          ---------  ---------

RESTRICTED CASH

    Restricted cash represents cash reserved as collateral for letters of credit issued by the Company or cash held in escrow primarily to secure certain contingent obligations of the Company. The contingent obligations are primarily related to environmental liabilities and certain insurance policies.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years. In accordance with Fresh Start Reporting, property and equipment were reflected at fair market values as of May 31, 1996 (See Note 3).

DEBT ISSUANCE COSTS

    The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Unamortized Debt issuance costs were $6.6 million at September 30, 1997 and are included in "Other assets" in the accompanying Consolidated Balance Sheets. During the twelve months ended September 30, 1997, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995, the Company amortized $.9 million, $1 million and $5.7 million, respectively, of debt issuance costs which are included in "Interest expense and fee amortization" in the accompanying Consolidated Statements of Operations. Also, in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), the Company wrote off deferred debt issuance costs of $11.1 million upon the date of the bankruptcy filing. These costs are included in "Reorganization Items" in the accompanying Consolidated Statements of Operations for the eight months ended May 31, 1996.

GOODWILL

    Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the related products acquired. Goodwill at September 30, 1997 is being amortized over periods of three to five years. Effective with Fresh Start Reporting, the Company now measures impairment based on future cash flows of the related products.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    For the Predecessor Company, effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it was determined that impairment had occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit was charged to operations. For purposes of determining fair value, the Company valued the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp concluded that fair value was a better measurement of goodwill considering the Company's highly leveraged financial condition. Anacomp revised its projected operating results in fiscal 1995 which, along with applying Anacomp's revised goodwill accounting policy, resulted in a write-off of $108 million of goodwill for the year ended September 30, 1995. This write-off is reflected in "Special charges" in the accompanying Consolidated Statement of Operations.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCATED TO IDENTIFIABLE ASSETS

    As more fully discussed in Note 3, the Company has "reorganization value in excess of amounts allocated to identifiable assets" of $163.9 million net of accumulated amortization of $101.4 million at September 30, 1997. This asset is being amortized over a 3.5 year period beginning May 31, 1996. The carrying value of the Reorganization Asset will be periodically reviewed if the facts and circumstances suggest that it may be impaired. The Company will measure the impairment based upon future cash flows of the Company over the remaining amortization period.

RESEARCH AND DEVELOPMENT

    The engineering costs associated specifically with research and development programs are expensed as incurred, and amounted to $4.8 for the twelve months ended September 30, 1997, $1.3 million for the four months ended September 30, 1996, $2.4 million for the eight months ended May 31, 1996 and $2.2 million for the twelve months ended September 30, 1995. The Company supports several engineering processes, including basic technological research, product development and sustaining engineering support for existing customer installations. The majority of the operating costs for engineering programs in fiscal year 1995 related to continued software development for the XFP 2000 COM recorder, which were recorded as deferred software costs.

    Deferred software costs are the capitalized costs of software products to be sold in future periods with COM systems or as stand alone products for current COM system users. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Due to lower than expected sales of new software products introduced in 1995, Anacomp revised its projected future sales and operating results of software products through 1999. As a result, during 1995 Anacomp wrote off $20.3 million of deferred software costs and established a reserve of $8.6 million for future payments to IBM Pennant Systems for software royalty and system support obligations which were not recoverable based on these revised projections (See Note 17). These charges are reflected in "Special charges" in the accompanying Consolidated Statement of Operations for the fiscal year ended September 30, 1995. Unamortized deferred software costs remaining as of September 30, 1997 total $2.5 million and are included in "Other assets" on the accompanying Consolidated Balance Sheets.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
SALE-LEASEBACK TRANSACTIONS

    Anacomp entered into sale-leaseback transactions of $19.3 million in 1995 relating to COM systems installed in the Company's data service centers. Part of the proceeds were treated as fixed asset sales and the remainder as sales of equipment. Revenues of $3.5 million were recorded for the year ended September 30, 1995. All profits were deferred and were being recognized over the applicable leaseback periods. In connection with Fresh Start Reporting as discussed in Note 3, the deferred profit amount was reduced to zero. Concurrently, the Company established an unfavorable lease reserve related to these leases which is being amortized over the applicable lease periods. At September 30, 1997 $4.4 million of this reserve remained to be amortized.

ACCRUED LEASE RESERVES

    Other noncurrent liabilities include reserves established for unfavorable facility and equipment lease commitments, vacant facilities and related future lease costs. Total obligations recorded for these unfavorable lease commitments and future lease and related costs at their estimated amounts were $6.2 and $11.4 million at September 30, 1997 and 1996, respectively. The current portion of these obligations was $4.9 and $6.8 million as of September 30, 1997 and 1996, respectively, and is included in "Other accrued liabilities" and "Accounts payable" in the accompanying Consolidated Balance Sheets.

INCOME TAXES

    Anacomp accounts for income taxes based on the liability method for computing deferred income taxes. The benefit of certain loss carryforwards are estimated and recorded as an asset unless it is "more likely than not" that the benefit will not be realized.

    During 1995, the valuation allowance was increased to reduce the Company's net deferred tax asset to zero as a result of the Company's deteriorating financial condition.

    In general, Anacomp's practice has been to reinvest the earnings of its foreign subsidiaries in those operations and to repatriate those earnings only when it was advantageous to do so. In 1995, Anacomp changed its practice whereby the Company now repatriates these earnings. As a result, Anacomp recorded deferred taxes of $8.8 million on all undistributed foreign earnings in 1995.

CASH AND CASH EQUIVALENTS

    Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

NOTE 2. FINANCIAL REORGANIZATION:

    On May 20, 1996 (the "Confirmation Date"), the U.S. Bankruptcy Court confirmed the Company's Third Amended Joint Plan of Reorganization (the "Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and/or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 2. FINANCIAL REORGANIZATION: (CONTINUED)
Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22 million in cash, $112.2 million principal amount of its 11-5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), equity securities consisting of 10 million shares of new common stock and 362,694 warrants, each of which is convertible into
1.0566 shares of new common stock during the five year period ending June 3, 2001 at an exercise price of $11.57 per share.

    The process began January 5, 1996, when Anacomp filed a Prenegotiated Plan of Reorganization with the U.S. Bankruptcy Court in Delaware under Chapter 11 of the U.S. Bankruptcy Code. The Company was in default under substantially all of its debt agreements as a result of its failure to make $89.7 million of principal payments scheduled for April 26, 1995 and October 26, 1995 on the senior secured credit facilities (including $60 million relating to the revolving loan agreement which expired on October 26, 1995), $11.4 million of principal and interest payments on the 9% Convertible Subordinated Debentures which were due January 15, 1996, $34.1 million of interest payments scheduled for May 1, 1995 and November 1, 1995 on its Senior Subordinated Notes, and $3.2 million of interest payments scheduled for July 15, 1995 and January 15, 1996 on the 13.875% Subordinated Debentures, as well as certain financial covenant violations, and the cross-default provisions of the other debt agreements.

NOTE 3. FRESH START REPORTING AND BANKRUPTCY REORGANIZATION:

    As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Term Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock, Common Stock, Warrants and Stock Options were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail in Notes 13 and 15.

    As of May 31, 1996, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). Fresh Start Reporting resulted in material changes to the Condensed Consolidated Balance Sheet, including valuation of assets, intangible assets (including goodwill) and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the ongoing business. The net result of the valuation of identifiable assets, the recognition of liabilities at fair market value and the valuation of equity was the Reorganized Company recognizing an asset "Reorganization Value in excess of identifiable assets" totaling $267.5 million as of May 31, 1996.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 3. FRESH START REPORTING AND BANKRUPTCY REORGANIZATION: (CONTINUED)
    As a result of the Bankruptcy Reorganization, the Predecessor Company recorded an extraordinary gain resulting from the discharge of indebtedness of $52.4 million calculated as follows:

                                                                                 EIGHT MONTHS
                                                                                     ENDED
                                                                                 MAY 31, 1996
                                                                                 -------------
                                                                                  (DOLLARS IN
                                                                                  THOUSANDS)
Historical carrying value of old debt securities...............................   $   379,256
Historical carrying value of related accrued interest..........................        48,500
Unamortized portion of old deferred financing costs............................          (600)
Market value of consideration exchanged for the old debt:
  Plan securities (face value $279,692)........................................      (265,948)
  New common stock (10.0 million new shares issued)............................       (79,766)
                                                                                 -------------
                                                                                       81,442
    Tax provision..............................................................       (29,000)
                                                                                 -------------
    Extraordinary gain.........................................................   $    52,442
                                                                                 -------------
                                                                                 -------------

    In accordance with SOP 90-7, expenses of the Predecessor Company resulting from the Chapter 11 Reorganization are reported separately as reorganization items in the accompanying Consolidated Statements of Operations, and are summarized below:

                                                                                 EIGHT MONTHS
                                                                                     ENDED
                                                                                 MAY 31, 1996
                                                                                 -------------
                                                                                  (DOLLARS IN
                                                                                  THOUSANDS)
Write-off of deferred debt issue costs and discounts...........................   $   (17,551)
Adjustment of assets and liabilities to fair market value......................       124,903
Legal and professional fees associated with bankruptcy.........................       (14,944)
Interest earned on accumulated cash............................................           431
                                                                                 -------------
                                                                                  $    92,839
                                                                                 -------------
                                                                                 -------------

    The following Pro Forma Condensed Financial Information for the twelve months ended September 30, 1996 and 1995, have been prepared giving effect to the sale of the Image Conversion Services ("ICS") Division and the adjustments related to the consummation of the Reorganization for interest expense and intangible asset amortization. The Condensed Financial Information was prepared as if the Pro Forma adjustments had occurred on October 1, 1995 and October 1, 1994, respectively. This information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 3. FRESH START REPORTING AND BANKRUPTCY REORGANIZATION: (CONTINUED) ANACOMP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED FINANCIAL INFORMATION

                                                                                              PRO FORMA
                                                                                            TWELVE MONTHS
                                                                                                ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1996            1995
                                                                                    --------------  --------------
                                                                                        (DOLLARS IN THOUSANDS)
Total Revenues....................................................................   $    484,637    $    569,668
Operating costs and expenses......................................................        493,291         763,514
Loss before interest, other income, reorganization items, income taxes and
  extraordinary credit............................................................         (8,654)       (193,846)
Interest expense and fee amortization.............................................        (41,327)        (44,301)
Net loss available to common stockholders.........................................        (53,713)       (277,346)

NOTE 4. SALE OF ICS DIVISION:

    Effective November 1, 1995, Anacomp sold its ICS Division for approximately $13.5 million, which resulted in a net gain to the Company of $6.2 million that is reflected in "other income (expense)" in the accompanying Consolidated Statement of Operations. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20 million of revenues per year.

NOTE 5. RESTRUCTURING CHARGES:

    Included in the operating results for 1995 are restructuring charges of $32.7 million. These charges were the result of the Company's reassessment of its strategy for ongoing financial improvement and a decision to downsize or exit certain areas of its business. Specifically, the Company closed its Omaha, Nebraska magnetic media manufacturing facility, exited the manufacture of readers and reader/printers at its San Diego, California manufacturing facility and reduced headcount worldwide. The restructuring charges included severance costs of $5.9 million, which included personnel related to magnetics media manufacturing, reader and reader/printer manufacturing and other various personnel associated with the worldwide headcount reduction. Approximately 400 people were terminated pursuant to these plans. Also included in restructuring charges were inventory write downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10 million. The Company completed these restructuring activities during fiscal 1996. The actual costs associated with the restructuring did not vary significantly from the previously reported amounts.

NOTE 6. FINANCIAL RESTRUCTURING COSTS:

    On April 6, 1995, Anacomp announced that it had withdrawn its proposed offering of $225 million Senior Secured Notes and a related offer to purchase up to $50 million of the Company's outstanding 15% Senior Subordinated Notes. Costs directly related to these activities of $6 million are included as "Financial restructuring costs" in the accompanying Consolidated Statements of Operations for fiscal year 1995.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 7. EXCESS OF PURCHASE PRICE OVER NET ASSETS
OF BUSINESSES ACQUIRED (GOODWILL):

    Goodwill as of September 30 is summarized as follows:

                                                                       REORGANIZED COMPANY
                                                                       --------------------
                                                                         1997       1996
                                                                       ---------  ---------

                                                                           (DOLLARS IN
                                                                            THOUSANDS)
                                                                       --------------------
Goodwill.............................................................  $  20,673  $   2,419
Less accumulated amortization........................................     (2,873)      (134)
                                                                       ---------  ---------
                                                                       $  17,800  $   2,285
                                                                       ---------  ---------
                                                                       ---------  ---------

NOTE 8. FAIR VALUES OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade receivables and payables are considered to be their fair values. The carrying amounts and fair values of the Company's other financial instruments at September 30, 1997, and 1996, are as follows:

                                                                                REORGANIZED COMPANY
                                                                   ----------------------------------------------
                                                                     SEPTEMBER 30, 1997      SEPTEMBER 30, 1996
                                                                   ----------------------  ----------------------
                                                                    CARRYING                CARRYING
                                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Long-Term Debt:
  11 5/8% Senior Secured Notes...................................  $       --  $       --  $   97,902  $   97,902
  Multicurrency Revolving Loan...................................       2,439       2,439          --          --
  Senior Secured Term Loan.......................................      55,000      55,000          --          --
  10 7/8% Senior Subordinated Notes..............................     196,611     210,160          --          --
  13% Senior Subordinated Notes..................................          --          --     147,058     163,829

    The September 30, 1997 and 1996 estimated fair value of Long-Term Debt was based on quoted market values or discounted cash flow.

NOTE 9. ACQUISITIONS:

    During the three years ended September 30, 1997, Anacomp made the acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant.

FISCAL 1997

    During fiscal 1997, Anacomp acquired either the customer bases and other assets or the stock of nine businesses. Total consideration was $25.5 million, of which approximately $18.3 million was assigned to excess of purchase price over net assets acquired. The aggregate purchase prices consisted of $22.4 million

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 9. ACQUISITIONS: (CONTINUED)
cash, $1.6 million in assumed liabilities and contingent cash and/or stock payments of up to $10.0 million based upon future operating results over the next two to five years.

FISCAL 1996

    During fiscal 1996, Anacomp acquired certain assets of one business. Total consideration was $4.3 million, of which approximately $2.4 million was assigned to excess of purchase price over net assets acquired. The purchase price consisted of $3.8 million in cash and a one-year note payable of $500,000 which accrues interest at prime.

FISCAL 1995

    During fiscal 1995, Anacomp made no significant acquisitions.

NOTE 10. SKC AGREEMENT:

    Anacomp has entered into a supply agreement (the "Supply Agreement") with SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited ("SKCL"), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as "SKC". The Supply Agreement expires in December 2003. Pursuant to the Supply Agreement, Anacomp purchases substantially all of its requirements for coated duplicate microfilm from SKC. Pursuant to the Supply Agreement, SKC also provides the Company with a substantial portion of its polyester requirements for its magnetic media products.

    In connection with the Supply Agreement, SKC also provided the Company with a $25 million trade credit facility which was reduced to $15 million in fiscal 1997 (secured by up to $10 million of products sold to the Company by SKC), all of which is outstanding at September 30, 1997. The trade credit arrangement bears interest at 1.75% over the prime rate of The First National Bank of Boston (10.25% as of September 30, 1997).

    In connection with an amendment to the Supply Agreement as of the effective date under the Plan of Reorganization, the Company agreed to certain price increases, retroactive to 1994, and agreed to make the following deferred payments related to the retroactive price increases to SKC (which were accrued in "Other accrued liabilities" in the accompanying Consolidated Balance Sheets):
(a) $400,000 paid in 1997: (b) $600,000 due in 1998; (c) $800,000 due in 1999;
(d) $800,000 due in 2000; and (e) 1,000,000 due in 2001.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 11. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                                                          REORGANIZED COMPANY
                                                                                          --------------------
                                                                                             SEPTEMBER 30,
                                                                        ESTIMATED USEFUL  --------------------
                                                                         LIFE IN YEARS      1997       1996
                                                                        ----------------  ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Land and buildings....................................................       10-40        $   3,286  $   3,148
Office furniture......................................................        3-12            2,765      2,499
Manufacturing equipment and tooling...................................        2-10            4,442      4,161
Field support spare parts.............................................        4-7             5,875      5,852
Leasehold improvements................................................   Term of Lease          645        852
Equipment leased to others............................................        2-4             2,185        467
Processing equipment..................................................        3-12           17,122     13,819
                                                                                          ---------  ---------
                                                                                             36,320     30,798
Less accumulated depreciation and amortization........................                       (7,257)    (3,696)
                                                                                          ---------  ---------
                                                                                          $  29,063  $  27,102
                                                                                          ---------  ---------
                                                                                          ---------  ---------

NOTE 12. LONG-TERM RECEIVABLES:

    Long-term receivables consist of the following:

                                                                                           REORGANIZED COMPANY
                                                                                           --------------------
                                                                                              SEPTEMBER 30,
                                                                                           --------------------
                                                                                             1997       1996
                                                                                           ---------  ---------
                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)
Lease contracts receivable...............................................................  $   8,785  $  12,546
Notes receivable from asset sales........................................................      1,279      2,260
Other....................................................................................        170        516
                                                                                           ---------  ---------
                                                                                              10,234     15,322
Less current portion.....................................................................     (3,647)    (4,690)
                                                                                           ---------  ---------
                                                                                           $   6,587  $  10,632
                                                                                           ---------  ---------
                                                                                           ---------  ---------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 12. LONG-TERM RECEIVABLES: (CONTINUED)
    Lease contracts receivable result from customer leases of products under agreements which qualify as sales-type leases. Annual future lease payments to be received under sales-type leases are as follows:

                                                                              (DOLLARS IN
YEAR ENDED SEPTEMBER 30,                                                       THOUSANDS)
------------------------------------------------------------------------
1998....................................................................       $    4,512
1999....................................................................            3,014
2000....................................................................            1,667
2001....................................................................              738
2002....................................................................              214
                                                                                  -------
                                                                                   10,145
Less deferred interest..................................................           (1,360)
                                                                                  -------
                                                                               $    8,785
                                                                                  -------
                                                                                  -------

NOTE 13. LONG-TERM DEBT:

    Long-term debt is comprised of the following:

                                                                                          REORGANIZED COMPANY
                                                                                         ----------------------
                                                                                             SEPTEMBER 30,
                                                                                         ----------------------
                                                                                            1997        1996
                                                                                         ----------  ----------
                                                                                         (DOLLARS IN THOUSANDS)
11 5/8% Senior Secured Notes...........................................................          --  $   97,902
13% Senior Subordinated Notes (net of unamortized discount of $12,942).................          --     147,058
Multicurrency Revolving Loan at 6.6%...................................................       2,439          --
Senior Secured Term Loan at 8.7%.......................................................      55,000          --
10 7/8% Senior Subordinated Notes (net of unamortized discount of $3,389)..............     196,611          --
Non-interest bearing installment note payable due October 30, 1996.....................          --         400
Other..................................................................................       3,434       3,532
                                                                                         ----------  ----------
                                                                                            257,484     248,892
Less current portion...................................................................      (9,595)    (31,848)
                                                                                         ----------  ----------
                                                                                         $  247,889  $  217,044
                                                                                         ----------  ----------
                                                                                         ----------  ----------

SENIOR SECURED CREDIT FACILITY

    On February 28, 1997, the Company and certain foreign subsidiaries entered into a Credit and Guarantee Agreement (the "Credit Facility") with a syndicate of banks and other financial institutions (collectively, the "Senior Secured Lenders"), Lehman Commerical Paper Inc., as arranger and syndication agent, and The First National Bank of Chicago (in its individual capacity, "First Chicago"), as administrative agent. The Credit Facility provides for a $55 million term loan facility ("the Term Facility") and a $25 million revolving credit facility (the "Revolving Facility"). The proceeds of the Term Facility and available cash were used to repay the existing 11 5/8% Senior Secured Notes due 1999 (the "Old Senior Secured Notes"). The balance of the Old Senior Secured Notes at February 28, 1997, was $83.6 million, reflecting the prepayment of the March 31, 1997 installment of $14.3 million made on February 20, 1997.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 13. LONG-TERM DEBT: (CONTINUED)
    As of September 30, 1997, $55 million was outstanding under the Term Facility, and $2.4 million was outstanding under the Revolving Facility. The entire Revolving Facility is available for loans denominated in U.S. dollars and certain foreign currencies ("Multicurrency Loans"), and up to $10 million of the Revolving Facility is available for letters of credit of which $2.7 million was outstanding at September 30, 1997. The Term Facility is repayable in thirteen quarterly installments commencing March 31, 1998, with the final installment due on March 31, 2001. The Revolving Facility terminates on February 28, 2001.

    The Company may elect to have loans under the Term Facility or the Revolving Facility bear interest at (a) the Alternate Base Rate plus 2% or (b) the Eurodollar Rate, or in the case of Multicurrency Loans, the Eurocurrency Rate, plus 3%. Interest is payable quarterly and at the end of the Interest Period (as defined in the Credit Facility). The "Alternate Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by First Chicago and
(ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The "Eurodollar Rate" for any Interest Period means (A) the applicable London interbank offered rate for deposits in U.S. dollars two business days prior to the first day of the Interest Period divided by (B) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. The "Eurocurrency Rate" for any Interest Period means the rate at which First Chicago offers to place deposits in the applicable foreign currency with first-class banks in the London interbank market two business days prior to the first day of the Interest Period.

    The Term Facility and the Revolving Facility are secured by all of the Company's tangible and intangible assets (including intellectual property, real property and all of the capital stock of each of the Company's direct or indirect domestic subsidiaries and 65% of the capital stock of each of the Company's material direct foreign subsidiaries). All of the Company's obligations under the Credit Facility are unconditionally guaranteed by the Company's direct or indirect domestic subsidiaries. In addition to customary covenants, the Credit Facility requires that the Company: (a) maintain certain ratios of Consolidated EBITDA (as defined in the Credit Facility), (b) not incur any indebtedness other than the 10 7/8% Senior Subordinated Notes due 2004 (the "Notes"), indebtedness under the Credit Facility and certain other indebtedness,
(c) not permit any lien to exist on any of its property, assets or revenues, except the liens in favor of the Senior Secured Lenders, existing liens and certain other liens (d) not to incur any guarantee obligations, except the guarantee obligations related to the Credit Facility and certain other guarantee obligations and (e) prohibits payment of dividends to common shareholders.

    The Company must use 25% of Consolidated Excess Cash Flow (as defined in the Credit Facility) in fiscal 1997 and 50% of Consolidated Excess Cash Flow thereafter to repay the Term Facility and reduce Revolving Facility commitments. Additionally, 100% of the Net Proceeds (as defined in the Credit Facility) of any Asset Sale (as defined in the Credit Facility) and 75% of proceeds from the sale of Capital Stock (as defined in the Credit Facility) not used for acquisitions or the repurchase of subordinated debt, must be

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 13. LONG-TERM DEBT: (CONTINUED)
applied to repay the Term Facility and reduce the Revolving Facility commitments. The Term Facility repayment schedule, after considering the terms of the excess cash flow requirements, is as follows:

                                                                                                  (DOLLARS IN
YEAR ENDED SEPTEMBER 30,                                                                           THOUSANDS)
--------------------------------------------------------------------------------------------
1998........................................................................................       $    8,740
1999........................................................................................           13,780
2000........................................................................................           20,669
2001........................................................................................           11,811
                                                                                                      -------
                                                                                                   $   55,000
                                                                                                      -------
                                                                                                      -------

10 7/8% SENIOR SUBORDINATED NOTES

    On March 24, 1997, the Company issued $200 million of 10 7/8% Senior Subordinated Notes ("the Notes"). The Notes were sold at 98.2071% of the face amount to yield proceeds of $196.4 million. The proceeds of the Notes were used to repay the existing 13% Senior Subordinated Notes due 2002, including a 3% call premium and accrued interest, to reduce the SKC trade payable by $10 million and associated accrued interest, and to pay certain fees and expenses. As a result of the call premium ($5.2 million) and existing discount on the 13% notes ($11.6 million), the Company recorded an extraordinary loss on the extinguishment of debt of $11.0 million, net of tax benefits.

    The Notes are not redeemable at the option of the Company prior to April 1, 2000. On or after such date until April 1, 2003, the Notes will be redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Prior to April 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined in the Indenture), to redeem up to 35% of the aggregate principal amount at a redemption price equal to 110.875% plus unpaid interest to the date of redemption, provided that at least $130 million of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption.

    Also, upon a Change of Control (as defined in the Indenture), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Notes have no sinking fund requirements and are due in full on April 1, 2004.

    The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company. The Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness (as defined in the Indenture) and senior to all Subordinated Indebtedness (as defined in the Indenture) of the Company.

    The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions and prohibits payment of dividends to common shareholders.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 14. RIGHTS OFFERING:

    On October 30, 1996, the Company completed a rights offering to its existing shareholders that resulted in the issuance of 3.6 million shares of common stock. For each share of Anacomp common stock held as of the close of business on September 18, 1996, the Company distributed 0.36 rights to purchase an additional share of common stock at a subscription price of $6.875 per share. The Company is using the proceeds of the rights offering, approximately $25 million, for the acquisition of businesses, assets and technologies.

NOTE 15. CAPITAL STOCK:

REORGANIZED COMPANY

PREFERRED STOCK

    The Board of Directors of the Company has the ability, at its discretion, to create one or more series of Preferred Stock and shall determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock.

STOCK OPTION PLANS

    On July 22, 1996, the Company's Board of Directors approved the 1996 Restructure Recognition Incentive Plan. Under this plan, effective August 22, 1996, the Company awarded to employees 947,500 stock options to acquire new common stock and 99,050 shares of restricted new common stock.

    With regard to the stock options, the options were granted at an exercise price of $4.63 per share of new common stock which will result in approximately $3.2 million of compensation expense over the vesting period of the options based on the market value of the stock at August 22, 1996. 75% of the options vest ratably during the period from June 30, 1997 to June 30, 1999. 25% of the options vest on September 30, 1999, provided certain performance goals have been met; otherwise the options vest on June 30, 2003. During 1997 and 1996, approximately $1 million and $200,000, respectively, was recognized as compensation expense related to the options and the above noted restricted stock award. The options expire 10 years after the date of the grant. As of September 30, 1997, 164,950 options were exercisable.

    With regard to the restricted shares of new common stock, the shares vest immediately and thus the Company recognized approximately $0.8 million of compensation expense immediately upon granting the award based on the market value of the Company's stock on August 22, 1996. The shares are restricted from sale or transfer by the recipient employees until after September 30, 1997. Effective December 6, 1996, 34,650 shares of restricted stock were returned by employees to the Company.

    In addition, on February 3, 1997 the Company's shareholders approved the 1996 Long-Term Incentive Plan, which provides for the future issuance of various forms of stock related awards including options, stock appreciation rights and restricted shares. The Company has reserved 1,400,000 shares of new common stock for issuance under this plan. Awards, including the nature of the awards and related exercise prices, are to be determined at the discretion of the Compensation Committee of the Board of Directors in accordance with the plan provisions.

    The Company accounts for its Stock Option Plans in accordance with APB Opinion No. 25 ("APB 25"), under which compensation expense is recognized only to the extent the exercise price of the option is less than the fair market value of a share of stock at the date of grant. During 1995, the Financial

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 15. CAPITAL STOCK: (CONTINUED)
Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensations (SFAS 123), which considers the stock options as compensation expense to the Company, based on their fair value at the date of grant. Under this new standard, the Company has the option of accounting for employee stock option plans as it currently does or under the new method. The Company intends to continue to use the APB 25 method for accounting, but has adopted the disclosure requirements of SFAS 123. Had compensation costs for these plans been determined consistant with SFAS 123, the Company's net loss would have been as follows:

                                                                          TWELVE MONTHS ENDED   FOUR MONTHS ENDED
                                                                           SEPTEMBER 30, 1997   SEPTEMBER 30, 1996
                                                                          --------------------  ------------------
Net loss as reported....................................................       $  (67,811)          $  (22,009)
Pro forma net loss......................................................       $  (69,940)          $  (22,096)
Pro forma loss per share................................................       $    (5.21)          $    (2.20)

    Stock Option activity under the plan was as follows:

                                                                                                    WEIGHTED AVE.
                                                                                                      EXERCISE
                                                                                          SHARES        PRICE
                                                                                        ----------  -------------
OUTSTANDING AT JUNE 1, 1996...........................................................      --           --
Granted...............................................................................     947,500    $    4.63
OUTSTANDING AT SEPTEMBER 30, 1996.....................................................     947,500    $    4.63
Granted...............................................................................     939,205    $   10.64
Canceled..............................................................................    (135,650)   $    4.86
Exercised.............................................................................     (80,000)   $    5.15
                                                                                        ----------       ------
OUTSTANDING AT SEPTEMBER 30, 1997.....................................................   1,671,055    $    7.96
                                                                                        ----------       ------
                                                                                        ----------       ------

    The following information is summarized related to options outstanding at September 30, 1997:

                                                                              WEIGHTED AVE.
                               WEIGHTED AVE.                                EXERCISE PRICE OF
NUMBER OF   RANGE OF EXERCISE    EXERCISE     WEIGHTED AVE.     OPTIONS          OPTIONS
 OPTIONS     PRICE PER SHARE       PRICE      REMAINING LIFE  EXCERCISABLE    EXCERCISABLE
----------  -----------------  -------------  --------------  -----------  -------------------
   743,725  $            4.63    $    4.63       8.89 Years      137,500        $    4.63
   575,598  $     7.95-$11.13    $    9.36       9.22 Years       49,253        $    9.66
   351,732  $    12.50-$14.63    $   12.74       9.68 Years        2,000        $   12.50
----------
 1,671,055
----------

    The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model. The weighted average fair value of options granted during 1997 and 1996, as well as the weighted average assumptions used to determine the fair values are summarized below:

                                                                        1997         1996
                                                                     -----------  -----------
Fair Value of Options Granted......................................  $      6.73  $      6.05

Risk-Free Interest Rate............................................         6.22%        6.57%
Expected Dividend Yield............................................            0%           0%
Expected Volatility................................................           40%          40%
Expected Life......................................................     10 Years     10 Years

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 15. CAPITAL STOCK: (CONTINUED)
WARRANTS

    In connection with the Reorganization discussed in Note 2, Anacomp issued 362,694 new warrants to certain creditors and previous common and preferred stockholders. Each new warrant was convertible into one share of new common stock at an exercise price of $12.23 per share. In connection with the rights offering discussed in Note 14, each new warrant is now convertible into 1.0566 shares of new common stock at an exercise price of $11.57 per share. The new warrants expire on June 3, 2001.

OTHER ITEMS

    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of the Company's common stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of each quarterly offering period. A maximum of 500,000 shares of common stock is available for purchase under the Stock Purchase Plan. No shares are scheduled to be issued prior to March 31, 1998.

    At September 30, 1997, approximately 3.3 million shares of Anacomp new common stock were reserved for exercise of stock options, exercise of warrants, employee stock purchases and other corporate purposes.

PREDECESSOR COMPANY

STOCK OPTION PLANS

    Anacomp's stock option plans provided that the exercise price of the options be determined by the Board of Directors (the "Board"), and in no case be less than 100% of fair market value at the time of grant for qualified options, or less than the par value of the stock for non-qualified options. An option could be exercised subject to such restrictions as the Board may impose at the time the option was granted. In any event, each option terminated not later than 10 years after the date on which it was granted.

    No shares were available for grant at May 31, 1996. Shares available for grant under the plans were 1,401,328 at September 30, 1995. Options outstanding were as follows:

                                                                                                    OPTION PRICE
                                                                                SHARES                PER SHARE
                                                                              -----------  -------------------------------
OUTSTANDING AT SEPTEMBER 30, 1994...........................................    4,208,259  $   1.000     --      $   9.000
Granted.....................................................................    1,355,736       .563     --          2.500
Canceled....................................................................   (2,010,753)      .563     --          4.750
Expired.....................................................................      (20,484)     2.000     --          4.500
Excercised..................................................................      (24,863)      .563     --          2.000
                                                                              -----------  ---------             ---------
OUTSTANDING AT SEPTEMBER 30, 1995...........................................    3,507,895       .563     --          9.000
Granted.....................................................................      677,181       .313     --           .313
Canceled....................................................................   (4,182,076)      .313     --          9.000
Expired.....................................................................       (3,000)     2.000     --          3.500
                                                                              -----------  ---------             ---------
OUTSTANDING AT MAY 31, 1996.................................................      --       $  --         --      $  --
                                                                              -----------  ---------             ---------
                                                                              -----------  ---------             ---------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 15. CAPITAL STOCK: (CONTINUED)

    All options existing at May 31, 1996 were canceled in connection with the Company's Reorganization discussed in Note 2.

WARRANTS

    In October 1990, Anacomp issued 6,825,940 warrants ("Old Warrants") to holders of the 15% Senior Subordinated Notes. Each Old Warrant entitled the holder to purchase one common share at a price of $1.873 and was exercisable through November 11, 2000, the date of expiration. In connection with the Reorganization discussed in Note 2, the Old Warrants were canceled.

NOTE 16. INCOME TAXES:

    The components of income (loss) before income taxes and extraordinary credit were:

                                                  REORGANIZED COMPANY                   PREDECESSOR COMPANY
                                         -------------------------------------------------------------------------

                                           TWELVE MONTHS        FOUR MONTHS      EIGHT MONTHS     TWELVE MONTHS
                                               ENDED               ENDED             ENDED            ENDED
                                         SEPTEMBER 30, 1997  SEPTEMBER 30, 1996  MAY 31, 1996   SEPTEMBER 30, 1995
                                         ------------------  ------------------  -------------  ------------------
                                                                  (DOLLARS IN THOUSANDS)
United States..........................      $  (53,968)         $  (21,602)      $   112,100      $   (209,151)
Foreign................................          12,618               3,993             4,128             5,825
                                               --------            --------      -------------       ----------
                                             $  (41,350)         $  (17,609)      $   116,228      $   (203,326)
                                               --------            --------      -------------       ----------
                                               --------            --------      -------------       ----------

    The components of the consolidated tax provision after utilization of net operating loss carryforwards and the adjustment of tax reserves are summarized below:

                                                   REORGANIZED COMPANY                    PREDECESSOR COMPANY
                                         ---------------------------------------------------------------------------

                                            TWELVE MONTHS         FOUR MONTHS      EIGHT MONTHS     TWELVE MONTHS
                                                ENDED                ENDED             ENDED            ENDED
                                         SEPTEMBER 30, 1997   SEPTEMBER 30, 1996   MAY 31, 1996   SEPTEMBER 30, 1995
                                         -------------------  -------------------  -------------  ------------------
                                                                   (DOLLARS IN THOUSANDS)
Current:
  Federal..............................       $     300            $     600        $   --            $   --
  Foreign..............................           5,400                2,400              3,700            4,800
  State................................             400                  100            --                --
                                                 ------               ------       -------------         -------
                                              $   6,100            $   3,100        $     3,700       $    4,800
Tax reserve adjustment.................           2,800               --                --                 1,200
Non-cash charge in lieu of taxes.......             700                1,300             29,000           29,000
                                                 ------               ------       -------------         -------
                                              $   9,600            $   4,400        $    32,700       $   35,000
                                                 ------               ------       -------------         -------
                                                 ------               ------       -------------         -------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 16. INCOME TAXES: (CONTINUED)
    The income tax provision is included in the Consolidated Statements of Operations as follows:

                                                   REORGANIZED COMPANY                   PREDECESSOR COMPANY
                                         --------------------------------------------------------------------------

                                           TWELVE MONTHS         FOUR MONTHS      EIGHT MONTHS     TWELVE MONTHS
                                               ENDED                ENDED             ENDED            ENDED
                                         SEPTEMBER 30, 1997  SEPTEMBER 30, 1996   MAY 31, 1996   SEPTEMBER 30, 1995
                                         ------------------  -------------------  -------------  ------------------
                                                                   (DOLLARS IN THOUSANDS)
Provision for income taxes before
  extraordinary items..................      $   15,500           $   4,400        $     3,700       $   35,000
Extraordinary gain on discharge of
  indebtedness.........................          --                  --                 29,000           --
Extraordinary loss extinguishment of
  indebtedness.........................          (5,900)             --                --                --
                                                -------              ------       -------------         -------
                                             $    9,600           $   4,400        $    32,700       $   35,000
                                                -------              ------       -------------         -------
                                                -------              ------       -------------         -------

    For the reorganized company, the non-cash charge in lieu of taxes represents the utilization of pre-organization tax benefits which are reflected as reductions in the reorganization asset. For the predecessor company, the non-cash charge in lieu of taxes represents the utilization of pre-acquisition tax benefits which are reflected as reductions to goodwill.

    The following is a reconciliation of income taxes calculated at the United States federal statutory rate to the provision for income taxes:

                                                           REORGANIZED COMPANY            PREDECESSOR COMPANY
                                                      ------------------------------------------------------------

                                                      TWELVE MONTHS    FOUR MONTHS   EIGHT MONTHS   TWELVE MONTHS
                                                          ENDED           ENDED          ENDED          ENDED
                                                      SEPTEMBER 30,   SEPTEMBER 30,     MAY 31,     SEPTEMBER 30,
                                                           1997           1996           1996            1995
                                                      --------------  -------------  -------------  --------------
                                                                         (DOLLARS IN THOUSANDS)
Provision for income taxes at U.S. statutory rate...   $    (14,203)    $  (6,200)    $    40,700    $    (71,200)
Non taxable reorganization income...................        --             --             (43,700)        --
Increase in deferred tax asset valuation
  allowance.........................................        --             --             --               51,400
Nondeductible amortization and write-off of
  intangible assets.................................         24,359         8,300           2,500          40,500
State and foreign income taxes......................          2,677         1,200           2,300           2,800
U.S. tax on distributed and undistributed foreign
  earnings..........................................        --             --             --               12,300
Tax reserve adjustment..............................          2,800        --             --                1,200
Tax effect of pre-reorganization loss not available
  due to ownership change...........................        --             --               2,100         --
Alternative minimum tax.............................            400         1,000         --              --
Other...............................................           (533)          100            (200)         (2,000)
                                                      --------------  -------------  -------------  --------------
                                                       $     15,500     $   4,400     $     3,700    $     35,000
                                                      --------------  -------------  -------------  --------------
                                                      --------------  -------------  -------------  --------------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 16. INCOME TAXES: (CONTINUED)
    The components of deferred tax assets and liabilities at September 30, 1997 and September 30, 1996 are as follows:

                                                                                          REORGANIZED COMPANY
                                                                                      ----------------------------
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
NET DEFERRED TAX ASSET                                                                    1997           1996
------------------------------------------------------------------------------------  -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Tax effects of future differences related to:
  Inventory reserves................................................................   $     9,300    $     7,000
  Depreciation......................................................................         1,900          1,600
  Building reserves.................................................................         1,600            500
  EPA reserve.......................................................................         2,700          2,500
  Sale/leaseback of assets..........................................................          (900)           700
  Restructuring activities..........................................................          (400)         1,200
  Asset sale........................................................................         1,800          2,600
  Bad debt reserve..................................................................         1,700          1,800
  Insurance.........................................................................         1,400        --
  Other.............................................................................         4,600          7,800
  Leases............................................................................        (1,600)        (2,100)
  Capitalized software..............................................................        (2,300)        (2,700)
                                                                                      -------------  -------------
Net tax effects of future differences...............................................        19,800         20,900
                                                                                      -------------  -------------
Tax effects of carryforward benefits:
  Federal net operating loss carryforwards..........................................        59,900         47,900
  Federal general business tax credits..............................................         3,200          3,600
  Foreign tax credits...............................................................         3,000          3,000
                                                                                      -------------  -------------
Tax effects of carryforwards........................................................        66,100         64,500
                                                                                      -------------  -------------
Tax effects of future taxable differences and carryforwards.........................        85,900         85,400
Less deferred tax asset valuation allowance.........................................       (85,900)       (85,400)
                                                                                      -------------  -------------
Net deferred tax asset..............................................................   $   --         $   --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    At September 30, 1997, the Reorganized Company has NOLs of approximately $149.6 million available to offset future taxable income. This amount will increase to $199.1 million as certain temporary differences reverse in future periods. Usage of these NOLs by the Reorganized Company is limited to approximately $4 million annually. However, the Reorganized Company may authorize the use of other tax planning techniques to utilize a portion of the remaining NOLs before they expire. In any event, the Reorganized Company expects that substantial amounts of the NOLs will expire unused.

    The Reorganized Company has tax credit carryforwards of approximately $16.9 million. These tax credits are principally foreign tax credit carryforwards resulting from inclusion of the accumulated earnings and profits of the Reorganized Company's foreign subsidiaries in U.S. taxable income in 1996. The Reorganized Company expects that these credits will expire unused.

    The tax benefits of pre-reorganization net deferred tax assets will be reported first as a reduction of "Reorganization value in excess of identifiable assets" and then as a credit to equity. These tax benefits will not reduce income tax expense.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 17. COMMITMENTS AND CONTINGENCIES:

    Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment. Lease terms generally cover periods from five to twelve years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations, including the unfavorable lease commitments and vacant facilities discussed in Note 1, which extend beyond one year:

                                                                              (DOLLARS IN
YEAR ENDED SEPTEMBER 30,                                                       THOUSANDS)
------------------------------------------------------------------------  --------------------
1998....................................................................       $   15,351
1999....................................................................            6,180
2000....................................................................            2,482
2001....................................................................            1,456
2002....................................................................            1,032
2003 and thereafter.....................................................            6,909
                                                                                  -------
                                                                                   33,410
Less liabilities recorded as of September 30, 1997 related to unfavorable lease commitments and future lease costs for vacant
  facilities ($4.9 million reflected in current liabilities)............           (6,197)
                                                                                  -------
                                                                               $   27,213
                                                                                  -------
                                                                                  -------

    The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $752,000. No material losses in excess of the liabilities recorded are expected in the future.

    In November 1993, Anacomp and Pennant Systems, a division of IBM, announced a joint effort to develop software which will allow Anacomp's XFP 2000 to process and image IBM Advanced Function Presentation ("AFP") formatted data. This program resulted in the XFP 2000 being able to output AFP data streams, including those containing fonts, logos, signatures and other images, onto microfiche.

    As consideration for the development of the AFP, Anacomp paid Pennant Systems a development fee of $6.5 million. Anacomp was also required to pay Pennant Systems minimum annual royalty payments for the licensed system installations for six years and for ongoing system support which began in December 1995 and continues for 10 years. During 1995, Anacomp established a reserve of $8.6 million for future payments to Pennant Systems for software royalty and systems support obligations which were not recoverable as more fully discussed in Note 1. In connection with the Company's financial restructuring during 1996, this contract was renegotiated with Pennant such that the reserve requirements were greatly reduced. The renegotiated contract requires Anacomp to make future license fee payments to Pennant Systems of $625,000 annually through fiscal year 1999, of which $0.6 million is reserved at 9/30/97.

    The Company sold $10.5 million of lease receivables in the twelve months ended September 30, 1995. Under the terms of the sale, the purchasers have recourse to the Company should the receivables prove to be uncollectable. The amount of recourse remaining at September 30, 1997 is $1.2 million.

    Anacomp also is involved in various claims and lawsuits incidental to its business and management believes that the outcome of any of those matters will not have a material adverse effect on its consolidated financial position or results of operations.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 18. SUPPLEMENTARY INCOME STATEMENT INFORMATION:

                                                           REORGANIZED COMPANY            PREDECESSOR COMPANY
                                                      ------------------------------------------------------------

                                                      TWELVE MONTHS    FOUR MONTHS   EIGHT MONTHS   TWELVE MONTHS
                                                          ENDED           ENDED          ENDED          ENDED
                                                      SEPTEMBER 30,   SEPTEMBER 30,     MAY 31,     SEPTEMBER 30,
                                                           1997           1996           1996            1995
                                                      --------------  -------------  -------------  --------------
                                                                         (DOLLARS IN THOUSANDS)
Maintenance and repairs.............................    $   10,550      $   3,505     $     7,243     $   16,609
Depreciation and amortization:
  Property and equipment............................        10,278          3,696           8,573         19,406
  Deferred software costs...........................         1,730            297           1,883          3,449
  Intangible assets.................................        79,156         25,853           6,841         13,143
  Rent and lease expense............................        16,641          5,936          13,958         23,755

NOTE 19. OTHER ACCRUED LIABILITIES:

    Other accrued liabilities consist of the following:

                                                                                           REORGANIZED COMPANY
                                                                                           --------------------
                                                                                              SEPTEMBER 30,
                                                                                           --------------------

                                                                                             1997       1996
                                                                                           ---------  ---------
                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)
Unfavorable lease commitment related to sale/leaseback transactions......................  $   3,755  $   4,550
EPA reserve..............................................................................      6,779      6,961
Other....................................................................................     23,995     25,303
                                                                                           ---------  ---------
                                                                                           $  34,529  $  36,814
                                                                                           ---------  ---------
                                                                                           ---------  ---------

    Xidex Corporation, a predecessor company of Anacomp, was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA reserve noted above relates to its estimated liability for cleanup costs for the aforementioned locations and other sites. No material losses are expected in excess of the liabilities recorded above.

NOTE 20. EARNINGS (LOSS) PER SHARE:

    The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options and exercise of warrants. Fully diluted earnings (loss) per share also reflect additional dilution related to stock options due to the use of the market price at the end of the period, when higher than the average price for the period. For the twelve months ended September 30, 1997, and the four months ended September 30, 1996, earnings per share is presented based on the weighted average shares outstanding before the effect of continently issuable shares, stock options or warrants due to the losses reported for the periods.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 20. EARNINGS (LOSS) PER SHARE: (CONTINUED)
    The weighted average number of common shares outstanding and net income
(loss) per common share for periods prior to May 31, 1996 have not been presented because, due to the Reorganization and implementation of Fresh Start Reporting, they are not comparable to subsequent periods. The weighted average number of common and common equivalent shares used to compute earnings per share is:

                                                                                     TWELVE MONTHS    FOUR MONTHS
                                                                                         ENDED           ENDED
                                                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                                                          1997           1996
                                                                                     --------------  -------------
Common and common equivalent shares................................................     13,432,337     10,033,576

NOTE 21. INTERNATIONAL OPERATIONS:

    Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Information as to U.S. and international operations for the twelve months ended September 30, 1997, the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 is as follows:

TWELVE MONTHS ENDED SEPTEMBER 30, 1997--REORGANIZED COMPANY

                                                                 U.S.     INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                              ----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales..............................................  $  301,377   $  161,133    $      --    $  462,510
Inter-geographic............................................      20,366           --      (20,366)           --
                                                              ----------  ------------  -----------  ------------
Total sales.................................................  $  321,743   $  161,133    $ (20,366)   $  462,510
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Operating income (loss).....................................  $  (30,067)  $   21,552    $      --    $   (8,515)
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Identifiable assets.........................................  $  346,487   $   45,464    $      --    $  391,951
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------

FOUR MONTHS ENDED SEPTEMBER 30, 1996--REORGANIZED COMPANY

                                                                 U.S.     INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                              ----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales..............................................  $  102,733   $   48,809    $      --    $  151,542
Inter-geographic............................................       4,449           --       (4,449)           --
                                                              ----------  ------------  -----------  ------------
Total sales.................................................  $  107,182   $   48,809    $  (4,449)   $  151,542
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Operating income............................................  $  (12,401)  $    6,637    $      --    $   (5,764)
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Identifiable assets.........................................  $  390,088   $   45,333    $      --    $  435,421
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 21. INTERNATIONAL OPERATIONS: (CONTINUED)
EIGHT MONTHS ENDED MAY 31, 1996--PREDECESSOR COMPANY

                                                                 U.S.     INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                              ----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales..............................................  $  227,742   $  106,856    $      --    $  334,598
Inter-geographic............................................      12,592           --      (12,592)           --
                                                              ----------  ------------  -----------  ------------
Total sales.................................................  $  240,334   $  106,856    $ (12,592)   $  334,598
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Operating income............................................  $   34,990   $    6,615    $      --    $   41,605
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------

TWELVE MONTHS ENDED SEPTEMBER 30, 1995--PREDECESSOR COMPANY

                                                                U.S.      INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                             -----------  ------------  -----------  ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Customer sales.............................................  $   404,239   $  186,950    $      --    $  591,189
Inter-geographic...........................................       24,973           --      (24,973)           --
                                                             -----------  ------------  -----------  ------------
Total sales................................................  $   429,212   $  186,950    $ (24,973)   $  591,189
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Operating income (loss)....................................  $  (135,811)  $    7,622    $      --    $ (128,189)
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Identifiable assets........................................  $   350,310   $   70,719    $      --    $  421,029
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

NOTE 22. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                    FIRST       SECOND      THIRD       FOURTH
                                                                   QUARTER     QUARTER     QUARTER      QUARTER
                                                                  ----------  ----------  ----------  -----------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                     AMOUNTS)
FISCAL 1997--REORGANIZED COMPANY
Revenues........................................................  $  116,453  $  114,520  $  114,041  $   117,496
Gross profit....................................................      41,414      38,801      37,782       39,999
Income (loss) before extraordinary loss.........................     (12,914)    (14,566)    (14,856)     (14,514)
Extraordinary loss on extinguishment of debt....................          --     (12,536)        875          700
                                                                  ----------  ----------  ----------  -----------
Net loss to common stockholders.................................  $  (12,914) $  (27,102) $  (13,981) $   (13,814)
                                                                  ----------  ----------  ----------  -----------
                                                                  ----------  ----------  ----------  -----------
Loss per common share (primarily and fully diluted):
Loss available to common stockholders before extraordinary gain
  (loss)........................................................  $    (1.01) $    (1.06) $    (1.08) $     (1.05)
Extraordinary gain (loss) on the extinguishment of debt, net of
  income tax benefit............................................          --        (.92)        .06          .05
                                                                  ----------  ----------  ----------  -----------
Loss available to common stockholders...........................  $    (1.01) $    (1.98) $    (1.02) $     (1.00)
                                                                  ----------  ----------  ----------  -----------
                                                                  ----------  ----------  ----------  -----------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 22. QUARTERLY FINANCIAL DATA (UNAUDITED): (CONTINUED)

                                                               PREDECESSOR COMPANY           REORGANIZED COMPANY
                                                        ---------------------------------------------------------

                                                                                   TWO         ONE
                                                                                  MONTHS      MONTH
                                                                                  ENDED       ENDED
                                                          FIRST       SECOND     MAY 31,    JUNE 30,     FOURTH
                                                         QUARTER     QUARTER       1996       1996      QUARTER
                                                        ----------  ----------  ----------  ---------  ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1996
Revenues..............................................  $  130,265  $  125,911  $   78,422  $  36,786  $  114,756
Gross profit..........................................      40,666      40,411      23,903     11,895      37,692
Income (loss) before extraordinary credit.............       1,053     (10,731)    122,206     (4,372)    (17,637)
Extraordinary gain on discharge of indebtedness.......          --          --      52,442         --          --
Net income (loss).....................................       1,053     (10,731)    174,648     (4,372)    (17,637)
Preferred stock dividends and discount accretion......         540          --          --         --          --
                                                        ----------  ----------  ----------  ---------  ----------
Net income (loss) available to common stockholders....  $      513  $  (10,731) $  174,648  $  (4,372) $  (17,637)
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------
Earnings per common share (primarily and fully
  diluted):
Net loss available to common stockholders.............                                      $    (.44) $    (1.75)
                                                                                            ---------  ----------
                                                                                            ---------  ----------

NOTE 23. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES:

    The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the twelve months ended September 30, 1997 for the periods ended September 30, 1996 and May 31, 1996 and for the twelve months ended September 30, 1995:

                                                                  BALANCE AT   CHARGED TO               BALANCE AT
                                                                   BEGINNING    COSTS AND                 END OF
DESCRIPTION                                                        OF PERIOD    EXPENSES    DEDUCTIONS    PERIOD
----------------------------------------------------------------  -----------  -----------  ----------  -----------
                                                                               (DOLLARS IN THOUSANDS)
TWELVE MONTHS ENDED SEPTEMBER 30, 1997--REORGANIZED COMPANY
  Allowance for doubtful accounts...............................   $   6,768    $    (341)  $      926   $   5,501
                                                                  -----------  -----------  ----------  -----------
                                                                  -----------  -----------  ----------  -----------
FOUR MONTHS ENDED SEPTEMBER 30, 1996--REORGANIZED COMPANY
  Allowance for doubtful accounts...............................   $   7,464    $     388   $    1,084(1)  $   6,768
                                                                  -----------  -----------  ----------  -----------
                                                                  -----------  -----------  ----------  -----------
EIGHT MONTHS ENDED MAY 31, 1996--PREDECESSOR COMPANY
  Allowance for doubtful accounts...............................   $   7,367    $     253   $      156(1)  $   7,464
                                                                  -----------  -----------  ----------  -----------
                                                                  -----------  -----------  ----------  -----------
TWELVE MONTHS ENDED SEPTEMBER 30, 1995--PREDECESSOR COMPANY
  Allowance for doubtful accounts...............................   $   3,550    $   4,670   $      853(1)  $   7,367
                                                                  -----------  -----------  ----------  -----------
                                                                  -----------  -----------  ----------  -----------

(1) Uncollectable accounts written off, net of recoveries.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 24. SUBSEQUENT EVENTS

ACQUISITIONS

    FIRST IMAGE

    On June 18, 1998, the Company completed the acquisition ("Acquisition") of assets constituting substantially all of the business and operations (the "First Image Businesses") of First Image Management Company ("First Image"), a division of First Financial Management Corporation ("FFMC"), a wholly owned subsidiary of First Data Corporation. The Company also assumed substantially all of the ongoing liabilities of the First Image Businesses. The purchase price paid by the Company to FFMC at the closing of the Acquisition was $150.0 million, although a post-closing adjustment has resulted in FFMC returning to the Company $4.2 million to reflect a shortfall in the agreed-upon working capital for the First Image Businesses. The First Image Businesses include (i) image access services, primarily computer output to microfilm and compact disc services (the "IAS Business"), (ii) document print and distribution services such as laser print and mail and demand publishing services (the "DPDS Business") and (iii) document acquisition services such as health care and insurance claims entry and data capture services (the "DAS Business"). The Company will retain and continue to operate the IAS Business. On August 10, 1998, the Company consummated the sale of the DAS Business to ACS Shared Services, Inc., a wholly owned subsidiary of Affiliated Computer Services, Inc., effective July 1, 1998. On July 31, 1998, the Company consummated the sale of the DPDS Business to AccuDocs LLC (formerly known as Southern Micrographix Company LLC), effective August 1, 1998. The sale of both businesses generated $45.0 million in cash for the Company. Combined, the two businesses accounted for 44% of First Image's revenues for the year ended December 31, 1997.

    OTHER

    During the nine months ended June 30, 1998, the Company acquired either the customer bases and other specified assets or the stock of nine businesses. Total consideration paid at closing was $17.9 million, of which approximately $12.5 million was assigned to excess of purchase price over net assets acquired.

    The aggregate purchase prices consisted of $17.0 million cash at closing, $0.9 million in assumed liabilities and contingent cash payments of up to $10.9 million based upon future operating results of the acquired businesses over the next 10 years.

SENIOR DEBT REFINANCING

    On June 15, 1998, the Company entered into a new $80 million senior secured revolving credit facility (the "New Facility") to replace its existing $80 million senior secured term loan and revolving credit facility. The New Facility is secured by substantially all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. Among other restrictions, the New Facility contains certain covenants with respect to the Company relating to limitations on additional debt, limitation on mergers and acquisitions, limitations on liens, minimum EBITDA, interest coverage and leverage ratios.

10 7/8% SENIOR SUBORDINATED NOTES

    On June 18, 1998, the Company issued $135 million of additional 10 7/8% Senior Subordinated Notes (the "New Notes"). The New Notes were sold at 104% of the face amount to yield proceeds of $140.4 million which resulted in a $5.4 million premium to be offset against interest expense over the life of the

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 24. SUBSEQUENT EVENTS (CONTINUED)
New Notes. The proceeds of the New Notes, along with available cash, were used to finance the acquisition of the First Image Businesses.

    The New Notes are not redeemable at the option of the Company prior to April 1, 2000. On or after such date and until April 1, 2003, the New Notes will be redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest. On or after April 1, 2003, the New Notes may be redeemable at 100% plus accrued and unpaid interest. Prior to April 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined), to redeem up to 35% of the aggregate principal amount at a redemption price equal to 110.875% plus unpaid interest to the date of redemption, provided that at least $87.75 million of the aggregate principal amount of New Notes originally issued remains outstanding after such redemption. Also, upon a Change of Control (as defined), the Company is required to make an offer to purchase the New Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest. The New Notes have no sinking fund requirements and are due in full on April 1, 2004.

    The New Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

    The indenture related to the New Notes contains covenants with respect to the Company related to limitations of indebtedness of the Company and its restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/ leaseback transactions and limitations on mergers, consolidations or sales of substantially all of the Company's assets.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANACOMP, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ANACOMP, INC. OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                                    PAGE
                                                    -----
Available Information..........................           2
Forward Looking Statements.....................           3
Prospectus Summary.............................           4
Risk Factors...................................          18
Use of Proceeds................................          23
Capitalization.................................          24
The Acquisition and Related Dispositions.......          25
Unaudited Pro Forma Consolidated Financial
  Information..................................          29
Selected Consolidated Financial Data...........          34
The Exchange Offer.............................          36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          43
Business.......................................          49
Management.....................................          63
Security Ownership of Certain Beneficial Owners
  and Management...............................          75
Certain Relationships and Related
  Transactions.................................          76
Description of Notes...........................          77
Description of the New Revolving Credit
  Facility.....................................         104
Certain U.S. Federal Income Tax
  Considerations...............................         106
Plan of Distribution...........................         106
Legal Matters..................................         107
Experts........................................         107
Index to Consolidated Financial Statements.....         F-1

    UNTIL            , 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  [LOGO]                [LOGO]

                             OFFER TO EXCHANGE ITS
                                10 7/8% SERIES D
                           SENIOR SUBORDINATED NOTES
                                   DUE 2004,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                                10 7/8% SERIES C
                           SENIOR SUBORDINATED NOTES
                                    DUE 2004

                                 --------------

                                   PROSPECTUS
                                 --------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including counsel fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, vote of directors or stockholders, or otherwise.

    Article IX of the Company's Amended and Restated Articles of Incorporation allows the Company to indemnify any person in connection with any claim, action, suit or proceeding arising by reason of such person's status as a director, officer, employee or agent of the Company or service at the request of the Company as a director, officer, employee, agent or fiduciary of another entity, if such person is wholly successful with respect to the claim, action, suit or proceeding or, if not wholly successful, if such person acted in good faith in what the person reasonably believed to be in the best interests of the Company or at least not opposed to its best interests and, with respect to any criminal proceeding, is determined to have had reasonable cause to believe that such person's conduct was lawful or had no reasonable cause to believe that the conduct was unlawful.

    The foregoing statements are subject to the detailed provisions of the IBCL and the Company's Amended and Restated Articles of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

  EXHIBIT
    NO.                                                        DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------------------

       2.1          --  Third Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries.(1)
       2.2          --  Asset Purchase Agreement, dated as of May 5, 1998, among the Company, First Financial Management
                        Corporation and First Data Corporation.(2)
       2.3          --  Amendment No. 1, dated June 18, 1998, to Asset Purchase Agreement, dated as of May 5, 1998, among
                        Anacomp, Inc., First Financial Management Corporation and First Data Corporation.
       3.1          --  Amended and Restated Articles of Incorporation of the Company.(3)
       3.2          --  Amended and Restated Bylaws of the Company.(3)
       4.1          --  Form of Common Stock Certificate.(3)
       4.2          --  Warrant Agreement, dated as of June 4, 1996, between the Company and ChaseMellon Shareholder
                        Services, L.L.C.(3)
       4.3          --  Form of Warrant Certificate.(3)
       4.4          --  Indenture, dated as of March 24, 1997, between the Company and IBJ Schroder Bank & Trust Company, as
                        trustee, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004, Series A and 10 7/8%
                        Senior Subordinated Notes due 2004, Series B.(4)
       4.5          --  First Supplemental Indenture, dated as of June 12, 1998, to the Indenture, dated as of March 24,
                        1997, between Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust

  EXHIBIT
    NO.                                                        DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------------------
                        Company, as trustee, relating the 10 7/8% Senior Subordinated Notes due 2004, Series A and the
                        10 7/8% Senior Subordinated Notes due 2004, Series B (containing, as exhibits, specimens of such
                        Series A Notes and Series B Notes).(2)
       4.6          --  Indenture, dated as of June 18, 1998, between the Company and IBJ Schroder Bank & Trust Company, as
                        trustee, relating to the Company's 10 7/8% Series C Senior Subordinated Notes due 2004 and 10 7/8%
                        Series D Senior Subordinated Notes due 2004.(2)
       4.7          --  Purchase Agreement, dated June 12, 1998, between the Company and NatWest Capital Markets Limited, relating to the Company's 10% Series C Senior Subordinated Notes due 2004.(2)
       4.8          --  Exchange and Registration Rights Agreement, dated June 18, 1998, between the Company and NatWest
                        Capital Markets Limited, relating to the Company's 10 7/8% Series C Senior Subordinated Notes due
                        2004 and 10 7/8% Series D Senior Subordinated Notes due 2004.(4)
       4.9          --  Form Letter of Transmittal, relating to the Company's 10 7/8% Series C Senior Subordinated Notes due
                        2004 and 10 7/8% Series D Senior Subordinated Notes due 2004.
       5.1          --  Opinion of Cadwalader, Wickersham & Taft.
       8.1          --  Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      10.1          --  Employment Agreement, effective January 6, 1997, between the Company and Ralph W. Koehrer. (5)
      10.2          --  Employment Agreement, effective March 1, 1992, between the Company and Thomas R. Simmons.(6)
      10.3          --  Employment Agreement, effective February 15, 1996, between the Company and Donald L. Viles.(7)
      10.4          --  Employment Agreement, effective February 15, 1996, between the Company and Gary M. Roth.(8)
      10.5          --  Employment Agreement, effective February 15, 1996, between the Company and Ray L. Dicasali.(8)
      10.6          --  Employment Agreement, effective February 15, 1996, between the Company and Frederick F. Geyer.
      10.7          --  Revolving Credit Agreement, dated as of June 15, 1998, among Anacomp, Inc., the various lending institutions named therein and BankBoston, N.A. as agent.(2)
     10.10          --  Common Stock Registration Rights Agreement, dated as of June 4, 1996, by and among the Company and
                        Holders of Registrable Shares.(3)
     10.11          --  Amended and Restated Master Supply Agreement, dated October 8, 1993, by and among the Company, SKC
                        America, Inc. and SKC Limited.(6)
     10.12          --  First Cumulative Amendment to the Amended and Restated Master Supply Agreement, dated May 17, 1996, by and among the Company, SKC America, Inc. and SKC Limited.(9)
      12.1          --  Statement regarding computation of ratio of earnings to fixed charges.
      12.2          --  Statement regarding computation of pro forma ratio of earnings to fixed charges.
      21.1          --  Subsidiaries.(8)
      23.1          --  Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      23.2          --  Consent of Arthur Andersen LLP.
      23.3          --  Consent of Ernst & Young LLP.
      24.1          --  Powers of Attorney pursuant to which amendments to this Registration Statement may be filed (included in the signature page).
      25.1          --  Statement of Eligibility and Qualification on Form T-1 of IBJ Schroder Bank & Trust Company.

------------------------

(1) Incorporated by reference to the Company's Form 8-A filed with the Securities and Exchange Commission on May 15, 1996 (File No. 0-7641)

(2) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 24, 1998 (File No. 1-8328).

(3) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 19, 1996 (File No. 1-8328).

(4) Incorporated by reference to the Company's Registration Statement to Form S-4 filed with the Securities and Exchange Commission on April 16, 1997 (File No. 333-25281).

(5) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended December 31, 1997.

(6) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

(7) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1996.

(8) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1997.

(9) Incorporated by reference to the Company's Pre-Effective Amendment No. 1 to Form S-1 filed with the Exchange Commission on September 19, 1996 (File No. 333-9395).

(b) Financial Statement Schedules.

    Financial Statement Schedules are not filed herewith because the Schedules are either inapplicable or the required information is represented in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on August 17, 1998.

                                ANACOMP, INC.

                                By:             /s/ RALPH W. KOEHRER
                                     -----------------------------------------
                                                  RALPH W. KOEHRER
                                       President, Chief Executive Officer and
                                                      Director

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph W. Koehrer, Donald L. Viles and George C. Gaskin, Esq. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 17, 1998

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
     /s/ RALPH W. KOEHRER         Officer and Director
------------------------------    (Principal Executive
       RALPH W. KOEHRER           Officer)

                                Executive Vice President
     /s/ RALPH W. KOEHRER         and Chief Financial
------------------------------    Officer (Principal
       DONALD L. VILES            Financial and Accounting
                                  Officer)

    /s/ RICHARD D. JACKSON
------------------------------  Co-Chairman of the Board
      RICHARD D. JACKSON          of Directors

      /s/ LEWIS SOLOMON
------------------------------  Co-Chairman of the Board
        LEWIS SOLOMON             of Directors

     /s/ TALTON R. EMBRY
------------------------------  Director
       TALTON R. EMBRY

    /s/ DARIUS W. GASKINS
------------------------------  Director
    DARIUS W. GASKINS, JR.

    /s/ JAY P. GILBERTSON
------------------------------  Director
      JAY P. GILBERTSON

   /s/ GEORGE A. POOLE, JR.
------------------------------  Director
     GEORGE A. POOLE, JR.

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                                    DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------

       2.1          --  Third Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries.(1)
       2.2          --  Asset Purchase Agreement, dated as of May 5, 1998, among the Company, First Financial
                        Management Corporation and First Data Corporation.(2)
       2.3          --  Amendment No. 1, dated as of June 18, 1998, to Asset Purchase Agreement, dated as of May 5,
                        1998, among Anacomp, Inc., First Financial Management Corporation and First Data
                        Corporation.
       3.1          --  Amended and Restated Articles of Incorporation of the Company.(3)
       3.2          --  Amended and Restated Bylaws of the Company.(3)
       4.1          --  Form of Common Stock Certificate.(3)
       4.2          --  Warrant Agreement, dated as of June 4, 1996, between the Company and ChaseMellon Shareholder
                        Services, L.L.C.(2)
       4.3          --  Form of Warrant Certificate.(3)
       4.4          --  Indenture, dated as of March 24, 1997, between the Company and IBJ Schroder Bank & Trust
                        Company, as trustee, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004,
                        Series A and 10 7/8% Senior Subordinated Notes due 2004, Series B.(4)
       4.5          --  First Supplemental Indenture, dated as of June 12, 1998, to the Indenture, dated as of March
                        24, 1997, between Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust Company, as trustee, relating the 10 7/8% Senior Subordinated Notes due 2004, Series A and the 10 7/8%
                        Senior Subordinated Notes due 2004, Series B (containing, as exhibits, specimens of such
                        Series A Notes and Series B Notes).(2)
       4.6          --  Indenture, dated as of June 18, 1998, between the Company and IBJ Schroder Bank & Trust
                        Company, as trustee, relating to the Company's 10 7/8% Series C Senior Subordinated Notes
                        due 2004 and 10 7/8% Series D Senior Subordinated Notes due 2004.(2)
       4.7          --  Purchase Agreement, dated June 12, 1998, between the Company and NatWest Capital Markets
                        Limited, relating to the Company's 10% Series C Senior Subordinated Notes due 2004.(2)
       4.8          --  Exchange and Registration Rights Agreement, dated June 18, 1998, between the Company and
                        NatWest Capital Markets Limited, relating to the Company's 10 7/8% Series C Senior
                        Subordinated Notes due 2004 and 10 7/8% Series D Senior Subordinated Notes due 2004.(2)
       4.9          --  Form Letter of Transmittal, relating to the Company's 10 7/8% Series C Senior Subordinated
                        Notes due 2004 and 10 7/8% Series D Senior Subordinated Notes due 2004.
       5.1          --  Opinion of Cadwalader, Wickersham & Taft.
       8.1          --  Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      10.1          --  Employment Agreement, effective January 6, 1997, between the Company and Ralph W. Koehrer.
                        (5)
      10.2          --  Employment Agreement, effective March 1, 1992, between the Company and Thomas R. Simmons.(6)
      10.3          --  Employment Agreement, effective February 15, 1996, between the Company and Donald L.
                        Viles.(7)
      10.4          --  Employment Agreement, effective February 15, 1996, between the Company and Gary M. Roth.(8)
      10.5          --  Employment Agreement, effective February 15, 1996, between the Company and Ray L.
                        Dicasali.(8)

  EXHIBIT
    NO.                                                    DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
      10.6          --  Employment Agreement, effective February 15, 1996, between the Company and Frederick F.
                        Geyer.
      10.7          --  Revolving Credit Agreement, dated as of June 15, 1998, among Anacomp, Inc., the various lending institutions named therein and BankBoston, N.A. as agent.(2)
     10.10          --  Common Stock Registration Rights Agreement, dated as of June 4, 1996, by and among the
                        Company and Holders of Registrable Shares.(3)
     10.11          --  Amended and Restated Master Supply Agreement, dated October 8, 1993, by and among the
                        Company, SKC America, Inc. and SKC Limited.(6)
     10.12          --  First Cumulative Amendment to the Amended and Restated Master Supply Agreement, dated May
                        17, 1996, by and among the Company, SKC America, Inc. and SKC Limited.(9)
      12.1          --  Statement regarding computation of ratio of earnings to fixed charges.
      12.2          --  Statement regarding computation of pro forma ratio of earnings to fixed charges.
      21.1          --  Subsidiaries.(8)
      23.1          --  Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      23.2          --  Consent of Arthur Andersen LLP.
      23.3          --  Consent of Ernst & Young LLP.
      24.1          --  Powers of Attorney pursuant to which amendments to this Registration Statement may be filed
                        (included in the signature page).
      25.1          --  Statement of Eligibility and Qualification on Form T-1 of IBJ Schroder Bank & Trust Company.

------------------------

(1) Incorporated by reference to the Company's Form 8-A filed with the Securities and Exchange Commission on May 15, 1996 (File No. 0-7641)

(2) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 24, 1998 (File No. 1-8328).

(3) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 19, 1996 (File No. 1-8328).

(4) Incorporated by reference to the Company's Registration Statement to Form S-4 filed with the Securities and Exchange Commission on April 16, 1997 (File No. 333-25281).

(5) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended December 31, 1997.

(6) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

(7) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1996.

(8) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1997.

(9) Incorporated by reference to the Company's Pre-Effective Amendment No. 1 to Form S-1 filed with the Exchange Commission on September 19, 1996 (File No. 333-9395).